    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST   , 1997

                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               OCEAN ENERGY, INC.
                                     ISSUER

                               OCEAN ENERGY, INC.
                                  AS GUARANTOR
             (Exact name of Registrant as specified in its charter)

                                             1311                          72-127752
           DELAWARE                          1311                         72-1210660
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                                                                        ROBERT K. REEVES
      8440 JEFFERSON HIGHWAY, SUITE 420                           500 DOVER BLVD., SUITE 300
         BATON ROUGE, LOUISIANA 70809                             LAFAYETTE, LOUISIANA 70503
                (504) 927-1450                                         (318) 989-5928
  (Address, including zip code and telephone              (Address, including zip code and telephone
 number, including area code, of registrant's              number, including area code, of agent for
         principal executive office)                                       service)

                                    COPY TO:

                                JOHN F. WOMBWELL
                             ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                           HOUSTON, TEXAS 77002-3090
                                 (713) 220-4200

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                    PROPOSED            PROPOSED
          TITLE OF EACH CLASS OF              AMOUNT TO BE      MAXIMUM OFFERING    MAXIMUM AGGREGATE       AMOUNT OF
       SECURITIES TO BE REGISTERED             REGISTERED      PRICE PER SHARE(1)   OFFERING PRICE(1)  REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------------------
8 7/8% Senior Subordinated Notes
  due 2007, Series B......................    $200,000,000            100%            $200,000,000           $60,607
==================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST   , 1997
PROSPECTUS
                              [OCEAN ENERGY LOGO]

                               OFFER TO EXCHANGE

 $1,000 PRINCIPAL AMOUNT OF 8 7/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B
                FOR EACH $1,000 PRINCIPAL AMOUNT OF OUTSTANDING
              8 7/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES A
            ($200,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                            ------------------------
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON             , 1997, UNLESS EXTENDED
                            ------------------------
     Ocean Energy, Inc., a Delaware corporation (the "Company"), formerly Flores & Rucks, Inc., hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of its 8 7/8% Senior Subordinated Notes Due 2007, Series B (the "Exchange Notes"), in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 8 7/8% Senior Subordinated Notes due 2007, Series A (the "Old Notes"), of which $200,000,000 aggregate principal amount is outstanding (the "Exchange Offer"). The Exchange Notes and the Old Notes are sometimes referred to herein collectively as the "Notes."

     The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the date
the Exchange Offer expires, which will be             , 1997 unless the Exchange
Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

     The Exchange Notes will be obligations of the Company entitled to the benefits of the indenture relating to the Notes (the "Indenture"). The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. Following the Exchange Offer, any holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and, as a general matter, the Company will not have any further obligation to such holders to provide for registration under the Securities Act of transfers of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."
                                                        (continued on next page)
                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.
                            ------------------------
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
               THE DATE OF THIS PROSPECTUS IS             , 1997.

     The Old Notes were sold by the Company on July 2, 1997, to Merrill Lynch & Co., Bear, Stearns & Co., Inc., Chase Securities Inc. Lehman Brothers and Morgan Stanley Dean Witter (the "Initial Purchasers") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Offering"). The Initial Purchasers placed the Old Notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers" or "QIBs"), each of whom agreed to comply with certain transfer restrictions and other restrictions. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereby in order to satisfy the obligations of the Company under a registration rights agreement among the Company and the Initial Purchasers relating to the Old Notes (the "Registration Rights Agreement").

     The Exchange Notes will bear interest at a rate of 8 7/8% per annum, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1998. Holders of Exchange Notes of record on January 1, 1998, will receive on January 15, 1998, an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to January 15, 1998, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (July 2, 1997) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on July 15, 2007.

     Old Notes were initially represented by a single, global Old Note (the "Old Global Note") in registered form, registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC" or the "Depositary"), as depositary. The Exchange Notes exchanged for Old Notes represented by the Old Global Note will be initially represented by a single, global Exchange Note (the "Exchange Global Note") in registered form, registered in the name of the Depositary. See "Book-Entry; Delivery and Form." References herein to "Global Note" shall be references to the Old Global Note and the Exchange Global Note.

     Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "SEC"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Old Notes or the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq Stock Market. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, and the market for similar securities as well as the Company's results of operations and its financial condition. See "Risk Factors."

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Certain terms relating to the oil and gas business are defined in the "Glossary of Certain Oil and Gas Terms" section of this Prospectus. Unless the context indicates otherwise, references in this Prospectus to "OEI" or the "Company" are to Ocean Energy, Inc., a Delaware corporation, its predecessors and their respective subsidiaries. On June 17, 1997, the Company changed its name from Flores & Rucks, Inc. to Ocean Energy, Inc. The estimates of the Company's proved reserves as of December 31, 1996 set forth in this Prospectus are based on the report of Netherland, Sewell & Associates, Inc. ("Netherland Sewell"). The estimates of the Company's proved reserves as of March 31, 1997 set forth in this Prospectus were prepared by the Company.

     This Prospectus contains certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors."

                                  THE COMPANY

     The Company is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas with operations focused primarily in the Eastern and Central Gulf of Mexico and on coastal onshore Louisiana, some of the most prolific oil and gas producing regions in the United States. As of March 31, 1997, the Company had estimated proved reserves of approximately 59.9 MMBbls of oil and 167.4 Bcf of natural gas, or an aggregate of approximately 87.8 MMBOE, with a Present Value of Future Net Revenues of approximately $498.5 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $420.0 million. On a BOE basis, approximately 68% of the Company's proved reserves on such date were oil. The majority of the Company's existing proved reserves are attributable to Company operated wells or leases, and approximately 74% of these reserves were classified as proved developed at March 31, 1997.

     In order to reduce risks and lower drilling costs, the Company uses state-of-the-art seismic evaluation technology in its exploitation and exploration activities. The seismic evaluation technology is integrated with subsurface data to improve the Company's ability to properly define the structural and stratigraphic features that potentially contain accumulation of hydrocarbons. As of May 31, 1997, the Company owned approximately 1,700 square miles of 3-D seismic data and over 20,000 linear miles of 2-D seismic data on and around its core properties.

     The Company's operations are located primarily in three geographically concentrated areas consisting of the Mississippi River Delta area (the "Delta Area"), the Central Gulf of Mexico area (the "Central Gulf Area") and onshore Louisiana. The Delta Area is located primarily in federal and state waters offshore in the Mississippi River deltaic region and consists of interests in 10 fields and encompasses 108,557 gross (95,277 net) acres. The Delta Area contains approximately 500 producing wells and includes three of the top 20 fields in the Gulf of Mexico based on total historical production. The Central Gulf Area, which contains approximately 50 producing wells, consists of interests in nine oil and gas producing fields and related production facilities primarily situated in the shallow federal waters of the central Gulf of Mexico, offshore Louisiana. The Central Gulf Area encompasses 76,062 gross (50,224 net) acres. The Louisiana onshore exploratory area (the "Onshore Exploratory Area") consists of leasehold and seismic lease options totaling 62,143 gross (45,962 net) acres located within the Mallard Bay and Lacassine fields in Cameron Parish, Louisiana. The Company's fields provide significant opportunities to enhance current production and ultimate reserve recoveries through development and exploratory drilling, recompletions and infill and horizontal drilling. Primarily by capitalizing on these opportunities, the Company has increased its average daily production by 133% from 15,047 BOE for the year ended December 31, 1994 to 35,089 BOE for the three months ended March 31, 1997.

                              RECENT DEVELOPMENTS

     Effective January 1, 1997, the Company sold all of its interest in the South Marsh Island Block 269 field located in federal waters offshore Louisiana for $37.2 million. This field was acquired in September 1996 as part of the acquisition of the Central Gulf Area and was sold primarily due to its non-strategic nature, given it consisted solely of non-operated minority working interests.

     On March 7, 1997, the Company consummated the acquisition from Chevron USA, Inc. of certain interests in various state leases in the Main Pass Block 69 field, offshore Plaquemines Parish, Louisiana for a gross purchase price of $55.7 million. This acquisition consisted of interests in leases which include interests in 27 producing wells located on 5,898 gross acres strategically situated contiguous to the Company's existing Main Pass Block 69 holdings. Such acquisition provides the Company with the opportunity to benefit from operational leverage and realize economies of scale through the use of current Delta Area personnel and facilities.

     In April of 1997, the Company announced that it had entered into a deepwater joint venture with a major integrated oil company involving 27 federal blocks located in the deepwater area of the Gulf of Mexico. The major oil company currently has production in the deepwater areas of the Gulf of Mexico and brings a significant deepwater technical effort and secured rig availability to the joint venture. Preliminary geological review has identified six distinct plays across the 27 blocks.

STRENGTHS

     The Company believes it has unique strengths that position it to continue as a successful independent operator in the Gulf of Mexico and coastal onshore Louisiana, including the following:

     Quality of existing operations. The Company's Delta Area and Central Gulf Area fields are among the most productive fields in the Gulf of Mexico based on total historical production. These fields have extensive production histories and contain significant reserve and production enhancement opportunities. Production from these fields has been predominantly from the upper 12,000 feet of sediment. While cumulative historical production from these horizons has exceeded one billion BOE, the Company believes that potential may exist for additional reserves to be found at these horizons, as well as deeper horizons. As of May 31, 1997, the Company's properties collectively comprised over 208,600 net acres of leases and seismic options (98,876 of which are held by production)

     Extensive Technological Database. The Company owns approximately 1,700 square miles of 3-D seismic data and over 20,000 linear miles of 2-D seismic data in and around its core properties. OEI uses state-of-the-art seismic evaluation technology in its exploitation and exploration activities in order to reduce risks and lower costs. The seismic evaluation technology is integrated with subsurface data from over 12,000 wells to improve the Company's ability to properly define the structural and stratigraphic features which potentially contain accumulations of hydrocarbons. The Company employs over 50 geoscientists and engineers to integrate and evaluate this expansive well and seismic data base. Management believes the availability of 3-D seismic coverage for the Gulf of Mexico at reasonable costs enhances the potential for returns on exploration and development activities.

     Efficient operator. The Company is the operator of over 90% of its wells, allowing it to control expenses, capital allocation and the timing of development and exploitation of its fields. Since 1992, the Company has decreased lease operating expenses by 26%, from $5.45 per BOE for the period from inception (April 20, 1992) through December 31, 1992 to $4.02 per BOE for the three months ended March 31, 1997. Prior to the Company's ownership, lease operating expenses for the portion of the Delta Area purchased in 1993 in 1989, 1990, and 1991 were $8.15, $10.58, and $9.74, respectively, per BOE and lease operating expenses at the portion of the Delta Area purchased in 1992 in 1989, 1990 and 1991 were $6.59, $11.33 and $8.17, respectively, per BOE.

     Expertise in the Gulf of Mexico. Management believes the Company's existing asset base and personnel provide it with competitive advantages for operating in the Gulf of Mexico. The Company's senior operating personnel as well as its over 50 geoscientists and engineers have substantial experience, largely through tenure at major oil companies, in the technical challenges arising from exploitation and exploration of this region. The Company has also assembled a team of field personnel, most with over 15 years of experience operating in the Company's core areas. Management has extensive experience and good working relationships with federal, state and local regulatory agencies in this region.

     Expandable base of operations. The Company has additional capacity available at its Delta Area and Central Gulf Area production facilities, which can provide a foundation for further acquisition, exploitation and exploration in the Gulf of Mexico to achieve additional production at relatively low incremental costs.

Because of the strategic location of the production facilities in these core areas, the excess capacity can be used to provide services to third parties operating in the area. The Company also believes that its operating and administrative personnel and systems can efficiently manage the addition of producing properties and related operations through geographic concentration, technical expertise and economies of scale based on existing infrastructure and the maintenance of low overhead costs.

BUSINESS STRATEGY

     The Company's strategy is to increase shareholder value by increasing its reserve base and by continuing to decrease unit costs. The Company intends to grow its oil and gas reserves by capitalizing on its strengths through the exploitation of its existing properties, the exploration for new oil and gas reserves on its existing properties and elsewhere and the acquisition of additional properties with exploitation and exploration potential. The Company intends to decrease unit costs by increasing production in its existing areas of operation. The Company is implementing this strategy by:

     Continuing development and exploitation of existing properties. The Company is actively pursuing the development of its existing properties to fully exploit its reserves through recompletions, horizontal and development drilling, waterfloods and 3-D seismic enhanced exploitation drilling. OEI uses advanced technology in its exploitation and exploration activities in order to reduce risks and lower costs. Further, the Company seeks to drill wells with multiple pay objectives, allowing it to reduce the risk of exploring deeper prospects by attempting to exploit shallow reservoirs in the same well. Primarily as a result of its development and exploitation drilling success, the Company has increased its average daily production by 133% from 15,047 BOE for the year ended December 31, 1994 to 35,089 BOE for the three months ended March 31, 1997. The Company currently has an inventory of over 350 reserve and production enhancement projects on its existing properties. In light of these projects, the Company increased its development and exploitation drilling capital expenditures from approximately $82 million in 1996 and has budgeted approximately $120 million for 1997.

     Expanding exploration program. The Company is expanding its exploration program in the Louisiana Gulf which is designed to provide exposure to selected higher risk, higher potential rate of return prospects. The Company currently intends to divide its drilling budget equally between exploratory and development drilling. The Company has increased its exploratory drilling expenditures from approximately $32 million in 1996 to approximately $120 million in 1997. In order to reduce exploration risk, the Company will apply state-of-the-art technology to identify prospects and, where possible, select well locations with multiple pay objectives. The Company also considers, in selected circumstances, selling a portion of a prospect to an industry partner while preferably remaining as operator. The Company has entered into a deepwater joint venture with a major integrated oil company involving 27 federal blocks located in the deepwater area of the Gulf of Mexico. The major oil company currently has production on other blocks in deepwater areas of the Gulf of Mexico and brings a significant deepwater technical effort and secured rig availability to the joint venture.

     Pursuing strategic acquisitions and joint ventures. The Company is continually evaluating opportunities to acquire or enter into joint ventures involving producing and exploratory properties which may possess, among others, one or more of the following characteristics: (i) close proximity to the Company's existing operations, (ii) potential opportunities to increase reserves through exploratory drilling and additional recovery or enhancement techniques or (iii) potential opportunities to reduce expenses through more efficient operations. While the Company focuses primarily on acquisitions and joint ventures involving producing and exploratory properties with large acreage positions, it evaluates a broad range of potential transactions. Company personnel have substantial training, experience, and an in-depth knowledge of the Gulf of Mexico area, as well as established relationships with a number of major and large independent energy companies operating in this region. These factors, in combination with the utilization of state-of-the-art geological and engineering technology, assist in identifying properties that meet the Company's acquisition and joint venture objectives.

     The Company is a corporation organized under the laws of the State of Delaware. The Company's principal executive offices are located at 8440 Jefferson Highway, Suite 420, Baton Rouge, Louisiana 70809, and its telephone number is (504) 927-1450.

                       SUMMARY OF TERMS OF EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $200,000,000 aggregate principal amount of Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. See "Description of the Notes."

REGISTRATION RIGHTS
AGREEMENT..................  The Old Notes were sold by the Company on July 2,
                             1997 to the Initial Purchasers pursuant to a Purchase Agreement, dated July 2, 1997 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement which, among other things, grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement.

THE EXCHANGE OFFER.........  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered and accepted pursuant to the Exchange Offer. As of the date hereof, $200,000,000 in aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes promptly following the Expiration Date. The terms of the Exchange Notes are identical in all material respects to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes.

                             In addition, to comply with the securities laws of certain states of the United States, it may be necessary to qualify for sale or register thereunder the Exchange Notes prior to offering or selling such Exchange Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the Exchange Notes for offer or sale under the securities laws of such states as any holder reasonably requests in writing. Unless a holder so requests, the Company does not intend to register or qualify the offer or sale of the Exchange Notes in any such jurisdiction.

RESALE.....................  Based on existing interpretations of the Securities
                             Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act,
                             (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there is no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties. See "The Exchange
                             Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

EXPIRATION DATE............  5:00 p.m., New York City time, on             ,
                             1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration
                             Date; Extensions; Amendments."

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  OLD NOTES................  The Exchange Notes will bear interest at a rate of
                             8 7/8% per annum, payable semi-annually on January 15 and July 15 of each year, commencing January, 1998. Holders of Exchange Notes of record on January 1, 1998, will receive on January 15, 1998, an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to January 15, 1998, plus
                             (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (July 2, 1997) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on July 15, 2007.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to the occurrence of certain conditions. The Company does not expect any of such conditions to occur, although there can be no assurance that such conditions will not occur. Holders of Old Notes will have certain rights under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange
                             Offer -- Conditions to the Exchange Offer" and "Description of the Notes -- Registered Exchange Offer; Registration Rights."

PROCEDURES FOR TENDERING
OLD NOTES..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to The Bank of New York, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. See "The Exchange Offer -- Procedures for Tendering."

                             Following consummation of the Exchange Offer, holders of Old Notes not tendered as a general matter will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. see "The Exchange Offer -- Consequences of Failure to Exchange."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either (a) make appropriate arrangements to register ownership of the Old Notes in such holder's name or (b) obtain a properly completed bond power from the registered holder or endorsed certificates representing the Old Notes to be tendered. The transfer of record ownership may take considerable time, and completion of such transfer prior to the Expiration Date may not be possible. See "The Exchange
                             Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES.................  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available, or who cannot deliver their Old Notes (or complete the procedure for book-entry transfer) and deliver a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange
                             Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF EXCHANGE
  NOTES....................  Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange
                             Offer -- Termination"), the Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. See "The Exchange
                             Offer -- Procedures for Tendering." The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

EXCHANGE AGENT.............  State Street Bank and Trust Company, the Trustee
                             under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing and hand delivery address of the Exchange Agent is State Street Bank and Trust Company, 777 Main Street, MSN 238, Hartford, Connecticut, 06115, Attention: Elizabeth Hammer. For assistance and request for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, the telephone number for the Exchange Agent is
                             (860) 986-2064, and the facsimile number for the Exchange Agent is (860)986-7920. All communications should be directed to the attention of Elizabeth Hammer.

EFFECT ON HOLDERS OF OLD
  NOTES....................  Holders of Old Notes who do not tender their Old
                             Notes in the exchange offer will continue to hold their Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes could be adversely affected. See "Risk Factors -- Consequences of Exchange and Failure to Exchange."

 See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

Securities Offered.........  $200,000,000 principal amount of 8 7/8% Senior
                             Subordinated Notes due 2007 Series B.

Maturity Date..............  July 15, 2007.

Interest Payment Dates.....  Interest on the Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 1998.

Optional Redemption........  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time prior to July 15, 2000, the Company may, subject to certain requirements, redeem up to $70 million of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings by the Company at a redemption price equal to 108.875% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $130 million of the aggregate principal amount of the Notes remains outstanding after each such redemption. See "Description of the Notes -- Redemption."

Guarantee..................  The Exchange Notes will be initially guaranteed
                             (the "Subsidiary Guarantee") by Ocean Energy, Inc., a Louisiana corporation (the "Subsidiary Guarantor"), the sole operating subsidiary of the Company. The Subsidiary Guarantee will be a general unsecured senior subordinated obligation of the Subsidiary Guarantor and will be subordinated in right of payment to all existing or future senior indebtedness of the Subsidiary Guarantor, pari passu with all existing and future senior subordinated indebtedness of the Subsidiary Guarantor, and senior in right of payment to all future subordinated indebtedness of the Subsidiary Guarantor. The Subsidiary Guarantee may be released under certain circumstances. See "Description of the Notes -- Subsidiary Guarantees of Notes." The Subsidiary Guarantee is limited to the extent of any payment that would constitute a fraudulent transfer or conveyance under federal or state law. See "Risk Factors -- Fraudulent Conveyance Considerations Relating to Subsidiary Guarantee" and "Description of the Notes -- Subsidiary Guarantees of Notes."

Certain Covenants..........  The Indenture pursuant to which the Exchange Notes will be issued (the "Indenture") contains certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of restricted subsidiary stock; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) disposition of proceeds of asset sales; (vii) limitation on guarantees of indebtedness by subsidiaries; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation of mergers, consolidations and transfers of assets. During any time the ratings assigned to the Exchange Notes are no less than BBB- and Baa3, except subsequent to a Change of Control, and provided that no Default or Event of Default has occurred or is occurring, the covenants described under (i), (ii), (iv), (vi) and
                             (viii) above will be suspended. See "Description of the Notes -- Certain Covenants."

Mandatory Offers to
Purchase...................  Upon a Change of Control (as defined), each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Certain Definitions." In the event of certain asset dispositions, the Company will be required to make an offer to purchase the Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Certain
                             Covenants -- Change of Control" and "-- Limitation on Disposition of Proceeds of Asset Sales."

Ranking....................  The Exchange Notes will be general unsecured senior subordinated obligations of the Company which will be subordinated in right of payment to all existing or future senior indebtedness of the Company, pari passu with all existing and future senior subordinated indebtedness of the Company, and senior in right of payment to all future subordinated indebtedness of the Company. As of March 31, 1997, on a pro forma basis after giving effect to the Offering, and assuming substantially all of the Company's 13 1/2% Senior Notes due 2004 (the "Senior Notes") were tendered in the Company's offer (the "Tender Offer") to purchase the Senior Notes, the Company and its Restricted Subsidiaries would have had no material indebtedness that effectively would rank senior to the Notes. Subject to certain limitations set forth in the Indenture, the Company and its subsidiaries may incur additional Indebtedness. See "Capitalization," "Description of the Notes -- Subordination" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                  RISK FACTORS

     An investment in the Exchange Notes involves certain risks that a potential investor should carefully evaluate prior to making such an investment. See "Risk Factors."

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

     The summary historical financial data set forth below for the period from inception (April 20, 1992) through December 31, 1992, and the years ended December 31, 1993, 1994, 1995 and 1996 for the Company have been derived from the audited financial statements and notes thereto contained elsewhere in this Prospectus. The financial data for the three months ended March 31, 1996 and 1997 are derived from unaudited financial statements of the Company. The summary historical financial data are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus. For additional information relating to the Company's operations, see "Business."

                                             PERIOD FROM
                                              INCEPTION                                                          THREE
                                           (APRIL 20, 1992)                   YEAR ENDED                      MONTHS ENDED
                                               THROUGH                       DECEMBER 31,                      MARCH 31,
                                             DECEMBER 31,     ------------------------------------------   ------------------
                                                 1992           1993       1994        1995       1996      1996       1997
                                           ----------------   --------   ---------   --------   --------   -------   --------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
STATEMENT OF OPERATIONS AND OTHER
  FINANCIAL DATA:
REVENUES & EXPENSE DATA:
Revenues..................................     $13,279        $ 47,483   $  75,395   $127,970   $188,451   $36,829   $ 64,477
Direct Operating Expenses.................       6,687          19,201      30,324     40,047     47,098    11,331     15,383
General & Administrative Expenses.........         385           5,032      10,351     11,312     16,154     3,258      4,355
Depreciation, Depletion & Amortization....       3,420          20,140      36,459     54,084     74,652    14,350     22,895
Interest Expense..........................         241           1,055       4,507     17,620     17,954     4,512      6,460
Loss on Production Payment Repurchase and
  Refinancing(1)..........................          --              --      16,681         --         --        --         --
Net Income (Loss) Before Income Tax
  Expense (Benefit).......................       2,584           2,227     (22,179)     5,210     32,988     3,120     15,890
Income Tax Expense (Benefit)(2)...........          --              --          --     (4,692)    12,037     1,219      5,959
Net Income (Loss).........................       2,584           2,227     (22,179)     9,902     20,951     1,901      9,931
Earnings per Common Share(3)
  Primary.................................          --              --          --   $   0.65   $   1.07   $  0.12   $   0.48
  Fully diluted...........................          --              --          --       0.65       1.05      0.12       0.48

OTHER FINANCIAL DATA:
EBITDA(4).................................     $ 6,245        $ 23,422   $  35,855   $ 77,645   $129,100   $22,158   $ 45,734
Net Cash Provided By (Used In) Operating
  Activities(5)...........................      38,042         103,112    (115,485)    58,880    125,989    19,790     50,493
Capital Expenditures(6)...................      34,978         123,600      74,477     73,652    251,305    21,552    118,405
Ratio of EBITDA to Interest Expense.......          --              --          --        4.4x       7.2x      4.9x       7.1x
Ratio of Earnings to Fixed Charges(7).....        11.1x            3.0x       N.M.        1.3x       2.8x      1.7x       3.4x

OPERATING DATA:
Sales Volumes:
  Oil (MBbls).............................         670           2,850       4,286      6,057      7,149     1,558      2,032
  Gas (MMcf)..............................       1,484           3,704       7,234     12,393     18,720     3,310      6,755
  MBOE....................................         917           3,467       5,492      8,123     10,269     2,110      3,158
Average Prices(8):
  Oil (per Bbl)...........................     $ 16.18        $  13.82   $   14.24   $  17.39   $  21.58   $ 19.25   $  21.99
  Gas (per MCF)...........................        1.64            1.81        1.76       1.82       2.79      3.22       2.99
  BOE (per BOE)...........................       14.48           13.30       13.42      15.75      20.10     19.28      20.55
Lease Operating Expenses (per BOE)........     $  5.45        $   4.10   $    4.29   $   3.70   $   3.52   $  4.00   $   4.02

                                                                  AS OF
                                                                MARCH 31,
                                                                   1997
                                                                ---------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Oil and Gas Assets, Net.....................................     $451,208
Total Assets................................................      508,770
Long-Term Debt..............................................      301,164
Stockholders' Equity........................................      115,101

---------------

(1) The amount shown for the year ended December 31, 1994 represents primarily the excess of the purchase price of production payments over the book value of such production payments liability as of December 7, 1994.

(2) The Company was formed as an S corporation under the Internal Revenue Code and, as such, all income taxes were the obligation of the Company's stockholders. Therefore, through the date of the Initial Offerings (as defined herein), no historical federal or state income tax expense has been provided for in the financial statements. In conjunction with the Company's initial public offering, the Company converted to a C corporation under the Internal Revenue Code. The Company recorded a deferred tax asset of $6.3 million, offset by a valuation allowance of $6.3 million at December 31, 1994 and a deferred tax asset of $4.7 million at December 31, 1995. As a result of the reversal of the valuation allowance, the Company recorded a net income tax benefit of $4.7 million in the year ended December 31, 1995.

(3) If the Company had recognized a tax provision at statutory rates for the year ended December 31, 1995, rather than an income tax benefit, earnings per common share would have been $0.22 for such period. Earnings per share has not been presented for periods prior to or including the date of the Initial Offerings, as these amounts would not be meaningful or indicative of the ongoing entity.

(4) Earnings before interest, taxes, depreciation, depletion and amortization. EBITDA has not been reduced for the recognition of noncash revenues associated with production payments. EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is not intended as an alternative to earnings from continuing operations or net income.

(5) Cash flow from operating activities in 1992 and 1993 includes $36.8 million and $95.7 million, respectively, from the sale of production payments. Cash flow from operating activities for the year ended December 31, 1994 was reduced by $123.6 million related to the repurchase of such production payments.

(6) Includes $34.3 million in the year ended December 31, 1992 related to the acquisition of properties in the Delta Area, $115.5 million in the year ended December 31, 1993 related to the acquisition of additional properties in the Delta Area, and $117.6 million in the year ended December 31, 1996 related to the acquisition of Central Gulf Area properties and $55.9 million in the quarter ended March 31, 1997 related to the acquisition of additional properties in the Delta Area.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness. The ratio for the year ended December 31, 1994 is not meaningful because earnings were inadequate to cover charges by $22.3 million.

(8) Excludes results of hedging activities which increased (decreased) revenue recognized in the 1993, 1994, 1995 and 1996 periods by $1.2 million, $1.7 million, $(0.5) million and $(18.7) million, respectively and by $(3.9) million and $(0.6) million in the three months ended March 31, 1996 and 1997. Including the effect of hedging activities, the Company's average oil price per Bbl received was $14.23, $14.56, $17.27 and $19.70 in the years ended December 31, 1993, 1994, 1995 and 1996, respectively, and the average gas price per Mcf received was $1.81, $1.84 and $2.50 in the years ended December 31, 1994, 1995 and 1996, respectively. In the three months ended March 31, 1996 and 1997, the Company's average oil price including hedging activities per Bbl received was $18.71 and $21.69, respectively, and the average gas price per Mcf received was $2.31 in the three months ended March 31, 1996. The Company did not enter into any hedging activities relating to oil during 1992 or relating to gas during 1992, 1993 and in the three months ended March 31, 1997.

                     SUMMARY HISTORICAL RESERVE INFORMATION

     The following tables set forth information with respect to the Company's proved reserves as of December 31, 1996, as estimated by Netherland Sewell, independent petroleum engineers for the Company and as of March 31, 1997, as estimated by the Company. As of December 31, 1996 and March 31, 1997, the average sales prices used for purposes of estimating the Company's proved reserves, the future net revenues therefrom and present value of such future net revenues were $4.17 and $1.89 per Mcf of gas and $25.52 and $19.52 per Bbl of oil, respectively (excluding the effect of net price hedging positions). For additional information relating to the Company's reserves, see "Risk
Factors -- Reliance on Estimates of Proved Reserves," "Business and
Properties -- Oil and Natural Gas Reserves" and Notes 13 and 15 to the Company's consolidated financial statements.

                                                                      MARCH 31, 1997
                                                                    PROVED RESERVES(1)
                                                           -------------------------------------
                                                           DEVELOPED    UNDEVELOPED     TOTAL
                                                           ----------   -----------   ----------
                                                                  (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls)............................................      45,181      14,721         59,902
  Gas (MMcf).............................................     116,424      50,992        167,416
  MBOE (6 Mcf per Bbl)...................................      64,585      23,220         87,805
Estimated Future Net Revenues (Before Income Taxes)......  $  364,394    $229,573     $  593,967
Present Value of Future Net Revenues (Before Income
  Taxes; Discounted at 10%)..............................  $  331,189    $167,272     $  498,461
Standardized Measure of Discounted Future Net Cash
  Flows(2)...............................................                             $  419,950

                                                                 DECEMBER 31, 1996
                                                                PROVED RESERVES(3)
                                                 -------------------------------------------------
                                                 DEVELOPED    DEVELOPED
                                                 PRODUCING   NONPRODUCING   UNDEVELOPED    TOTAL
                                                 ---------   ------------   -----------   --------
                                                              (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls)..................................    27,029        11,318        12,429       50,776
  Gas (MMcf)...................................    56,836        52,738        35,784      145,358
  MBOE (6 Mcf per Bbl).........................    36,490        20,120        18,393       75,003
Estimated Future Net Revenues (Before Income
  Taxes).......................................  $306,470      $285,671      $289,633     $881,774
Present Value of Future Net Revenues (Before
  Income Taxes; Discounted at 10%).............  $295,668      $188,764      $209,083     $693,515
Standardized Measure of Discounted Future Net
  Cash Flows(2)................................                                           $532,492

---------------

(1) The reserve information as of March 31, 1997 was prepared by the Company's engineers in accordance with the rules and regulations of the Commission; however, such reserve information has not been reviewed by independent reserve engineers. In accordance with rules and regulations of the Commission, the pre-tax estimated future net revenues, pre-tax present value of future net revenues and the Standardized Measure of Discounted Future Net Cash Flows for the Company have been decreased by approximately $2.5 million, $2.2 million and $1.4 million, respectively, representing the effect of hedging transactions entered into as of March 31, 1997.

(2) The Standardized Measure of Discounted Future Net Cash Flows represents the Present Value of Future Net Revenues after income taxes discounted at 10%.

(3) In accordance with rules and regulations of the Commission, the pre-tax estimated future net revenues, pre-tax present value of future net revenues and the Standardized Measure of Discounted Future Net Cash Flows prepared by the Company have been decreased by approximately $20.5 million, $18.6 million and $12.4 million, respectively, representing the effect of hedging transactions entered into as of December 31, 1996.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 1997 and thereafter, the Company's financial position (including the purchase of the Senior Notes pursuant to the Tender Offer), business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

     An investment in the Company involves a significant degree of risk. Prospective purchasers should give careful consideration to the specific factors set forth below, as well as the other information set forth in this Prospectus.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement, subject to certain exceptions. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected.

REPLACEMENT OF RESERVES

     The Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. In order to increase reserves and production, the Company must continue its development and exploration drilling and recompletion programs or undertake other replacement activities. The Company's current strategy includes increasing its reserve base through acquisitions of producing properties and by continuing to exploit its existing properties. There can be no assurance, however, that the Company's planned development and exploration projects and acquisition activities will result in significant additional reserves or that the Company will have continuing success drilling productive wells at low finding and development costs. Furthermore, while the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's finding costs for additional reserves could also increase. For a discussion of the Company's reserves, see "Business -- Oil and Natural Gas Reserves."

PRICE FLUCTUATIONS AND MARKETS

     The Company's results of operations are highly dependent upon the prices received for the Company's oil and natural gas. Substantially all of the Company's sales of oil and natural gas are made in the spot market, or pursuant to contracts based on spot market prices and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received by the Company for its oil and natural gas production are dependent upon numerous factors beyond the control of the Company. These factors include, but are not limited to, the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas, and the overall economic environment. Any significant decline in prices for oil and natural gas could have a material adverse effect on the Company's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, the Company may not be able to generate sufficient cash flow from operations to meet its obligations and make planned capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Business -- Oil and Gas Marketing and Major Customers," and "-- Governmental Regulation."

     The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. Wells may be shut-in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

     In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into energy price swap arrangements. The Company believes that its hedging strategies are generally conservative in nature. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

EFFECTS OF LEVERAGE

     After giving pro forma effect to the Offering and the assumed application of the net proceeds therefrom, the Company will be highly leveraged, with outstanding long-term indebtedness of approximately $359 million as of March 31, 1997. The Company's level of indebtedness has several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations is dedicated to the payment of interest on its indebtedness and is not available for other purposes, (ii) the indenture (the "Prior Indenture") related to the Company's 9 3/4% Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes"), and the Indenture will contain, other restrictions that limit the Company's ability to borrow additional funds or to dispose of assets and affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. See "-- Substantial Capital Requirements," and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to oil and gas prices, general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "-- Price Fluctuations and Markets" and "Capitalization."

DRILLING RISKS

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, completing, operating, and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

SUBSTANTIAL CAPITAL REQUIREMENTS

     The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploration, development, production and abandonment of its oil and natural gas reserves. The Company intends to finance such capital expenditures primarily with funds provided by operations and borrowings under its Revolving Credit Facility. The Company has budgeted $360 million for direct capital expenditures in 1997.

     The Company believes that, after debt service, it will have sufficient cash provided by operating activities and availability under its Revolving Credit Facility to fund planned capital expenditures in 1997. If revenues decrease as a result of lower oil and gas prices or otherwise, the Company may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time. If the Company's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ACQUISITION RISKS

     The Company constantly evaluates acquisition and joint venture opportunities and frequently engages in bidding and negotiation for acquisitions, many of which are substantial. If successful in this process, the Company may be required to alter or increase its capitalization substantially to finance these acquisitions or joint ventures through the issuance of additional debt or equity securities, the sale of production payments or otherwise. These changes in capitalization may significantly affect the risk profile of the Company. Additionally, significant acquisitions or joint ventures can change the nature of the operations and business of the Company depending upon the character of the properties, which may be substantially different in operating or geologic characteristics or geographic location than existing properties. While it is the Company's current intent to concentrate on acquisitions and joint ventures involving producing properties with development and exploration potential located in the Gulf of Mexico, there is no assurance that the Company would not pursue acquisitions of properties and joint ventures located in other geographic regions. Moreover, there can be no assurance that the Company will be successful in the acquisition of, or joint ventures related to, any material property interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELIANCE ON ESTIMATES OF PROVED RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Company. The Company historical reserve information set forth in this Prospectus represents only estimates based on reports prepared by Netherland Sewell, as of December 31, 1996, and by the Company, as of March 31, 1997.

     Petroleum engineering is not an exact science. Information relating to the Company's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See "Business -- Oil and Natural Gas Reserves."

     The Present Value of Future Net Revenues referred to in this Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

COMPETITION

     The Company operates in the highly competitive areas of oil and natural gas exploration, development and production with other companies, many of which may have substantially larger financial resources, staffs, and facilities. See "Business -- Competition."

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to hazards and risks inherent in drilling for and production and transportation of oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to properties of the Company and others. Additionally, the Company's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. As protection against operating hazards, the Company maintains insurance coverage against some, but not all, potential losses. The Company's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have an adverse impact on the Company's financial condition and results of operations.

ABANDONMENT COSTS

     Due to the Company's large number of offshore producing wells and expansive production facilities, government regulations and lease terms will require the Company to incur substantial abandonment costs. As of December 31, 1996, total abandonment costs for the Company's properties estimated to be incurred through 2011 were approximately $84.0 million. Estimated abandonment costs have been included in determining estimates of the Company's future net revenues from proved reserves included herein, and the Company accounts for such costs through its provision for depreciation, depletion and amortization. Under the terms of the acquisition agreements for the Company's principal producing properties, the Company is required to periodically fund restricted cash accounts as a reserve for abandonment costs on such properties. See "Business -- Abandonment Costs" and Note 12 to the audited consolidated financial statements of the Company included elsewhere herein.

COMPLIANCE WITH GOVERNMENT REGULATIONS

     The Company's business is subject to certain Federal, state, and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Under certain circumstances, the Minerals Management Service ("MMS"), an agency of the U.S. Department of the Interior, may require any Company operations on federal leases to be suspended or terminated. Any such suspensions, terminations or inability to meet applicable bonding requirements could materially and adversely affect the Company's financial condition and operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to the Company, to date such compliance has not had a material adverse effect on the earnings or competitive position of the Company. It is possible that such regulations in the future may add to the cost of operating offshore drilling equipment or may significantly limit drilling activity. See
"Business -- Abandonment Costs," "-- Governmental Regulation" and
"-- Environmental Matters."

DEPENDENCE UPON KEY PERSONNEL

     The success of the Company has been and will continue to be highly dependent on the Company's founder, James C. Flores, its Chairman of the Board, President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Flores or any of those other individuals could have a material adverse effect on the Company's operations. The Company can make no assurance regarding the future affiliation of Mr. Flores with the Company. See "Management."

RESTRICTIONS ON PAYMENT OF DIVIDENDS AND DIVIDEND POLICY

     The Company does not currently intend to pay regular cash dividends on the Common Stock. This policy will be reviewed by the Board of Directors of the Company from time to time in light of, among other things, the Company's earnings and financial position and limitations imposed by the Company's debt instruments.

SUBORDINATION OF NOTES; HOLDING COMPANY STRUCTURE

     The Indenture governing the Notes limits, but does not prohibit, the incurrence by the Company of additional indebtedness that is senior in right of payment to the Notes (including by reason of structural subordination of the Notes to the indebtedness and other liabilities of the Company's subsidiaries). In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company will be available to pay the Company's obligations on the Notes only after all Senior Indebtedness (as defined) has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. In addition, under certain circumstances, no payments may be made with respect to principal of, premium, if any, or interest on the Notes if a default exists with respect to any Senior Indebtedness. See "Description of Notes -- Subordination."

     All of the Company's operating income and cash flow is generated by Ocean Energy, Inc., a Louisiana corporation ("Ocean Louisiana"), and a wholly owned subsidiary and Restricted Subsidiary. As a result, funds necessary to meet the Company's debt service obligations, including the payment of principal and interest on the Notes, will be provided by distributions or advances from this subsidiary. In addition, for state income tax purposes Ocean Louisiana will covenant with the Company to assume, as between the Company and Ocean Louisiana, the payment obligations under the Notes in exchange for effecting the Tender Offer and advancing the balance of the net proceeds of the Offering to Ocean Louisiana. Such intercompany assumption will not affect the primary liability of the Company under the Notes.

     As of March 31, 1997, after giving pro forma effect to the Offering and the tender of substantially all of the 13 1/2% Senior Notes, the Company and its Restricted Subsidiaries would have had no material indebtedness that effectively would rank senior to the Notes.

     The Prior Indenture imposes limits on the ability of the Company and its subsidiaries to incur additional indebtedness and liens and to enter into agreements that would restrict the ability of such subsidiaries to make distributions, loans or other payments to the Company. The Indenture contains similar provisions. However, these limitations are subject to various qualifications. Subject to certain limitations, the Company and its subsidiaries may incur additional secured indebtedness. For additional details of these provisions and the applicable qualifications, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Description of the Notes -- Subordination" and
"-- Certain Covenants."

FRAUDULENT CONVEYANCE CONSIDERATIONS RELATING TO SUBSIDIARY GUARANTEE

     The Company's obligations under the Notes will be guaranteed on an unsecured senior subordinated basis by the Subsidiary Guarantor. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid any Subsidiary Guarantee issued by a Subsidiary Guarantor. It is also possible that under certain circumstances a court could hold that the direct obligations of the Subsidiary Guarantor could be superior to the obligations under the Subsidiary Guarantee.

     To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by the Subsidiary Guarantor with the intent to hinder, delay or defraud any present or future creditor or that the Subsidiary Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (y) the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Subsidiary Guarantee and, at the time it issued the Subsidiary Guarantee, the Subsidiary Guarantor (i) was insolvent or rendered insolvent by reason of the issuance of the Subsidiary Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the Subsidiary Guarantor constituted unreasonably small capital or, (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate the Subsidiary Guarantee in favor of the Subsidiary Guarantor's other creditors. Among other things, a legal challenge of the Subsidiary Guarantee issued by the Subsidiary Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. To the extent the Subsidiary Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company.

     On that basis of financial information and other information currently available to it, the Company believes that the Notes and the Subsidiary Guarantee issued concurrently with the issuance of the Notes are being incurred for proper purposes and in good faith and that, after giving effect to indebtedness incurred in connection with the issuance of the Notes and the issuance of the Subsidiary Guarantee, the Company and the Subsidiary Guarantor are solvent and will continue to be solvent, will have sufficient capital for carrying on their respective business and will be able to pay their debts as such debts become absolute and mature. Further, since the Company has effected the Tender Offer and advanced the balance of the net proceeds from the Offering to Ocean Louisiana in order to apply such proceeds to their intended uses, the Company believes that Ocean Louisiana received fair consideration or reasonably equivalent value for the issuance of the Subsidiary Guarantee. There can be no assurance, however, that a court passing on such questions would reach the same conclusions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Notes."

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

     There is no existing trading market for the Exchange Notes and there can be no assurance regarding the future development of such a market for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If a market for the Exchange Notes does develop, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the operating results of the Company, and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq Stock Market.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on July 2, 1997, to the Initial Purchasers pursuant to a Purchase Agreement, dated July 2, 1997, between the Company and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently resold all of the Old Notes to Qualified Institutional Buyers, each of whom agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase of the Old Notes by the Initial Purchasers, the Company entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement"), which requires, among other things, that promptly following the issuance and sale of the Old Notes, the Company file with the SEC the Registration Statement with respect to the Exchange Notes, use its best efforts to cause the Registration Statement to become effective under the Securities Act and, upon the effectiveness of the Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act subject to certain exceptions described below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by the Depositary who desires to deliver such Old Notes by book-entry transfer of the Depositary.

     Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Old Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Accordingly, any holder who tenders in the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

     As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, the Company will not be required to pay an increased interest rate on the Old Notes. Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a Shelf Registration Statement (as defined herein), and the Old Notes will continue to be subject to certain restrictions on transfer. See "Description of the Notes -- Registered Exchange Offer; Registration Rights." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. After authentication of the Exchange Notes by the Trustee or an authenticating agent, the Company will issue and deliver $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of the Depositary, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through the Depositary.

     This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the Old Notes as of the close
of business on August   , 1997. The Company intends to conduct the Exchange
Offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered, and holders of the Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the Indenture in connection with the Exchange Offer. The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, at the Company's cost, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See"-- Solicitation of Tenders, Fees and Expenses."

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR

REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

     The Company expressly reserves the right, in its sole discretion (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and the Company will extend the Exchange Offer to the extent required by law.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate of 8 7/8% per annum, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1998. Holders of Exchange Notes of record on January 1, 1998, will receive on January 15, 1998, an interest payment in an amount equal to (x) the accrued interest on such Exchange notes from the date of issuance thereof to January 15, 1998, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (July 2, 1997) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on January 15, 2007.

PROCEDURES FOR TENDERING

     Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to The Bank of New York, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company, that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

     Any financial institution that is a participant in the Depositary's Book-entry Transfer Facility system may make book-entry delivery of the Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Only a holder may tender its Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer) and any other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date.

     The Tender by a holder will constitute an agreement between such holder, the Company and the Exchange Agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO THE COMPANY THAT, AMONG OTHER THINGS, (1) THE EXCHANGE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS ENGAGED IN, INTENDS TO ENGAGE IN OR HAS ANY ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE," AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF THE COMPANY AND (4) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT) (a) IT ACQUIRED THE OLD NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND (b) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH THE COMPANY OR ANY "AFFILIATE" THEREOF (WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT) TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. IN THE CASE OF A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR OLD NOTES WHICH WERE ACQUIRED BY IT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES, THE LETTER OF TRANSMITTAL WILL ALSO INCLUDE AN ACKNOWLEDGMENT THAT THE BROKER-DEALER WILL DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH THE RESALE BY IT OF EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER; HOWEVER, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, SUCH HOLDER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS, IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

     Any beneficial owner whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with such Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive an irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company and as to which the defects or irregularities have not been cured or waived by the Company will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under " -- Conditions of the Exchange Offer," terminate the Exchange Offer and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry deliver of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the

Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, AN APPROPRIATE LETTER OF TRANSMITTAL PROPERLY COMPLETED AND DULY EXECUTED WITH ANY REQUIRED SIGNATURE GUARANTEE AND ALL OTHER REQUIRED DOCUMENTS MUST IN EACH CASE BE TRANSMITTED TO AND RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH BELOW ON OR PRIOR TO THE EXPIRATION DATE, OR, IF THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW ARE COMPLIED WITH, WITH THE TIME PERIOD PROVIDED UNDER SUCH PROCEDURES. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's Old Notes and the principal amount of such Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited),
(iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if, in the Company's judgment, any of the following conditions has occurred or exists or has not been satisfied: (i) that the Exchange Offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the SEC, (ii) that any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer, (iii) that there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer, (iv) that there has been declared by United States federal or Texas or New York state authorities a banking moratorium; or (v) that trading on the New York Stock Exchange or generally in the United States over-the-counter market has been suspended by order of the SEC or any other governmental agency, in each of clauses (i) through (iv) which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer.

     If the Company determines that it may terminate the Exchange Offer for any of the reasons set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof,
(ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of the Company. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                     State Street Bank and Trust Company, Exchange Agent
          By Mail or Hand Delivery:                      By Facsimile Transmission:
     State Street Bank and Trust Company             (for Eligible Institutions only):
           777 Main Street, MSN 238                            (860)986-7920
         Hartford, Connecticut 06115                    Attention: Elizabeth Hammer
         Attention: Elizabeth Hammer                       Confirm by Telephone:
                                                               (860)986-2064

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph, telephone or telecopier.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and printing costs, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed by the Company directly to such tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company as a result of the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions as to what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Registration Rights Agreement, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. The Old Notes may not be offered, resold, pledged or otherwise transferred, prior to the date that is two years after the later of July 2, 1997 and the last date on which the Company or any "affiliate" (within the meaning of Rule 144 of the Securities
Act) of the Company was the owner of such Old Note except (i) to the Company,
(ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) to Qualified Institutional Buyers in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, (iv) to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from the registration requirements of the Securities Act, (v) in transactions complying with the provisions of Regulation S under the Securities Act or (vi) pursuant to any other available exemption from the registration requirements under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Old Notes could be adversely affected.

     The Company may in the future seek to acquire untendered Old Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The Company intends to make any such acquisitions of Old Notes in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in a change in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of March 31, 1997, and as adjusted to give effect to the Offering and the assumed application of the net proceeds therefrom. The information presented below should be read in conjunction with the consolidated financial statements of the Company and notes thereto, "Selected Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in or incorporated by reference into this Prospectus.

                                                                  MARCH 31, 1997
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Long-term debt:
  Revolving Credit Facility(1)..............................  $ 17,000     $     --
  Senior Notes..............................................   125,000          245
  Senior Subordinated Notes.................................   159,164      159,164
  8 7/8% Senior Subordinated Notes due 2007.................        --      199,660
                                                              --------     --------
          Total long-term debt..............................   301,164      354,069
Stockholders' Equity:
  Preferred stock, $.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding, actual
     and as adjusted........................................        --           --
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 19,641,356 shares issued and outstanding...       196          196
  Additional paid-in capital................................    91,836       91,836
  Retained earnings(2)......................................    23,069        4,344
                                                              --------     --------
          Total stockholders' equity........................   115,101       96,376
                                                              --------     --------
          Total capitalization..............................  $416,265     $455,445
                                                              ========     ========

---------------

(1) Outstanding borrowings under the Revolving Credit Facility were approximately $83.5 million at June 15, 1997. Consequently, the net proceeds of the Offering were insufficient to repay all such indebtedness after completion of the Tender Offer.

(2) The As Adjusted amount reflects the estimated after-tax loss resulting from the Tender Offer, including the write-off of deferred financing costs of the Senior Notes.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The summary historical financial data set forth below for the period from inception (April 20, 1992) through December 31, 1992, and the years ended December 31, 1993, 1994, 1995 and 1996 for the Company have been derived from the audited financial statements and notes thereto contained elsewhere in this Prospectus. The financial data for the three months ended March 31, 1996 and 1997 are derived from unaudited financial statements of the Company. The summary historical financial data are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus. For additional information relating to the Company's operations, see "Business."

                                            PERIOD FROM
                                             INCEPTION
                                          (APRIL 20, 1992)                                                   THREE MONTHS
                                              THROUGH                 YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                            DECEMBER 31,     ------------------------------------------   ------------------
                                                1992           1993       1994        1995       1996      1996       1997
                                          ----------------   --------   ---------   --------   --------   -------   --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
STATEMENT OF OPERATIONS AND OTHER
  FINANCIAL DATA:
REVENUES & EXPENSE DATA:
Revenues................................      $13,279        $ 47,483   $  75,395   $127,970   $188,451   $36,829   $ 64,477
Direct Operating Expenses...............        6,687          19,201      30,324     40,047     47,098    11,331     15,383
General & Administrative Expenses.......          385           5,032      10,351     11,312     16,154     3,258      4,335
Depreciation, Depletion &
  Amortization..........................        3,420          20,140      36,459     54,084     74,652    14,350     22,895
Interest Expense........................          241           1,055       4,507     17,620     17,954     4,512      6,460
Loss on Production Payment Repurchase
  and Refinancing(1)....................           --              --      16,681         --         --        --         --
Net Income (Loss) Before Income Tax
  Expense (Benefit).....................        2,584           2,227     (22,179)     5,210     32,988     3,120     15,890
Income Tax Expense (Benefit)(2).........           --              --          --     (4,692)    12,037     1,219      5,959
Net Income (Loss).......................        2,584           2,227     (22,179)     9,902     20,951     1,901      9,931
Earnings per Common Share(3)
  Primary...............................           --              --          --   $   0.65   $   1.07   $  0.12   $   0.48
  Fully diluted.........................           --              --          --       0.65       1.05      0.12       0.48
OTHER FINANCIAL DATA:
EBITDA(4)...............................      $ 6,245        $ 23,422   $  35,855   $ 77,645   $129,100   $22,158   $ 45,734
Net Cash Provided By (Used In) Operating
  Activities(5).........................       38,042         103,112    (115,485)    58,880    125,989    19,790     50,493
Capital Expenditures(6).................       34,978         123,600      74,477     73,652    251,305    21,552    118,405
Ratio of EBITDA to Interest Expense.....           --              --          --        4.4x       7.2x      4.9x       7.1x
Ratio of Earnings to Fixed Charges(7)...         11.1x            3.0x       N.M.        1.3x       2.8x      1.7x       3.4x
OPERATING DATA:
Sales Volumes:
  Oil (MBbls)...........................          670           2,850       4,286      6,057      7,149     1,558      2,032
  Gas (MMcf)............................        1,484           3,704       7,234     12,393     18,720     3,310      6,755
  MBOE..................................          917           3,467       5,492      8,123     10,269     2,110      3,158
Average Prices(8):
  Oil (per Bbl).........................      $ 16.18        $  13.82   $   14.24   $  17.39   $  21.58   $ 19.25   $  21.99
  Gas (per MCF).........................         1.64            1.81        1.76       1.82       2.79      3.22       2.99
  BOE (per BOE).........................        14.48           13.30       13.42      15.75      20.10     19.28      20.55
Lease Operating Expenses (per BOE)......      $  5.45        $   4.10   $    4.29   $   3.70   $   3.52   $  4.00   $   4.02

                                                                       AS OF DECEMBER 31,                      AS OF
                                                       ---------------------------------------------------   MARCH 31,
                                                        1992       1993       1994       1995       1996       1997
                                                       -------   --------   --------   --------   --------   ---------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Oil and Gas Assets, Net..............................  $30,998   $122,374   $160,311   $179,944   $355,698    $451,208
Total Assets.........................................   36,837    131,613    181,344    215,457    460,710     508,770
Long-Term Debt.......................................       --     13,448    154,039    171,692    284,142     301,164
Deferred Revenue on Production Payments(9)...........   32,347    108,784         --         --         --          --
Stockholders' Equity.................................      349       (825)     9,703     19,976    105,153     115,101

---------------

(1) The amount shown for the year ended December 31, 1994 represents primarily the excess of the purchase price of production payments over the book value of such production payments liability as of December 7, 1994.

(2) The Company was formed as an S corporation under the Internal Revenue Code and, as such, all income taxes were the obligation of the Company's stockholders. Therefore, through the date of the Initial Offerings (as defined herein), no historical federal or state income tax expense has been provided for in the financial statements. In conjunction with the Company's initial public offering, the Company converted to a C corporation under the Internal Revenue Code. The Company recorded a deferred tax asset of $6.3 million, offset by a valuation allowance of $6.3 million at December 31, 1994 and a deferred tax asset of $4.7 million at December 31, 1995. As a result of the reversal of the valuation allowance, the Company recorded a net income tax benefit of $4.7 million in the year ended December 31, 1995.

(3) If the Company had recognized a tax provision at statutory rates for the year ended December 31, 1995, rather than an income tax benefit, earnings per common share would have been $0.22 for such period. Earnings per share has not been presented for periods prior to or including the date of the Initial Offerings, as these amounts would not be meaningful or indicative of the ongoing entity.

(4) Earnings before interest, taxes, depreciation, depletion and amortization. EBITDA has not been reduced for the recognition of noncash revenues associated with production payments. EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is not intended as an alternative to earnings from continuing operations or net income.

(5) Cash flow from operating activities in 1992 and 1993 includes $36.8 million and $95.7 million, respectively, from the sale of production payments. Cash flow from operating activities for the year ended December 31, 1994 was reduced by $123.6 million related to the repurchase of such production payments.

(6) Includes $34.3 million in the year ended December 31, 1992 related to the acquisition of properties in the Delta Area, $115.5 million in the year ended December 31, 1993 related to the acquisition of additional properties in the Delta Area, $117.6 million in the year ended December 31, 1996 related to the acquisition of Central Gulf Area Properties and $55.9 million in the quarter ended March 31, 1997 related to the acquisition of additional properties in the Delta Area.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness. The ratio for the year ended December 31, 1994 is not meaningful because earnings were inadequate to cover fixed charges by $22.3 million.

(8) Excludes results of hedging activities which increased (decreased) revenue recognized in the 1993, 1994, 1995 and 1996 periods by $1.2 million, $1.7 million, $(0.5) million and $(18.7) million, respectively and by $(3.9) million and $(0.6) million in the three months ended March 31, 1996 and March 31, 1997. Including the effect of hedging activities, the Company's average oil price per Bbl received was $14.23, $14.56, $17.27 and $19.70 in the years ended December 31, 1993, 1994, 1995 and 1996, respectively, and the average gas price per Mcf received was $1.81, $1.84 and $2.50 in the years ended December 31, 1994, 1995 and 1996, respectively. In the three months ended March 31, 1996 and 1997, the Company's average oil price including hedging activities per Bbl received was $18.71 and $21.69, respectively, and the average gas price per Mcf received was $2.31 in the three months ended March 31, 1996. The Company did not enter into any hedging activities relating to oil during 1992 or relating to gas during 1992, 1993 and in the three months ended March 31, 1997.

(9) Amounts represent deferred revenues recognized from the sale of production payments. See Note 4 to the consolidated financial statements of the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion and analysis of the Company's financial condition and results of operations and should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in or incorporated by reference into this Prospectus.

GENERAL

     The Company is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas with operations focused primarily in the Eastern and Central Gulf of Mexico and coastal onshore Louisiana, some of the most prolific oil and gas producing regions in the United States. As of March 31, 1997, the Company had estimated proved reserves of approximately 59.9 MMBbls of oil and 167.4 Bcf of natural gas, or an aggregate of approximately 87.8 MMBOE, with a Present Value of Future Net Revenues of approximately $498.5 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $420.0 million. On a BOE basis, approximately 68% of the Company's proved reserves on such date were oil. The majority of the Company's existing proved reserves are attributable to Company operated wells or leases and approximately 74% of these reserves were classified as proved developed at March 31, 1997.

     The following table reflects certain information with respect to the Company's oil and gas properties. Sales volumes, revenues and average sales prices presented below have been segregated into those subject to production payments and amounts in excess of production payments in the applicable periods. On December 7, 1994, the Company purchased an outstanding 12 1/2% minority interest in a portion of the Delta Area (the "Minority Interest"). The amounts for the year ended December 31, 1994 do not reflect the Minority Interest prior to its acquisition.

                                                                      THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,            MARCH 31,
                                     ------------------------------   -------------------
                                      1994        1995       1996       1996       1997
                                     -------    --------   --------   --------   --------
                                           (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
SALES VOLUMES
  Oil (MBbls)
     Excess Over Production
       Payments....................    2,771       6,057      7,149      1,558      2,032
     Production Payments...........    1,515          --         --         --         --
                                     -------    --------   --------    -------    -------
          Total Oil Volumes........    4,286       6,057      7,149      1,558      2,032
                                     =======    ========   ========    =======    =======
  Gas (MMcf)
     Excess Over Production
       Payments....................    3,456      12,393     18,720      3,310      6,755
     Production Payments...........    3,778          --         --         --         --
                                     -------    --------   --------    -------    -------
          Total Gas Volumes........    7,234      12,393     18,720      3,310      6,755
                                     =======    ========   ========    =======    =======
REVENUES (1)
  Oil
     Excess Over Production
       Payments....................  $43,106(2) $105,360   $154,284    $30,005    $44,694
     Production Payments...........   17,906          --         --         --         --
                                     -------    --------   --------    -------    -------
          Total Oil Revenues.......  $61,012    $105,360   $154,284    $30,005    $44,694
                                     =======    ========   ========    =======    =======
  Gas
     Excess Over Production
       Payments....................  $ 6,757    $ 22,581   $ 52,175    $10,672    $20,196
     Production Payments...........    5,951          --         --         --         --
                                     -------    --------   --------    -------    -------
          Total Gas Revenues.......  $12,708    $ 22,581   $ 52,175    $10,672    $20,196
                                     =======    ========   ========    =======    =======

                                                                      THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,            MARCH 31,
                                     ------------------------------   -------------------
                                      1994        1995       1996       1996       1997
                                     -------    --------   --------   --------   --------
AVERAGE SALES PRICES (1)
  Oil (per Bbl)
     Excess over Production
       Payments....................  $ 15.56(2) $  17.39   $  21.58    $ 19.25    $ 21.99
     Production Payments...........    11.82          --         --         --         --
     Net Average Oil Price.........    14.24       17.39      21.58      19.25      21.99
  Gas (per Mcf)
     Excess over Production
       Payments....................  $  1.96    $   1.82   $   2.79    $  3.22    $  2.99
     Production Payments...........     1.58          --         --         --         --
     Net Average Gas Price.........     1.76        1.82       2.79       3.22       2.99
  BOE (per BOE)
     Excess over Production
       Payments....................  $ 14.90    $  15.75   $  20.10    $ 19.28    $ 20.55
     Production Payments...........    11.12          --         --         --         --
     Net Average Price.............    13.42       15.75      20.10      19.28      20.55
Severance Taxes (3)................  $ 6,747    $ 10,023   $ 10,906    $ 2,886    $ 2,672
Lease Operating Expenses (3).......  $23,577    $ 30,023   $ 36,192    $ 8,446    $12,711
Lease Operating Expenses (per
  BOE).............................  $  4.29    $   3.70   $   3.52    $  4.00    $  4.02

---------------

(1) Excludes results of hedging activities which increased (decreased) revenue recognized in the 1994, 1995 and 1996 periods by $1.7 million, $(0.5) million and $(18.7) million, respectively, and by $(3.9) million and $(0.6) million in the three months ended March 31, 1996 and 1997, respectively. Including the effect of hedging activities, the Company's average oil price received was $14.56, $17.27 and $19.70 in the years ended December 31, 1994, 1995 and 1996, respectively, and the average gas price received was $1.81, $1.84 and $2.50 in the years ended December 31, 1994, 1995 and 1996, respectively. In the three months ended March 31, 1996 and 1997, including hedging activities, the Company's average oil price received was $18.71 and $21.69, respectively, and the average gas price received was $2.31 in the three months ended March 31, 1996. No gas volumes were hedged in the three months ended March 31, 1997.

(2) Includes sales of 800 MBbls for the year ended December 31, 1994, subject to a long-term contract at prices averaging $1.29 per Bbl for the eleven months ended November 30, 1994. See "Business -- Oil and Gas Marketing and Major Customers."

(3) Volumes delivered under production payments were received by Enron Reserve Acquisition Corp. free and clear of severance taxes and lease operating expenses. These costs were borne in full by the Company under the terms of the production payments.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

     Revenues. The following table reflects an analysis of differences in the Company's oil and gas revenues (expressed in thousands of dollars) between the three months ending March 31, 1997 and the comparable period in 1996:

                                                              FIRST QUARTER 1997
                                                                 COMPARED TO
                                                              FIRST QUARTER 1996
                                                              ------------------
Increase (decrease) in oil and gas revenues resulting from
  differences in:
  Crude oil and condensate --
     Price..................................................       $ 5,565
     Production.............................................         9,124
                                                                   -------
                                                                    14,689
  Natural gas --
     Price..................................................        (1,580)
     Production.............................................        11,105
                                                                   -------
                                                                     9,525
                                                                   -------
  Hedging and other, net....................................         3,434
                                                                   -------
Increase in oil and gas revenues............................       $27,648
                                                                   =======

     The Company's total revenues increased approximately $27.6 million, or 75%, to $64.5 million for the three months ended March 31, 1997, from $36.8 million for the comparable period in 1996. Production levels for the three months ended March 31, 1997, increased 50% to 3,158 MBOE from 2,110 MBOE for the comparable period in 1996. The Company's average sales prices (excluding hedging activities) for oil and natural gas for the three months ended March 31, 1997 were $21.99 per Bbl and $2.99 Mcf versus $19.25 per Bbl and $3.22 per Mcf in the prior period. Revenues increased by $20.2 million due to the aforementioned production increases and by $4.0 million as a result of increased oil and gas prices. The increases for the three months ended March 31, 1997, included additional production of 576 MBOE and related revenues of $11.6 million associated with the acquisition of certain interests in the Central Gulf Area on September 26, 1996. For the three months ended March 31, 1997, the Company's total revenues were further affected by a $3.3 million increase related to hedging activities. In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into price hedging arrangements. See "-- Other Matters -- Energy Swap Agreements." The Company's average sales prices (including hedging activities) for oil for the three months ended March 31, 1997, were $21.69 per Bbl versus $18.71 per Bbl in the prior year period. The average sales price (including hedging activities) for gas for the three months ended March 31, 1996, was $2.31 per Mcf. No gas volumes were hedged in the three months ended March 31, 1997.

     Lease operating expenses. On a BOE basis, lease operating expense remained relatively unchanged at $4.02 per BOE for the three months ended March 31, 1997 from $4.00 per BOE in the comparable 1996 period. For the three months ended March 31, 1997, lease operating expenses were $12.7 million, as compared to $8.4 million in the comparable 1996 period. This increase partially results from fluctuations in operating expenses associated with increased production and an increase of approximately $3.2 million relating to lease operating expenses associated with the newly acquired Central Gulf Area. In addition, workover expenses for the three months ended March 31, 1997, increased by $.6 million to $1.7 million, as compared to $1.1 million in the comparable 1996 period.

     Severance taxes. The effective severance tax rate as a percentage of oil and gas revenues (excluding the effect of hedging activities) decreased to 4.1% for the three months ended March 31, 1997, from 7.1% in the comparable period in 1996. The decrease was primarily due to increased production from new wells on federal leases, including wells located on the Central Gulf Area, and from state leases which were exempt from the state severance tax under Louisiana's severance tax abatement program.

     General and administrative expenses. For the three months ended March 31, 1997, general and administrative expenses were $4.4 million as compared to $3.3 million in the comparable 1996 period. This increase is primarily due to costs associated with increased corporate staffing associated with both an increase in drilling activities and the Company's acquisition of the Central Gulf Area and an increase in franchise taxes, partially offset in the 1997 period by an increase in the capitalization of a portion of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties.

     Depreciation, depletion, and amortization expense. For the three months ended March 31, 1997, depreciation, depletion and amortization ("DD&A") expense was $22.9 million as compared to $14.4 million in the comparable 1996 period. On a BOE basis, DD&A for the three months ended March 31, 1997, was $7.25 per BOE as compared to $6.80 per BOE for the three months ended March 31, 1996. This variance can primarily be attributed to (i) the Company's increased production and related current and future capital costs from the 1996 and 1997 drilling programs and (ii) the Company's purchase of the Central Gulf Area, partially offset by the increase to proved reserves resulting from such drilling programs and the acquisition.

     Interest expenses. For the three months ended March 31, 1997, interest expense increased to $6.5 million from interest expense of $4.5 million in the comparable 1996 period. This increase in interest expense can primarily be attributed to interest expense of approximately $3.9 million in the three months ended March 31, 1997, relating to the issuance of the Senior Subordinated Notes on September 26, 1996, partially offset by increases in the amount of interest capitalized in the 1997 period, resulting from an increase in the Company's unevaluated assets, including additional seismic data and acreage.

     Income tax expense. For the three months ended March 31, 1997, the Company recorded income tax expenses of $6.0 million, as compared to $1.2 million in the 1996 period.

     Net income. Due to the factors described above, net income increased to $9.9 million for the three months ended March 31, 1997, from $1.9 million for the comparable period in 1996.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

     Revenues. The following table reflects an analysis of differences in the Company's oil and gas revenues (expressed in thousands of dollars) between the year ended December 31, 1996, and the comparable 1995 period:

                                          YEAR ENDED 1996
                                            COMPARED TO
                                          YEAR ENDED 1995
                                          ---------------
Increase (decrease) in oil and gas
  revenues resulting from differences
  in:
  Crude oil and condensate --
     Price..............................     $ 29,929
     Production.........................       18,995
                                             --------
                                               48,924
  Natural gas --
     Price..............................       18,067
     Production.........................       11,527
                                             --------
                                               29,594
                                             --------
  Hedging and other, net................      (18,037)
                                             --------
Increase in oil and gas revenues........     $ 60,481
                                             ========

     The Company's total revenues increased approximately $60.5 million, or 47%, to $188.5 million for the year ended December 31, 1996, from $128.0 million for the comparable period in 1995. Production levels for the year ended December 31, 1996, increased 26% to 10,269 MBOE from 8,123 MBOE for the comparable period in 1995. The Company's average sales prices (excluding hedging activities) for oil and natural gas for the year ended December 31, 1996 were $21.58 per Bbl and $2.79 per Mcf versus $17.39 per Bbl and $1.82 per Mcf in the prior period. Revenues increased by $30.5 million due to the aforementioned production increases and by $48.0 million as a result of increased oil and gas prices. For the year ended December 31, 1996, the Company recognized additional production of 680 MBOE and related revenues of $14.8 million associated with the acquisition of the Central Gulf Area.

     For the year ended December 31, 1996, the Company's total revenues were further affected by a $18.2 million decrease in hedging revenues. In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into price hedging arrangements. See
"-- Other Matters -- Energy Swap Agreements." The Company's average sales prices (including hedging activities) for oil and natural gas for the year ended December 31, 1996, were $19.70 per Bbl and $2.50 per Mcf versus $17.27 per Bbl and $1.84 per Mcf in the prior period.

     Lease operating expenses. Lease operating expenses decreased to $3.52 per BOE for the year ended December 31, 1996, from $3.70 per BOE in the comparable 1995 period. This decrease is primarily the result of increased production in the Company's oil and gas fields, which have substantial fixed operating costs due to the capital intensive nature of the facilities and the underutilization of capacity. For the year ended December 31, 1996, total lease operating expenses were $36.2 million, as compared to $30.0 million in the 1995 period. This increase primarily results from fluctuations in normal operating expenses, including operating expenses associated with increased production and an increase of approximately $2.8 million relating to lease operating expenses of the newly acquired Central Gulf Area. In addition, workover expenses for the year ended December 31, 1996, increased by $1.1 million to $2.5 million, as compared to $1.4 million in the comparable 1995 period.

     Severance taxes. The effective severance tax rate as a percentage of oil and gas revenues (excluding the effect of hedging activities) decreased to 5.3% in the year ended December 31, 1996, from 7.8% in the comparable 1995 period. The decrease was primarily due to increased production from new wells on federal leases, including wells located on the Central Gulf Area, and from state leases which were exempt from state severance tax under Louisiana's severance tax abatement program.

     General and administrative expenses. For the year ended December 31, 1996, general and administrative expenses were $16.2 million as compared to $11.3 million in the comparable 1995 period. This increase is primarily due to costs of increased corporate staffing associated with both an increase in drilling activities and the Company's acquisition of the Central Gulf Area properties, partially offset in the 1996 period by an increase in the capitalization of a portion of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties. In addition, the Company expensed $.9 million relating to costs associated with efforts to purchase an oil and gas property outside of its United States cost center.

     Depreciation, depletion, and amortization expense. For the year ended December 31, 1996, DD&A expense was $74.7 million as compared to $54.1 million in the comparable 1995 period. On a BOE basis, DD&A for the year ended December 31, 1996, was $7.27 per BOE as compared to $6.66 per BOE for the year ended December 31, 1995. This variance can primarily be attributed to the Company's increased production and related current and future capital costs from the 1995 and 1996 drilling programs and the Company's purchase of the Central Gulf Area, partially offset by the increase to proved reserves resulting from the programs and the acquisition.

     Interest expense. For the year ended December 31, 1996, interest expense increased approximately $0.4 million to $18.0 million, from $17.6 million in the comparable 1995 period. This increase is primarily a result of interest expense of approximately $4.1 million related to the issuance of the Senior Subordinated Notes in September 1996. The increase was partially offset by the repayment of a portion of the Company's debt with proceeds from the common stock offering in March 1996 and the issuance of the Senior Subordinated Notes. The increase was also partially offset by increases in the amount of interest capitalized in the 1996 period, as a result of an increase in the Company's unevaluated assets, including additional acreage and seismic data.

     Income tax expense (benefit). For the year ended December 31, 1996, the Company recorded income tax expense of $12.0 million, as compared to a $4.7 million benefit in the comparable 1995 period during which the Company realized a deferred tax asset.

     Net income. Due to the factors described above, net income for the year ended December 31, 1996, increased to $21.0 million, an increase of $11.1 million or 112% from net income of $9.9 million for the comparable 1995 period.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

     Revenues. The following table reflects an analysis of differences in the Company's oil and gas revenues (expressed in thousands of dollars) between the year ended December 31, 1995, and the comparable 1994 period:

                                                              YEAR ENDED 1995
                                                                COMPARED TO
                                                              YEAR ENDED 1994
                                                              ---------------
Increase (decrease) in oil and gas revenues resulting from
  differences in:
  Crude oil and condensate --
     Price..................................................     $ 19,143
     Production.............................................       25,205
                                                                 --------
                                                                   44,348
  Natural gas --
     Price..................................................          811
     Production.............................................        9,062
                                                                 --------
                                                                    9,873
                                                                 --------
  Hedging and other, net....................................       (1,646)
                                                                 --------
Increase in oil and gas revenues............................     $ 52,575
                                                                 ========

     For the year ended December 31, 1995, the Company's total revenues increased approximately $52.6 million, or 70%, to $128.0 million from $75.4 million for the comparable period in 1994. Production levels for the year ended December 31, 1995, increased 48% to 8,123 MBOE from 5,492 MBOE for the comparable period in 1994. The Company's average sales prices (excluding hedging activities) for oil and natural gas for the year ended December 31, 1995 were $17.39 per Bbl and $1.82 per Mcf, respectively, versus $14.24 per Bbl and $1.76 per Mcf, respectively, in the comparable 1994 period. Oil and natural gas volumes sold pursuant to production payment obligations represented approximately 35% and 52% of total sales volumes, respectively, for the year ended December 31, 1994. As a result of the repurchase of production payments on December 7, 1994, the Company was able to sell all of its production at market prices in 1995 as compared to previously selling a portion of its production subject to production payments at implicit contractual prices per BOE substantially below then current market prices.

     For the year ended December 31, 1995, the Company recognized additional production of 950 MBOE and related revenues of $15.0 million associated with the Minority Interest purchased December 7, 1994. Of the $15.0 million, $12.4 million was primarily related to production associated with the purchased Minority Interest with the remaining $2.6 million primarily related to increased oil prices for the 1995 period.

     For the year ended December 31, 1995, the Company's total revenues were further affected by a $2.2 million decrease in hedging revenues. In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into price hedging arrangements. See
"-- Other Matters -- Energy Swap Agreements." The Company's average sales prices (including hedging activities) for oil and natural gas for the year ended December 31, 1995, were $17.27 per Bbl and $1.84 per Mcf versus $14.56 per Bbl and $1.81 per Mcf in the prior period.

     Lease operating expenses. On a BOE basis, lease operating expenses decreased 14% in the year ended December 31, 1995, to $3.70 per BOE from $4.29 per BOE in the comparable period of 1994. This decrease was primarily the result of increased production at the Delta Area, which have substantial fixed operating costs due to the capital intensive nature of the facilities and the underutilization of capacity. Total lease operating expenses for the year ended December 31, 1995 were $30.0 million, as compared to $23.6 million for the comparable 1994 period. The increase was primarily related to the Company's operating expenses associated with increased production, the purchase of the Minority Interest in December 1994, an increase in painting and other preventive maintenance type programs which the Company believed to be cost effective, and increased workover costs in the 1995 period. Workover expenses increased to $1.4 million for the year ended December 31, 1995, as compared to $0.9 million for the comparable 1994 period.

     Severance taxes. The effective severance tax rate as a percentage of revenues decreased to 7.8% in the year ended December 31, 1995, from 8.9% in the comparable period of 1994. This decrease was primarily due to increased production from new wells on federal leases and from state leases which were exempt from state severance tax under Louisiana's severance tax abatement program.

     General and administrative expenses. General and administrative expenses per BOE decreased 26% to $1.39 per BOE in the year ended December 31, 1995 from $1.88 per BOE in the comparable period of 1994. In the year ended December 31, 1995, general and administrative expenses were $11.3 million, as compared to $10.4 million in the comparable 1994 period. The increase in general and administrative expenses was primarily due to increased corporate staffing, an increase in director and officer insurance premiums, an increase in franchise taxes and in incentive compensation. These increases were partially offset by the nonrecurring $0.9 million release and indemnity expenses incurred by the Company in the year ended December 31, 1994, a decrease in legal and other professional fees during 1995 and an increase in the capitalization of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties during 1995.

     Depreciation, depletion, and amortization expense. For the year ended December 31, 1995, DD&A per BOE remained relatively unchanged at $6.66 as compared to $6.64 in the 1994 period. Total DD&A expense for the 1995 period was $54.1 million, as compared to $36.5 million for the comparable 1994 period. This variance was primarily related to the Company's increased production and related capital costs from the 1994 and 1995 drilling programs, as well as the increase in proved reserves. Also contributing to increased DD&A expense was the December 1994 acquisition of the Minority Interest.

     Interest expense. Interest expense for the year ended December 31, 1995 was $17.6 million, an increase of approximately $13.1 million from $4.5 million for the comparable 1994 period. This increase was due primarily to interest expense relating to the Senior Notes and the Revolving Credit Facility. This increase was partially offset by interest that was capitalized during the year ended December 31, 1995, of $2.8 million, as compared to $0.1 million in the 1994 period.

     Income tax expense (benefit). The Company was originally formed as an S corporation under the Internal Revenue Code and, as such, all income taxes were the obligation of the Company's stockholders. In conjunction with the Company's initial public offering, the Company converted to a C corporation under the Internal Revenue Code. Due to a valuation allowance, the Company did not record a tax benefit for the year ended December 31, 1994. During 1995, due to drilling successes and increases in realized prices, the Company generated income from operations. At December 31, 1995, management believed it was more likely than not that the deferred tax asset would be realized. As a result, in 1995 the Company reversed the valuation allowance and recognized a tax benefit of $4.7 million.

     Net income. Due to the factors described above, net income increased approximately $32.1 million from a net loss of $22.2 million for the year ended December 31, 1994 to net income of $9.9 million for the year ended December 31, 1995. For the year ended December 31, 1995, net income before the income tax benefit was $5.2 million.

LIQUIDITY AND CAPITAL RESOURCES

     The following summary table reflects comparative cash flows for the Company for the years ended December 31, 1994, 1995 and 1996, and the three months ended March 31, 1996 and 1997:

                                                                             THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,             MARCH 31,
                                          --------------------------------   -------------------
                                            1994        1995       1996        1996       1997
                                          ---------   --------   ---------   --------   --------
                                                              (IN THOUSANDS)
Net cash provided by (used in) operating
  activities(1).........................  $(115,485)  $ 58,880   $ 125,989   $ 19,790   $ 50,493
Net cash used in investing activities...    (46,607)   (77,699)   (293,132)   (14,437)   (73,156)
Net cash provided by financing
  activities............................    162,462     18,463     172,689     17,060     17,244

---------------

(1) Cash flow from operating activities for the year ended December 31, 1994 was reduced by $123.6 million related to the repurchase of production payments.

     For the three months ended March 31, 1997, net cash provided by operating activities increased by $30.7 million. This increase relates primarily to increased revenues, partially offset by increases in lease operating expenses and general and administrative expenses. In addition, timing differences on certain receivable and payable balances affect cash provided by operating activities at any period ended.

     Cash used in investing activities during the three months ended March 31, 1997, increased to $73.2 million as compared to $14.4 million in the comparable 1996 period. This increase is primarily as a result of the Company's acquisition of properties in the Delta Area for a net purchase price of approximately $55.9 million, as well as increased drilling activity in the 1997 period, partially offset by the sale of the Company's interest on the South Marsh Island 269 field which generated cash of $33.5 million in the 1997 period.

     Financing activities during the three months ended March 31, 1997, generated cash of $17.2 million, as compared to $17.1 million in the comparable 1996 period. The increase in cash during the 1997 period was primarily a result of a $17.0 million increase in net borrowings on the Company's $150 million Revolving Credit Facility. The cash generated in the comparable 1996 period was the result of the issuance of 4.5 million shares of common stock at $14.75 per share on March 19, 1996, of which the Company's net proceeds were approximately $62.2 million, partially offset by the repayment of debt in the 1996 period totaling $48.4 million.

     Capital requirements. The Company's capital investments to date have focused primarily on exploration, acquisitions and development of proved properties. The Company's expenditures for property acquisition, exploration and development for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 are as follows:

                                                                         THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,          MARCH 31,
                                          ----------------------------   ------------------
                                           1994      1995       1996      1996       1997
                                          -------   -------   --------   -------   --------
                                                           (IN THOUSANDS)
Property acquisition costs of evaluated
  properties............................  $25,442   $   624   $ 59,419   $    --   $ 50,639
Property acquisition costs of
  unevaluated properties................   14,736     2,381     69,766     1,082      8,942
Reclass of properties held for resale...       --        --    (37,200)       --         --
Exploration costs (drilling and
  completion)...........................    8,467    12,153     31,767     5,269     11,521
Development costs (drilling and
  completion)...........................   21,634    42,443     81,616    10,878     27,834
Abandonment costs.......................      727       236        352       140        134
Geological and geophysical costs........    1,362     5,953     13,999       422      8,637
Capitalized interest and general and
  administrative costs..................      660     4,476      9,191     1,245      3,222
Other capital costs.....................    1,449     5,386     22,395     2,516      7,476
                                          -------   -------   --------   -------   --------
                                          $74,477   $73,652   $251,305   $21,552   $118,405
                                          =======   =======   ========   =======   ========

     A primary component of the Company's strategy is to continue its exploration and development activities. The Company intends to finance capital expenditures related to this strategy primarily with funds provided by operations and borrowings under the Revolving Credit Facility. During the three months ended March 31, 1997, the Company spent $39.4 million on exploration and development drilling and $8.6 million on 3-D seismic surveys and other geological and geophysical costs. Included in property acquisition costs in the three months ended March 31, 1997, is the $55.9 million net purchase price of the acquisition of Delta Area properties. Of the total net purchase price for such acquisition, approximately $50.5 million was allocated to evaluated properties and $5.4 million was allocated to unevaluated properties. Included in other capital costs for the three months ended March 31, 1997, is $6.9 million, which relates primarily to capital costs incurred to install and upgrade production facilities and flowlines. The Company is also a party to two escrow agreements which provided for the future plugging and abandonment costs associated with oil and gas properties. The first agreement requires monthly deposits of $100,000 through June 30, 1998, and $350,000 thereafter until the balance in the escrow account equals $40 million, unless the Company commits to plug and abandonment of a certain number of wells in which case the increase will be deferred. The second agreement required an initial deposit of $250,000 and monthly deposits thereafter of $50,000 until the balance in the escrow account equals $7,500,000. As of March 31, 1997, the escrow balances totaled $6.9 million.

     In addition to developing its existing reserves, the Company will continue to attempt to increase its reserve base, production and operating cash flow by engaging in strategic acquisitions of oil and gas properties. In order to finance any such possible future acquisitions, the Company may seek to obtain additional debt or equity financing. The availability and attractiveness of these sources of financing will depend upon a number of factors, including the financial condition and performance of the Company, as well as prevailing interest rates, oil and gas prices and other market conditions. There can be no assurance that the Company will acquire any additional producing properties. In addition, the ability of the Company to incur additional indebtedness and grant security interests with respect thereto will be subject to the terms of the Indentures (as defined herein).

     The Company has budgeted $240 million for 1997 drilling activities and an additional $50 million for other direct capital expenditures including lease acquisitions and seismic purchases. In addition, on March 7, 1997, the Company completed the acquisition of properties in the Main Pass fields for a net purchase price of $55.9 million. The Company's other primary capital requirements for the remainder of 1997 will be for the payment of interest on the Notes, interest of $15.6 million on its Senior Subordinated Notes and interest on any borrowings the Company may incur under the Revolving Credit Facility. The Company expects to fund its current debt service obligations with operating cash flow.

     Liquidity. The ability of the Company to satisfy its obligations and fund planned capital expenditures will be dependent upon its future performance, which will be subject to prevailing economic conditions, including oil and gas prices, and to financial and business conditions and other factors, many of which are beyond its control, supplemented with existing cash balances and, if necessary, borrowings under the Revolving Credit Facility. The Company expects that its cash flow from operations, existing cash balances and availability under the Revolving Credit Facility will be adequate to execute the remainder of its 1997 business plan. However, no assurance can be given that the Company will not experience liquidity problems from time to time in the future or on a long-term basis. If the Company's cash flow from operations, existing cash balances and availability under the Revolving Credit Facility are not sufficient to satisfy its cash requirements, there can be no assurance that additional debt or equity financing will be available to meet its requirements.

     The Revolving Credit Facility currently has a borrowing base of $150 million. The lenders may redetermine the borrowing base at their option once within any 12-month period, as well as on scheduled redetermination dates as outlined in the Revolving Credit Facility. The Revolving Credit Facility terminates on March 27, 2000, unless the Company requests and is granted a one-year deferral of such termination.

     Under the terms of the Revolving Credit Facility, the Company is required to comply with certain financial tests which may reduce the $150 million borrowing base. Currently, the Company does not believe that these financial tests will reduce the borrowing base. As of June 15, 1997, the Company's outstanding balance on its Revolving Credit Facility was $85.5 million, including letters of credit of $2.0 million primarily associated with bonding for future abandonment obligations. The Company had remaining availability of $64.5 million under the Revolving Credit Facility as of June 15, 1997.

     Effects of leverage. The Company is highly leveraged with outstanding long-term debt of approximately $301.2 million as of March 31, 1997. The Company's level of indebtedness has several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) the covenants contained in the Indentures contain restrictions which may limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and (iii) the Company's ability to obtain additional financing in the future for working capital, expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     The Company is required to make semi-annual interest payments of approximately $7.8 million on its Senior Subordinated Notes each April 1 and October 1 through the year 2006. In addition, the Company is required to make quarterly interest payments on the Revolving Credit Facility based on outstanding borrowings for the quarterly period. The Company may also, at its discretion, make principal payments on the Revolving Credit Facility.

     Pursuant to the indenture governing the Senior Subordinated Notes (the "Senior Subordinated Notes Indenture", the Company may not incur any Indebtedness other than Permitted Indebtedness (as defined in the Senior Subordinated Notes Indenture) unless the Company's Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Subordinated Notes Indenture) for the four full fiscal quarters preceding the proposed new Indebtedness is greater than 2.5 to 1.0 after giving pro forma effect to the proposed new Indebtedness, the application of the proceeds of such Indebtedness and other significant transactions during the period.

     In accordance with the terms of the Senior Subordinated Notes Indenture, if the Company disposes of oil and gas assets, it must apply such proceeds to permanently pay down certain indebtedness or within a specified time from the date of the asset sale, purchase additional oil and gas assets. If proceeds not applied as indicated above exceed $15 million, the Company shall be required to offer to purchase outstanding Senior Subordinated Notes or other pari passu indebtedness in an amount equal to the unapplied proceeds.

     The Company believes it is currently in compliance with all covenants contained in the Senior Subordinated Notes Indenture and has been in compliance since the issuance of the Senior Subordinated Notes.

     The Company's ability to meet its debt service obligations and to reduce its total indebtedness upon the Company's future performance, which will be subject to oil and gas prices, general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance may not be adversely affected by such economic conditions and financial, business and other factors.

OTHER MATTERS

     Energy swap agreements. The Company hedges certain of its production through master swap agreements ("Swap Agreements"). The Swap Agreements provide for separate contracts tied to the NYMEX light sweet crude oil and natural gas futures contracts. The Company has contracts which contain specific contracted prices ("Swaps") that are settled monthly based on the differences between the contract prices and the average NYMEX prices for each month applied to the related contract volumes. To the extent the average NYMEX price exceeds the contract price, the Company pays the spread, and to the extent the contract price exceeds the average NYMEX price the Company receives the spread. In addition, the Company has combined contracts which have agreed upon price floors and ceilings ("Costless Collars"). To the extent the average NYMEX price exceeds the contract ceiling, the Company pays the spread between the ceiling and the average NYMEX price applied to the related contract volumes. To the extent the contract floor exceeds the average NYMEX price the Company receives the spread between the contract floor and the average NYMEX price applied to the related contract volumes. Under the terms of the Swap Agreements, each counterparty has extended the Company a $5 million line of credit for use in conjunction with its hedging activities. As of May 6, 1997, the fair market value of all contracts covered by the Swap Agreements was approximately $.1 million.

     As of March 31, 1997, the Company's open forward position on its outstanding crude oil Swaps was as follows:

                                                            AVERAGE
                     YEAR                          MBBLS     PRICE
                     ----                          -----    -------
1997...........................................    1,425    $19.80
1998...........................................     300     $18.55
1999...........................................     300     $18.55
2000...........................................     300     $18.55
                                                   -----    ------
                                                   2,325    $19.31
                                                   =====    ======

     The Company currently has no outstanding natural gas Swaps.

     As of March 31, 1997, the Company's open forward position on its outstanding Costless Collars was as follows:

                                     EFFECTIVE         CONTRACTED    CONTRACTED    CONTRACTED
                                 ------------------     VOLUMES        FLOOR        CEILING
             YEAR                FROM      THROUGH      (MBBLS)        PRICE         PRICE
             ----                -----    ---------    ----------    ----------    ----------
1997...........................  April      June          600          $20.00        $24.25
1997...........................  April      June          300          $20.00        $25.20
1997...........................  April      June           75          $20.00        $24.90
1997...........................  July     September       900          $20.00        $24.40

     On March 7, 1997, the Company entered into a basis swap for 9,000 barrels of oil per month for the period April, 1997, through July, 1997, with a fixed price of ($0.11) per barrel basis differential between the monthly calendar average of Platt's Louisiana Light Sweet and Platt's West Texas Intermediate crude oil prices.

     In addition, on April 7, 1997, the Company entered into a field diesel swap for 150,000 gallons per month for the month of April 1997, and August 1997 through March 1998, relating to expected future diesel needs. This swap obligates the Company to make or receive payments on the last day of each respective calendar month based on the difference between a specified price of $0.5425 per gallon and the average of the daily settlement price per gallon for the respective calendar month Platt's Gulf Coast Pipeline mean high sulfur No. 2 oil contract.

     As a result of hedging activity under the Swap Agreement, on a BOE basis, the Company estimates that approximately 26% of its estimated remaining 1997 production which is classified as proved reserves as of March 31, 1997, will not be subject to price fluctuation for 1997.

     Currently, it is the Company's intention to commit no more than 50% of its total annual production on a BOE basis to such arrangements. Moreover, under the Revolving Credit Facility, the Company is prohibited from committing more than 80% of its production estimates for the next 24 months to such arrangements at any point in time. As the current swap agreements expire, the portion of the Company's oil and natural gas production which is subject to price fluctuations will increase significantly, unless the Company enters into additional hedging transactions.

     Despite the measures taken by the Company to attempt to control price risk, the Company remains subject to price fluctuations for natural gas and oil sold in the spot market. Prices received for natural gas sold on the spot market are volatile due primarily to seasonality of demand and other factors beyond the Company's control. Domestic oil prices generally follow worldwide oil prices which are subject to price fluctuations resulting from changes in world supply and demand. While the price the Company receives for its oil and natural gas production has significant financial impact on the Company, no prediction can be made as to what price the Company will receive for its oil and natural gas production in the futures.

     Gas balancing. It is customary in the industry for various working interest partners to produce more or less than their entitlement share of natural gas from time to time. The Company's net overproduced position on its properties decreased from 2,059,954 Mcf at December 31, 1996, to 1,038,258 Mcf at March 31, 1997. This decrease is primarily the result of the Company's acquisition of Delta Area properties. During the make-up period for the remaining imbalance, the Company's gas revenues will be adversely affected minimized by an unjust enrichment clause contained in the gas balancing agreement. The Company recognizes revenue and imbalance obligations under the sales method of accounting.

                                    BUSINESS

GENERAL

     The Company is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas with operations focused primarily in the Eastern and Central Gulf of Mexico and on coastal onshore Louisiana, some of the most prolific oil and gas producing regions in the United States. As of March 31, 1997, the Company had estimated proved reserves of approximately 59.9 MMBbls of oil and 167.4 Bcf of natural gas, or an aggregate of approximately 87.8 MMBOE, with a Present Value of Future Net Revenues of approximately $498.5 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $420.0 million. On a BOE basis, approximately 68% of the Company's proved reserves on such date were oil. The majority of the Company's existing proved reserves are attributable to Company operated wells or leases and approximately 74% of these reserves were classified as proved developed at March 31, 1997.

     In order to reduce risks and lower drilling costs, the Company uses state-of-the-art seismic evaluation technology in its exploitation and exploration activities. The seismic evaluation technology is integrated with subsurface data to improve the Company's ability to properly define the structural and stratigraphic features that potentially contain accumulation of hydrocarbons. As of May 31, 1997, the Company owned 1,700 square miles of 3-D seismic data and over 20,000 linear miles of 2-D seismic data on and around its core properties.

     The Company's operations are located primarily in three geographically concentrated areas consisting of the Mississippi River Delta area (the "Delta Area"), the Central Gulf of Mexico area (the "Central Gulf Area") and onshore Louisiana. The Delta Area is located primarily in federal and state waters offshore in the Mississippi River deltaic region and consists of interests in 10 fields and encompasses 108,557 gross (95,277 net) acres. The Delta Area contains approximately 500 producing wells and includes three of the top 20 fields in the Gulf of Mexico based on total historical production. The Central Gulf Area consists of interests in nine oil and gas producing fields and related production facilities primarily situated in the shallow federal waters of the central Gulf of Mexico, offshore Louisiana and contains approximately 50 producing wells. The Central Gulf Area encompasses 76,062 gross (50,224 net) acres. The Louisiana onshore exploratory area (the "Onshore Exploratory Area") consists of leasehold and seismic lease options totaling 62,143 gross (45,962 net) acres located within the Mallard Bay and Lacassine fields in Cameron Parish, Louisiana. The Company's fields provide significant opportunities to enhance current production and ultimate reserve recoveries through development and exploratory drilling, recompletions and infill and horizontal drilling. Primarily by capitalizing on these opportunities, the Company has increased its average daily production by 133% from 15,047 BOE for the year ended December 31, 1994 to 35,089 BOE for the three months ended March 31, 1997.

RECENT DEVELOPMENTS

     Effective January 1, 1997, the Company sold all of its interest in the South Marsh Island Block 269 field located in federal waters offshore Louisiana for $37.2 million. This field was acquired in September of 1996 as part of the acquisition of the Central Gulf Area and was sold primarily due to its non-strategic nature, given it consisted solely of non-operated minority working interests.

     On March 7, 1997, the Company consummated the acquisition from Chevron USA, Inc. of certain interests in various state leases in the Main Pass Block 69 field, offshore Plaquemines Parish, Louisiana for a gross purchase price of $55.7 million. This acquisition consisted of interests in leases which include interests in 27 producing wells located on 5,898 gross acres strategically situated contiguous to the Company's existing Main Pass Block 69 holdings. Such acquisition provides the Company with the opportunity to benefit from operational leverage and realize economies of scale through the use of current Delta Area personnel and facilities.

     In April of 1997, the Company announced that it had entered into a deepwater joint venture with a major integrated oil company involving 27 federal blocks located in the deepwater area of the Gulf of Mexico. The major oil company currently has production on other blocks in deepwater areas of the Gulf of Mexico and brings a significant deepwater technical effort and secured rig availability to the joint venture. Preliminary geological review has identified six distinct plays across the 27 blocks.

STRENGTHS

     The Company believes it has unique strengths that position it to continue as a successful independent operator in the Gulf of Mexico and coastal onshore Louisiana, including the following:

     Quality of existing operations. The Company's Delta Area and Central Gulf Area fields are among the most productive fields in the Gulf of Mexico based on total historical production. These fields have extensive production histories and contain significant reserve and production enhancement opportunities. Production from these fields has been predominantly from the upper 12,000 feet of sediment. While cumulative historical production from these horizons has exceeded one billion BOE, the Company believes that potential may exist for additional reserves to be found at these horizons, as well as deeper horizons. As of May 31, 1997, the Company's properties collectively comprised over 208,600 net acres of leases and seismic options (98,876 of which are held by production).

     Extensive Technological Database. The Company owns approximately 1,700 square miles of 3-D seismic data and over 20,000 linear miles of 2-D seismic data in and around its core properties. OEI uses state-of-the-art seismic evaluation technology in its exploitation and exploration activities in order to reduce risks and lower costs. The seismic evaluation technology is integrated with subsurface data from over 12,000 wells to improve the Company's ability to properly define the structural and stratigraphic features which potentially contain accumulations of hydrocarbons. The Company employs over 50 geoscientists and engineers to integrate and evaluate this expansive well and seismic data base. Management believes the availability of 3-D seismic coverage for the Gulf of Mexico at reasonable costs enhances the potential for returns on exploration and development activities.

     Efficient operator. The Company is the operator of over 90% of its wells, allowing it to control expenses, capital allocation and the timing of development and exploitation of its fields. Since 1992, the Company has decreased lease operating expenses by 26%, from $5.45 per BOE for the period from inception (April 20, 1992) through December 31, 1992 to $4.02 per BOE for the three months ended March 31, 1997. Prior to the Company's ownership, lease operating expenses for the portion of the Delta Area purchased in 1993 in 1989, 1990, and 1991 were $8.15, $10.58 and $9.74, respectively, per BOE and lease operating expenses at the portion of the Delta Area purchased in 1992 in 1989, 1990 and 1991 were $6.59, $11.33 and $8.17, respectively, per BOE.

     Expertise in the Gulf of Mexico. Management believes the Company's existing asset base and personnel provide it with competitive advantages for operating in the Gulf of Mexico. The Company's senior operating personnel as well as its over 50 geoscientists and engineers have substantial experience, largely through tenure at major oil companies, in the technical challenges arising from exploitation and exploration of this region. The Company has also assembled a team of field personnel, most with over 15 years of experience operating in the Company's core areas. Management has extensive experience and good working relationships with federal, state and local regulatory agencies in this region.

     Expandable base of operations. The Company has additional production capacity available at its Delta Area and Central Gulf Area production facilities, which can provide a foundation for further acquisition, exploitation and exploration in the Gulf of Mexico to achieve additional production at relatively low incremental costs. Because of the strategic location of the production facilities in these core areas, the excess capacity can be used to provide services to third parties operating in the area. The Company also believes that its operating and administrative personnel and systems can efficiently manage the addition of producing properties and related operations through geographic concentration, technical expertise and economies of scale based on existing infrastructure and the maintenance of low overhead costs.

BUSINESS STRATEGY

     The Company's strategy is to increase shareholder value by increasing its reserve base and by continuing to decrease unit costs. The Company intends to grow its oil and gas reserves by capitalizing on its strengths through the exploitation of its existing properties, the exploration for new oil and gas reserves on its existing properties and elsewhere and the acquisition of additional properties with exploitation and exploration potential. The Company intends to decrease unit costs by increasing production in its existing areas of operation. The Company is implementing this strategy by:

     Continuing development and exploitation of existing properties. The Company is actively pursuing the development of its existing properties to fully exploit its reserves through recompletions, horizontal and development drilling, waterfloods and 3-D seismic enhanced exploitation drilling. OEI uses advanced technology in its exploitation and exploration activities in order to reduce risks and lower costs. Further, the Company seeks to drill wells with multiple pay objectives, allowing it to reduce the risk of exploring deeper prospects by attempting to exploit shallow reservoirs in the same well. Primarily as a result of its development and exploitation drilling success, the Company has increased its average daily production by 133% from 15,047 BOE for the year ended December 31, 1994 to 35,089 BOE for the three months ended March 31, 1997. The Company currently has an inventory of over 350 reserve and production enhancement projects on its existing properties. In light of these projects, the Company increased its development and exploitation drilling capital expenditures from approximately $82 million in 1996 and has budgeted approximately $120 million for 1997.

     Expanding exploration program. The Company is expanding its exploration program in the Louisiana Gulf which is designed to provide exposure to selected higher risk, higher potential rate of return prospects. The Company currently intends to divide its drilling budget equally between exploration and development and exploitation drilling in the future. The Company has increased its exploratory drilling expenditures from approximately $32 million in 1996. In order to reduce exploration risk, the Company will apply state-of-the-art technology to identify prospects and, where possible, select well locations with multiple pay objectives. The Company also considers, in selected circumstances, selling a portion of a prospect to an industry partner while preferably remaining as operator. The Company has entered into a deepwater joint venture with a major integrated oil company involving 27 federal blocks located in the area of the Gulf of Mexico. The major oil company currently has deepwater production on other blocks in deepwater areas of the Gulf of Mexico and brings a significant deepwater technical effort and secured rig availability to the joint venture.

     Pursuing strategic acquisitions and joint ventures. The Company is continually evaluating opportunities to acquire or enter into joint ventures involving producing and exploratory properties which may possess, among others, one or more of the following characteristics: (i) close proximity to the Company's existing operations, (ii) potential opportunities to increase reserves through exploratory drilling and additional recovery or enhancement techniques or (iii) potential opportunities to reduce expenses through more efficient operations. While the Company focuses primarily on acquisitions and joint ventures involving producing properties with large acreage positions, it evaluates a broad range of potential transactions. Company personnel have substantial training, experience, and an in-depth knowledge of the Gulf of Mexico area, as well as established relationships with a number of major and large independent energy companies operating in this region. These factors, in combination with the utilization of state-of-the-art geological and engineering technology, assist in identifying properties that meet the Company's acquisition and joint venture objectives.

PROPERTIES

     The information regarding the Company's properties in the following discussion is as of December 31, 1996.

  Mississippi River Delta Area

     The Company's Delta Area is comprised of six Company operated fields -- South Pass 1, South Pass 24, South Pass 27, South Pass 39, Main Pass 69 and Main Pass 138, as well as two non-operated fields -- South Pass 41 and Main Pass 140. The Delta Area encompasses approximately 75,458 gross leased acres in state and federal waters situated near the mouth of the Mississippi River in the Gulf of Mexico. In addition, the

Company has interests in approximately 19,230 gross leased acres in the Chandeleur Sound, Breton Sound and Main Pass 71/75 areas, where there are currently no productive wells.

     At the core of the Delta Area is the East Bay complex. The East Bay complex is a major oil production facility with daily production capacity for 70 MBbls of oil, 240 MMcf of gas and 240 MBbls of water. Within the East Bay complex, the South Pass 24 field, discovered in 1950, has production established from 64 horizons and 268 reservoirs with cumulative production through December 31, 1996, of 321,869 MBbls of oil and 401,924 MMcf of gas. The adjacent South Pass 27 field, discovered in 1954, has production established from 84 horizons and 445 reservoirs with cumulative production through December 31, 1996, of 334,559 MBbls of oil and 798,056 MMcf of gas.

     The Company owns an average 96% working interest in these fields, and for the three months ended December 31, 1996, the Delta Area averaged daily net sales to the Company of 20.3 MBbls of oil and 56.1 MMcf of gas from 478 gross productive wells.

  Central Gulf Area

     The Company's Central Gulf Area is comprised of nine Company operated fields -- Eugene Island 45, Eugene Island 100, Eugene Island 126, Eugene Island 128, South Marsh Island 235, South Marsh Island 243, Vermilion 215, Vermilion 273 and Ship Shoal 64, as well as one non-operated field -- Vermilion 76. The Central Gulf Area consists of approximately 76,000 gross leased acres in federal waters situated in the shallow federal waters of the Central Gulf of Mexico, offshore Louisiana.

     The Company owns an average 45% working interest in these fields, and for the three months ended December 31, 1996, the Central Gulf Area averaged daily net sales to the Company of 4.0 MBbls of oil and 17.4 MMcf of gas from 76 productive wells.

     Effective January 3, 1997, the Company sold its interest in the South Marsh Island 269 field for $37.2 million. The South Marsh Island 269 field consisted of 27 productive wells located on approximately 11,450 gross leased acres and had average daily sales net to the Company for the three months ended December 31, 1996 of 0.8 MBbls of oil and 7.4 MMcf of gas. The Company owned an average 20% working interest in this field.

  Onshore Louisiana

     During 1996, the Company extended its operations to include several coastal onshore exploration projects in the Onshore Exploration Area and believes this region has been underexplored due to its complex geology and lack of 3-D seismic data. Advances in 3-D seismic acquisition techniques over the past few years have led the Company to purchase seismic and lease options to conduct 3-D seismic survey and explore for oil and gas on 26,945 acres in eastern Cameron Parish, Louisiana on its Mallard Bay prospect area ("Mallard Bay"). The Company has completed the acquisition of a 70 square mile proprietary 3-D seismic survey on Mallard Bay along with its 50% working interest partners, and plans to commence drilling operations in 1997. Separately, the Company acquired in 1996 seismic and lease options covering 14,060 acres in its Lacassine Refuge prospect area ("Lacassine") located approximately 6 miles northwest of Mallard Bay, where it also expects to begin drilling in 1997.

OIL AND NATURAL GAS RESERVES

     Presented below are the estimated quantities of proved developed and proved undeveloped reserves of crude oil and natural gas and the present value of Future Net Revenues (before income taxes) owned by the Company as of March 31, 1997. Information set forth in the following table is based upon reserve reports of the Company, prepared in accordance with the rules and regulations of the Commission. In accordance with such rules and regulations, the pre-tax estimated Future Net Revenues, the pre-tax present value of Future Net Revenues and the after-tax present value of Future Net Revenues as prepared by the Company was decreased by approximately $2.5 million, $2.2 million and $1.4 million, respectively, representing the effect of hedging transactions entered into as of March 31, 1997.

                                                     PROVED RESERVES AT MARCH 31, 1997
                                             --------------------------------------------------
                                             DEVELOPED     DEVELOPED
                                             PRODUCING   NON-PRODUCING   UNDEVELOPED    TOTAL
                                             ---------   -------------   -----------   --------
                                                           (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls)..............................    32,960        12,221         14,721       59,902
  Gas (MMcf)...............................    69,053        47,371         50,992      167,416
  MBOE (6 Mcf per Bbl).....................    44,469        20,116         23,220       87,805
Estimated Future Net Revenues (Before
  Income Taxes)............................  $265,352       $99,042       $229,573     $593,967
Present Value of Future Net Revenues
  (Before Income Taxes; Discounted at
  10%).....................................  $263,176       $68,013       $167,272     $498,461
Standardized Measure of Discounted Future
  Net Cash Flows (1).......................                                            $419,950

---------------

(1) The Standardized Measure of Discounted Future Net Cash Flows prepared by the Company represents the Present Value of Future Net Revenues after income taxes discounted at 10%.

     Presented below are the estimated quantities of proved developed and proved undeveloped reserves of crude oil and natural gas, the Estimated Future Net Revenues (before income taxes), the Present Value of Future Net Revenues (before income taxes) and the Standardized Measure of Discounted Future Net Cash Flows for the Company as of December 31, 1996. A portion of these reserves will be consumed by the Company in the form of fuel for its oil and gas fields. Information set forth in the following table is based upon reserve reports prepared by Netherland Sewell, independent petroleum engineers, in accordance with the rules and regulations of the Commission. The Company includes as proven reserves future gas production estimated by Netherland Sewell to be used as fuel gas. In accordance with such rules and regulations, the pre-tax estimated future net revenues, the pre-tax present value of future net revenues and the after-tax present value of future net revenues as prepared by the Company was decreased by approximately $20.5 million, $18.6 million and $12.4 million, respectively, representing the effect of hedging transactions entered into as of December 31, 1996.

                                                            PROVED RESERVES AT
                                                            DECEMBER 31, 1996
                                            --------------------------------------------------
                                            DEVELOPED     DEVELOPED
                                            PRODUCING   NON-PRODUCING   UNDEVELOPED    TOTAL
                                            ---------   -------------   -----------   --------
                                                          (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls).............................    27,029        11,318         12,429       50,776
  Gas (MMcf)..............................    56,836        52,738         35,784      145,358
  MBOE (6 Mcf per Bbl)....................    36,490        20,120         18,393       75,003
Estimated Future Net Revenues (Before
  Income Taxes)...........................  $306,470      $285,671       $289,633     $881,774
Present Value of Future Net Revenues
  (Before Income Taxes; Discounted at
  10%)....................................  $295,668      $188,764       $209,083     $693,515
Standardized Measure of Discounted Future
  Net Cash Flows (1)......................                                            $532,492

---------------

(1) The Standardized Measure of Discounted Future Net Cash Flows prepared by the Company represents the Present Value of Future Net Revenues after income taxes discounted at 10%.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all differ from those assumed in these estimates. Therefore, the Present Value of Future Net Revenues figures shown above should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. The information set forth in the foregoing tables includes revisions of certain volumetric reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions are the result of additional information from subsequent completions and production history from the properties involved or the result of a decrease (or increase) in the projected economic life of such properties resulting from changes in product prices.

     In accordance with the Commission's guidelines, the engineers' estimates of future net revenues from the Company's properties and the Present Value of Future Net Revenues thereof are made using oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. The prices as of March 31, 1997 and December 31, 1996 for production from the Company's properties were $19.52 and $25.52 per Bbl of crude oil and $1.89 and $4.17 for Mcf of natural gas. The foregoing prices exclude the effect of net price hedging positions. Prices for natural gas and, to a lesser extent, oil are subject to substantial seasonal fluctuations and prices for each are subject to substantial fluctuations as a result of numerous other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Oil and Gas Marketing and Major Customers."

PRODUCTIVE WELLS AND ACREAGE

  Productive Wells

     The following table sets forth the Company's existing productive wells as of December 31, 1996:

                                                              GROSS    NET
                                                              -----    ---
Oil.........................................................   481     458
Gas.........................................................    78      61
                                                               ---     ---
          Total Productive Wells............................   559     519
                                                               ===     ===

     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, 49 had multiple completions.

  Acreage Data

     Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. a net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres expressed as whole numbers and fractions thereof. The following table sets forth the approximate developed and undeveloped acreage in which the Company held a leasehold mineral or other interest at December 31, 1996.

                                                DEVELOPED ACRES       UNDEVELOPED ACRES
                                               -----------------      ------------------
                                                GROSS      NET         GROSS       NET
                                               -------    ------      -------    -------
Federal waters...............................   92,203    53,758        4,994      4,994
State waters and onshore.....................   44,272    38,747       55,861     45,125
                                               -------    ------       ------     ------
          Total..............................  136,475    92,505       60,855     50,119
                                               =======    ======       ======     ======

     In January 1997, the Company exercised lease options in Cameron Parish, Louisiana, which increased gross undeveloped acreage by 12,695 acres and net undeveloped acreage by 6,348 acres. In addition, the Company currently holds options covering approximately 28,893 gross acres (21,254 net) in Cameron Parish,

Louisiana, and 16,727 gross and net acres in Plaquemines Parish, Louisiana, which allow the Company to conduct 3-D seismic operations on such acreage and to subsequently acquire oil and gas leases.

DRILLING ACTIVITIES

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating, and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

     The following table sets forth the drilling activity of the Company on its properties for the period ended December 31, 1994, 1995 and 1996.

                                                       YEAR ENDED DECEMBER 31,
                                             --------------------------------------------
                                                 1994            1995            1996
                                             -------------    -----------    ------------
                                             GROSS    NET     GROSS   NET    GROSS   NET
                                             -----   -----    -----   ---    -----   ----
Exploratory Wells:
  Productive...............................    1       .88      1      1       6      5.5
  Nonproductive............................    1       .88      3      2       6      4.6
Development Wells:
  Productive...............................   10      8.75     17     17      24     23.7
  Nonproductive............................    1       .43      0      0       1      1
                                              --     -----     --     --      --     ----
          Total............................   13     10.94     21     20      37     34.8
                                              ==     =====     ==     ==      ==     ====

NET PRODUCTION, UNIT PRICES AND COSTS

     The following table presents certain information with respect to oil and gas production and lease operating expenses attributable to all oil and gas property interests owned by the Company for the years ended December 31, 1994, 1995 and 1996.

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1994      1995       1996
                                                         ------    -------    -------
Production:
  Oil (MBbls)..........................................   4,286      6,057      7,149
  Gas (MMcf)...........................................   7,234     12,393     18,720
  MBOE.................................................   5,492      8,123     10,269
Average Sales Prices(1):
  Oil (per Bbl)........................................  $14.24    $ 17.39    $ 21.58
  Gas (per Mcf)........................................  $ 1.76    $  1.82    $  2.79
  Per BOE..............................................  $13.42    $ 15.75    $ 20.10
Average Lease Operating Expenses (per BOE).............  $ 4.29    $  3.70    $  3.52

---------------

(1) Excludes results of hedging activities. Including the effect of hedging activities, the Company's average oil price per Bbl received was $14.56, $17.27 and $19.70 in the years ended December 31, 1994, 1995 and 1996, respectively, and the average gas price per Mcf received was $1.81, $1.84 and $2.50 in the years ended December 31, 1994, 1995 and 1996, respectively.

OIL AND GAS MARKETING AND MAJOR CUSTOMERS

     The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, oil and natural gas. The price received by the Company for its oil and natural gas production depends on numerous factors beyond the Company's control, including seasonality, the condition of the United States economy, particularly the manufacturing sector, foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas could have an adverse effect on the carrying value of the Company's proved reserves and the Company's revenues, profitability and cash flow. Although the Company is not currently experiencing any significant involuntary curtailment of its oil or natural gas production, market, economic and regulatory factors may in the future materially affect the Company's ability to sell its oil or natural gas production. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company has a long term contract to sell all crude oil volumes produced from its East Bay fields to Shell at a price based on the highest monthly posted price of a number of principal purchasers of crude oil in the South Louisiana area. The contract expires in June 2003. The Company markets its remaining crude oil and natural gas production pursuant to short-term contracts.

     Sales to Shell Oil Company, Murphy Oil USA, Inc. and Enron Capital & Trade Resources Corp. accounted for 54%, 11% and 17%, respectively, of the Company's oil and gas revenues for the year ended December 31, 1996, and 64%, 19% and 14%, respectively for the year ended December 31, 1995.

     Due to the availability of other markets and pipeline connections, the Company does not believe that the loss of any single crude oil or natural gas customer would adversely affect the Company's results of operations.

COMPETITION

     The oil and gas industry is highly competitive in all of its phases. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

     Capital available for investment in the oil and natural gas industry may decline significantly as a result of decreases in product prices, future changes in federal income tax laws and adverse economic conditions generally affecting the industry and the country as a whole.

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to hazards and risks inherent in drilling for and production and transportation of oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to properties of the Company and others. Additionally, the Company's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. As protection against operating hazards, the Company maintains insurance coverage against some, but not all, potential losses. The Company's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have an adverse impact on the Company's financial condition and results of operations.

EMPLOYEES

     As of June 1, 1997, the Company had 347 full-time employees, none of whom is represented by any labor union. Included in the total were 145 corporate employees located in the Company's Baton Rouge, Louisiana and Lafayette, Louisiana offices, as well as 199 employees who work in the Company's Delta Area and Central Gulf Area. The Company considers its relations with its employees to be good.

OTHER FACILITIES

     The Company currently leases approximately 8,600 square feet of office space in Baton Rouge, Louisiana, where its administrative offices are located, and approximately 42,400 square feet of office space in Lafayette, Louisiana and approximately 1,150 square feet of office space in New Orleans, Louisiana, where the Company's technical personnel are collectively located.

     The Company also leases dock and warehouse space in Venice, Louisiana and Morgan City, Louisiana.

TITLE TO PROPERTIES

     The Company believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties. The Company's Revolving Credit Facility is secured by substantially all of the Company's oil and gas properties. The MMS and Louisiana State Mineral Board must approve all transfers of record title or operating rights on its respective leases. The MMS and Louisiana State Mineral Board approval process can in some cases delay the requested transfer for a significant period of time.

GOVERNMENTAL REGULATION

     The Company's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by Federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws.

     The State of Louisiana and many other states require permits for drilling operations, drilling bonds, and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging, and abandonment of such wells.

     Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 (the "NGPA"), and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (the "FERC"). In the past, the federal government has regulated the wellhead price of natural gas. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA. In 1989, the Natural Gas Wellhead Decontrol Act was enacted, which amended the NGPA to remove wellhead price controls on all domestic natural gas as of January 1, 1993. While sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids, can currently be made at uncontrolled market prices, Congress could re-enact price controls in the future.

     Several major regulatory changes have been implemented by the FERC from 1985 to the present that have had a major impact on natural gas pipeline operations, services and rates and thus have significantly altered the marketing and price of natural gas. Commencing in April 1992, the FERC issued Order Nos. 636, 636-A and 636-B (collectively, "Order No. 636"), which, among other things, require each interstate pipeline company to "restructure" to provide transportation separate or "unbundled" from the sale of gas and to make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and stand-by sales and gas balancing services) and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes gas sales as a merchant in the future, it does so in direct competition with all other sellers pursuant to private contracts; however, pipeline companies and their affiliates were not required to remain "merchants" of gas and several of the interstate pipeline companies have become "transporters" only. Following the conclusion of individual restructuring proceedings for each interstate pipeline pursuant to Order No. 636, the FERC has approved, with modifications, all of the restructuring plans and generally accepted compliance filings implementing Order No. 636 on every interstate pipeline as of the end of 1994.

     On July 16, 1996, the Court of Appeals for the District of Columbia Circuit ("D.C. Circuit") issued its opinion on review of Order No. 636. The opinion upheld most elements of Order No. 636 including the unbundling of sales and transportation services, curtailment of pipeline capacity, implementation of the capacity release program and the mandatory imposition of straight-fixed-variable ("SFV") rate design for interstate pipeline companies. The D.C. Circuit did remand certain aspects of Order No. 636 to the FERC for further explanation including, inter alia, the FERC's decision to exempt pipelines from sharing in gas supply realignment ("GSR") costs caused by restructuring; FERC's selection of a twenty-year term matching cap for the right-of-first-refusal mechanism; the FERC's restriction on the entitlement of no-notice transportation service to only those customers receiving bundled sales service at the time of restructuring; and FERC's determination that pipelines should focus on individual customers, rather than customer classes, in mitigating the effects of SFV rate design. On February 27, 1997, the FERC issued its order on remand. The order reaffirmed the holding of Order No. 636 that pipelines should be entitled to recover 100 percent of their prudently incurred GSR costs. Moreover, since Order No. 636, few, if any, pipeline customers have been willing, or required, to commit to twenty-year contracts for existing capacity. Thus, FERC reduced the contract matching cap for the right-of-first-refusal mechanism to five years. In light of the varied post-restructuring experience with no-notice service, the FERC also decided to no longer limit a pipeline's no-notice service to its bundled sales customers at the time of restructuring. Finally, the FERC reaffirmed that pipelines should focus on individual customers, rather that customer classes, in mitigating the effects of SFV rate design. Four petitions were filed with the Supreme Court on January 27, 1997 for writ of certiorari to review those portions of the D.C. Circuit's opinion which affirmed the capacity release and right-of-first-refusal provisions adopted in Order No. 636. Appeals of individual pipeline restructuring orders are still pending before the D.C. Circuit.

     The FERC has announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner in which interstate pipelines release transportation capacity under Order No. 636, and the use of market-based rates for interstate gas transmission. While any resulting FERC action would affect the Company only indirectly, the FERC's current rules and policy statements may have the effect of enhancing competition in natural gas markets by, among other things, encouraging non-producer natural gas marketers to engage in certain purchase and sale transactions. The Company cannot predict what action the FERC will take on these matters, nor can it accurately predict whether the FERC's actions will achieve the goal of increasing the competition in markets in which the Company's natural gas is sold. However, the Company does not believe that it will be treated materially differently than other natural gas producers and marketers with which it competes.

     On May 31, 1995, the FERC issued a policy statement on how interstate natural gas pipelines can recover the costs of new pipeline facilities. The policy statement focused on whether projects would be priced on a rolled-in basis (rolling in the expansion costs with the existing facilities) or on an incremental basis (establishing separate cost-of services and separate rates for the existing and expansion facilities). The policy statement established a presumption in favor of rolled-in rates when the rate increase to existing customers from rolling in the new facilities is 5% or less. While this policy statement affects the Company only indirectly, the new policy should enhance competition in natural gas markets and facilitate construction of gas supply laterals. In the policy statement, the FERC contemplated that the resolution of pricing methodology would take place in individual proceedings based on the facts and circumstances of the project. The Company cannot predict what action the FERC will take in the individual proceedings.

     In October of 1992 Congress passed the Energy Policy of 1992 ("Energy Policy Act"). The Energy Policy Act deemed petroleum pipeline rates in effect for the 365-day period ending on the date of enactment of the Energy Policy Act or that were in effect on the 365th day preceding enactment and had not been subject to complaint, protest or investigation during the 365-day period to be just and reasonable under the Interstate Commerce Act. The Energy Policy Act also provides that complaints against such rates may only be filed under the following limited circumstances: (i) a substantial change has occurred since enactment in either the economic circumstances or the nature of the services which were a basis for the rate; (ii) the complainant was contractually barred from challenging the rate prior to enactment; or (iii) the rate is unduly discriminatory or preferential. The Energy Policy Act further required FERC to issue rules establishing a simplified and generally applicable ratemaking methodology for petroleum pipelines, and to streamline procedures in petroleum pipeline proceedings. On October 22, 1993, the FERC responded to the Energy Policy Act directive by issuing Order No. 561, which adopts a new indexing rate methodology for petroleum pipelines. Under the new regulations, which were effective January 1, 1995, petroleum pipelines are able to change their rates within prescribed ceiling levels that are tied to the Producer Price Index for Finished Goods, minus one percent. Rate increases made pursuant to the index will be subject to protest, but such protests must show that the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline's increase in costs. The new indexing methodology can be applied to any existing rate, even if the rate is under investigation. If such rate is subsequently adjusted, the ceiling level established under the index must be likewise adjusted.

     In Order No. 561, FERC said that as a general rule pipeliners must utilize the indexing methodology to change their rates. FERC indicated, however, that it was retaining cost-of-service ratemaking, market-based rates, and settlement as alternatives to the indexing approach. a cost-of-service proceeding will be instituted to determine just and reasonable initial rates for new services. a pipeline can also follow a cost-of-service approach when seeking to increase its rates above index levels for uncontrollable circumstances. a pipeline can seek to charge market-based rates if it can establish that it lacks market power. Finally, a pipeline can establish rates pursuant to settlement if agreed upon by all current shippers.

     On May 10, 1996, the D.C. Circuit affirmed Order No. 561. The Court held that by establishing a general indexing methodology along with limited exceptions to indexed rates, FERC had reasonably balanced its dual responsibilities of ensuring just and reasonable rates and streamlining ratemaking through generally applicable procedures. Because of the novelty and uncertainty surrounding the indexing methodology, as well as the possibility of the use of cost-of service ratemaking and market-based rates, the Company is not able at this time to predict the effects of Order No. 561, if any, on the transportation costs associated with oil production from the Company's oil producing operations.

     Under the Outer Continental Shelf Lands Act ("OCSLA"), the FERC also regulates certain activities on the Outer Continental Shelf (the "OCS"). Under OCSLA, all gathering and transporting of oil and natural gas on the OCS must be performed on an "open and non-discriminatory" basis. Consequently, the Company's gathering and transportation facilities located on the OCS must be made available to third parties. In addition, the MMS imposes regulations relating to development and production of oil and gas properties in federal waters. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions or terminations could materially and adversely affect the Company's financial condition and operations.

     Certain of the Company's businesses are subject to regulation by the Federal Natural Gas Pipeline Safety Act of 1968 and other state and Federal environmental statutes and regulations.

     The Oil Pollution Act of 1990 (the "OPA") imposes a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of an onshore facility, vessel or pipeline, or the lessee or permittee of an area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in its cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the OPA.

     The OPA also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. For tank vessels, including mobile offshore drilling rigs, the OPA imposes on owners, operators and charterers of the vessels, an obligation to maintain evidence of financial responsibility of up to $10 million depending on gross tonnage. With respect to offshore facilities, proof of greater levels of financial responsibility may be applicable. For offshore facilities that have a worst case oil spill potential of more than 1,000 barrels (which includes many of the Company's offshore producing facilities), certain amendments to the OPA that were enacted in 1996 provide that the amount of financial responsibility that must be demonstrated by most facilities range from $10 million in specified state waters to $35 million in federal OCS waters, with higher amounts, up to $150 million in certain limited circumstances where the MMS believes such a level is justified by the risks posed by the quantity or quality of oil that is handled by the facility. On March 25, 1997, the MMS promulgated a proposed rule implementing these OPA financial responsibility requirements. Under the proposed rule, the amount of financial responsibility required for a facility would depend on the "worst case" oil spill discharge volume calculated for the facility. For oil and gas producers such as the Company operating offshore facilities in OCS waters, worst case discharge volumes of up to 35,000 barrels will require a financial responsibility demonstration of $35.0 million, while worst case discharge volumes in excess of 35,000 barrels will require demonstrations ranging from $70.0 million to $150.0 million.

     The Company believes that it currently has established adequate proof of financial responsibility for its offshore facilities at no significant increase in expense over recent prior years. However, the Company cannot predict whether these financial responsibility requirements under the OPA amendments or proposed rule will result in the imposition of substantial additional annual costs to the Company in the future or otherwise materially adversely effect the Company. The impact, however, should not be any more adverse to the Company than it will be to other similarly situated or less capitalized owners or operators in the Gulf of Mexico. OPA also imposes other requirements on facility operators, such as the preparation of an oil spill contingency plan. The Company has such plans in place. The failure to comply with ongoing requirements or inadequate cooperation in a spill event may subject a responsible party to civil or even criminal liability.

ENVIRONMENTAL MATTERS

     The Company's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation is generally toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas; and impose substantial liabilities for pollution resulting from the Company's operations. The permits required for various of the Company's operations are subject to revocation, modification and renewal by issuing authorities. The Company believes that its operations currently are in substantial compliance with applicable environmental regulations.

     Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunction, or both. The Company does not expect environmental compliance matters to have a material adverse effect on its financial position. It is also not anticipated that the Company will be required in the near future to expend amounts that are material to the financial condition or operations of the Company by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, and may impose increasingly stricter requirements, the Company is unable to predict the ultimate cost of complying with such laws and regulations.

     The following are examples of environmental, safety and health laws that relate to the Company's operations:

     Solid Waste. The Company's operations may generate and result in the transportation, treatment, and disposal of both hazardous and nonhazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act and comparable state and local requirements. The Environmental Protection Agency ("EPA") is currently considering the adoption of stricter disposal standards for nonhazardous waste. Further, it is possible that some wastes that are currently classified as nonhazardous, perhaps including wastes generated during pipeline, drilling and production operations, may in the future be designated as "hazardous wastes," which are subject to more rigorous and costly disposal requirements. Such changes in the regulations may result in additional expenditures or operating expenses by the Company.

     Hazardous Substances. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes, also known as "Superfund" laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site, and companies that transport, dispose of or arrange for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA, and in some cases, third parties to take actions in response to releases or threats of releases of hazardous substances and to seek to recover from the classes of responsible persons the costs they incur. Although "petroleum" is excluded from CERCLA's definition of a "hazardous substance," in the course of its ordinary operations the Company may generate other materials which may fall within the definition of a "hazardous substance." The Company may be responsible under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed and for natural resource damages. The Company has not received any notification that it may be potentially responsible for cleanup costs under CERCLA or any comparable state law.

     Air. The Company's operations are subject to the Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Company. The EPA has been developing regulations to implement these requirements. The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, the Company does not believe its operations will be materially adversely affected by any such requirements.

     Water. The Federal Water Pollution Control Act ("FWPCA") imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. Such discharges are typically authorized by National Pollutant Discharge Elimination System ("NPDES") permits. The FWPCA provides for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the Oil Pollution Act of 1990, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum or its derivatives into state waters. In addition, the Coastal Zone Management Act authorizes state implementation and development of programs of management measures for non-point source pollution to restore and protect coastal waters. As of January 1, 1997, the Company's federal NPDES permits prohibit the discharge of produced water, and other substances generated by the oil and gas industry from wells located in the coastal waters of Louisiana. The Louisiana Department of Environmental Quality ("LDEQ"), as administrator of the NPDES permits in Louisiana, issued on December 30, 1996, and reissued on February 28, 1997, an emergency rule to allow continued discharge of produced waters in the coastal area, subject to a zero discharge requirement by no later than December 31, 1999 for produced water being currently discharged into major deltaic passes of the Mississippi River. On February 24, 1997, LDEQ issued to the Company a compliance order allowing it to temporarily discharge produced water into Southwest Pass, a major deltaic pass of the Mississippi River. The Company has submitted to LDEQ a compliance plan for achievement of zero discharge of produced water at its East Bay Central Facilities by no later than December 31, 1999. Simultaneously, the Company plans to reformat a portion of its East Bay facilities to allow for discharge of produced water in the offshore areas, to the extent allowed by its NPDES permits. Although the costs to reformat Company operations to comply with these zero discharge mandates under federal or state law may be significant, the Company believes that these costs will not have a material adverse impact on the Company's financial conditions and operations.

     Protected Species. The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under the ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. The ESA provides for criminal penalties for willful violations of the ESA. Other statutes which provide protection to animal and plant species and which may apply to the Company's operations include, but are not necessarily limited to, the Marine Mammal Protection Act, the Marine Protection, Research and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act.

     Wetlands. Pursuant to the FWPCA, the United States Corps of Engineers, with oversight by the EPA, administers a complex program that regulates activities in wetland areas. Some of the Company's operations are in areas that have been designated as wetlands and, as such, are subject to permitting requirements. Failure to properly obtain a permit or violation of permit terms could result in the issuance of compliance orders, restorative injunctions and a host of civil, criminal and administrative penalties. The Company believes that it is currently in substantial compliance with these permitting requirements.

     Wildlife Refuges/Bird Sanctuaries. Portions of the Company's properties are located in or adjacent to federal and state wildlife refuges and bird sanctuaries. The Company's operations in such areas must comply with regulations governing air and water discharge which are more stringent than its other areas of operations. The Company has not been, and does not anticipate that it will be, materially affected by any such requirements.

     Safety and Health. The Company's operations are subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community-right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act, and similar state statutes require that certain information be organized and maintained about hazardous materials used or produced in operations. Certain of this information must be provided to employees, state and local government authorities and citizens.

     The Company incurred approximately $620,000, $694,000 and $975,000 relating to environmental compliance during 1994, 1995 and 1996, respectively.

ABANDONMENT COSTS

     The Company is responsible for payment of abandonment costs on the oil and gas properties it operates. As of December 31, 1996, total abandonment costs on the Company's oil and gas properties estimated to be incurred through the year 2011 were approximately $84.0 million. Estimates of abandonment costs and their timing may change due to many factors including actual production results, inflation rates, and changes in environmental laws and regulations.

     In connection with its acquisition of certain properties in the Delta Area, the Company entered into two escrow agreements to provide for the future plugging and abandonment costs of these properties. One agreement requires the Company to make monthly deposits of $100,000 through June 30, 1998, and $350,000 thereafter until the balance in the escrow account equals $40 million unless the Company commits to the plug and abandonment of a certain number of wells, in which case the increase will be deferred. The other agreement requires monthly deposits of $50,000 until the balance in the escrow account equals $7.5 million. Such funds are restricted as to withdrawal by the agreement. With respect to any specifically planned plugging and abandonment operation, funds are partially released to the Company when it presents to the escrow agent the planned plugging and abandonment operations approved by the applicable governmental agency, with the balance to be released upon the presentation by the Company to the trustee of evidence from the governmental agency that the operation was conducted in compliance with applicable laws and regulations. As of December 31, 1996, the escrow balances totaled $6.3 million.

     In addition, the MMS requires lessees of OCS properties to post bonds to cover the costs of the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are currently required to post area wide bonds of $3 million or $500,000 per producing lease and supplemental bonds at the discretion of the MMS. The Company has posted with the MMS an area wide bond of $3.0 million and supplemental bonds totaling $39.8 million. The Company does not anticipate that the cost of any such bonding requirements will materially affect the Company's financial position. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions or terminations could have a material adverse effect on the Company's financial condition and operations.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business that management believes would not have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers of the Company:

                      NAME                        AGE                       POSITION
                      ----                        ---                       --------
James C. Flores.................................  38     Chairman of the Board of Directors, President
                                                         & Chief Executive Officer
Richard G. Zepernick, Jr........................  36     Executive Vice President -- Exploration &
                                                           Production and Director
Robert L. Belk..................................  48     Executive Vice President, Chief Financial
                                                         Officer, Treasurer & Director
Thomas D. Clark, Jr.............................  56     Director
Charles F. Mitchell, M.D........................  48     Director
William W. Rucks, IV............................  40     Director
Milton J. Womack................................  70     Director
Robert K. Reeves................................  39     Executive Vice President -- Administration,
                                                         General Counsel & Secretary
David J. Morgan.................................  49     Executive Vice President -- Geology
Michael O. Aldridge.............................  38     Vice President -- Corporate Communications
William S. Flores, Jr...........................  40     Vice President -- Operations
Doss R. Bourgeois...............................  40     Vice President -- Production
Clint P. Credeur................................  41     Vice President -- Reservoir Engineering
Stephen T. Laperouse............................  41     Vice President -- Land and Business
                                                         Development
Stephen H. Green................................  41     Vice President -- Exploration Geology
James H. Painter................................  40     Vice President -- Exploitation Geology
Frank D. Willoughby.............................  32     Vice President -- Controller
John V. Flores..................................  31     Vice President & Assistant General Counsel

     The following biographies describe the business experience of the executive officers of the Company.

     James C. Flores has served as Chairman of the Board of the Company since its inception in 1992 and as Chief Executive Officer since July 1995. Mr. Flores became President of the Company in 1997. From 1985 to 1992, Mr. Flores served as Vice President of FloRuxco, Inc., an oil and gas exploration company.

     Richard G. Zepernick, Jr. has been with the Company since its inception, presently serving as Executive Vice President -- Exploration & Production. Mr. Zepernick became a director of the Company in September 1994. From May 1993 until June 1997, Mr. Zepernick served as Executive Vice President and Chief Operating Officer. From June 1992 until May 1993, Mr. Zepernick served as Senior Vice President and Secretary of Flores & Rucks, Inc. From 1985 to 1992, Mr. Zepernick served as General Manager of FloRuxco, Inc.

     Robert L. Belk presently serves as Executive Vice President, Chief Financial Officer & Treasurer. From May 1993 until June 1997, Mr. Belk served as Senior Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Belk became a director of the Company in September 1994. Prior to joining the Company, Mr. Belk worked in public accounting for H.J. Lowe & Company from 1988 to 1993. Mr. Belk is a Certified Public Accountant.

     Thomas D. Clark, Jr. is the Dean of the College of Business Administration at Louisiana State University in Baton Rouge, Louisiana. Prior to his current position at Louisiana State University, Mr. Clark was employed with the Florida State University in Tallahassee where he held a variety of positions including Professor and Chairman of the Department of Information and Management Services and Director of the Center for Information Systems Research.

     Charles F. Mitchell, M.D. is a otolaryngologist and plastic surgeon who has operated a private practice in Baton Rouge, Louisiana since 1978. He is also a Clinical Assistant Professor at the Louisiana State University Medical School in New Orleans and Clinical Instructor at the University Medical Center in Lafayette, Louisiana. Dr. Mitchell became a director of the Company in January 1995.

     William W. Rucks, IV has served as a Director of the Company since its inception. Mr. Rucks is a private venture capital investor. He served as President and Vice Chairman of the Board of Directors from July 1995 until September 1996 and as President, Chief Executive Officer and a Director of the Company from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Prior thereto, Mr. Rucks worked as a petroleum landman with Union Oil Company of California in its Southwest Louisiana District, serving as Area Land Manager from 1981 to 1984.

     Milton J. Womack has owned and operated a general contracting firm in Baton Rouge, Louisiana since 1955. Mr. Womack is Chairman of the Board of Union Planters Bank of Louisiana, serves as a member of the Louisiana State University Board of Supervisors and is a director of Union Planters Corporation. Mr. Womack became a director of the Company in January 1995.

     Robert K. Reeves presently serves as Executive Vice
President -- Administration, General Counsel & Secretary of the Company. From May 1994 until June 1997, Mr. Reeves served as the Company's Senior Vice President, General Counsel & Secretary. From November 1993 to May 1994, Mr. Reeves served as the Company's Vice President & General Counsel. Prior to joining the Company in 1993, he was a partner in the law firm of Onebane, Bernard, Torian, Diaz, McNamara & Abell in Lafayette, Louisiana.

     David J. Morgan presently serves as Executive Vice President -- Geology. Mr. Morgan joined the Company in 1993 as Vice President -- Geology and served as a Senior Vice President from December 1995 until June 1997. Mr. Morgan has 27 years of experience in the oil and gas industry. From 1983 to 1993, Mr. Morgan served as a geologist for and President of Morgan Resources, LTD., an oil and gas exploration company.

     Michael O. Aldridge joined the Company in 1992 as Vice President and Controller, and became Vice President -- Corporate Communications in September 1996. From 1991 until 1992, he was Vice President and Chief Financial Officer of Fleet Petroleum Partners. Mr. Aldridge is a Certified Public Accountant.

     William S. Flores, Jr. joined the Company in 1993 as its Vice
President -- Operations. Mr. Flores worked from 1988 to 1993 at CNG Producing Co. where he served as a Senior Operations Engineer.

     Doss R. Bourgeois has served as Vice President -- Production of the Company since August 1993. From 1982 to 1993 Mr. Bourgeois worked for CNG Producing Co. until he joined the Company. His positions at CNG Producing Co. included Production Engineer, Manager Offshore Production, Supervisor Drilling Engineering, and finally Workovers & Completion/Workover Superintendent.

     Clint P. Credeur has served the Company as Vice President -- Reservoir Engineering since 1993. Mr. Credeur served as a Reservoir Engineer and Special Projects Engineer with Chevron U.S.A. from November 1987 to December 1992.

     Stephen T. Laperouse presently serves as Vice President -- Land & Business Development. Mr. Laperouse joined the Company in 1995 as Land Manager. From 1980 until 1995, Mr. Laperouse worked as a landman for Conoco Inc.

     Stephen H. Green presently serves as Vice President -- Exploration Geology. Mr. Green joined the Company in 1995 as Manager of Exploration Geology. From 1988 until 1995, Mr. Green was employed as a geologist with Newfield Exploration. From 1980 until 1988, Mr. Green was employed as a geologist with Tenneco Exploration & Production, Inc.

     James H. Painter presently serves as Vice President -- Exploitation Geology. Mr. Painter joined the Company in 1995 as Manager of Exploitation Geology. Prior to joining the Company, Mr. Painter was employed as a staff geologist with Forest Oil Company from 1985 until 1995. From 1980 until 1985,

Mr. Painter was an exploration and production geologist with The Superior Oil Company and Mobil Producing Texas & New Mexico, Inc.

     Frank D. Willoughby presently serves as Vice President -- Controller. Mr. Willoughby joined the Company in 1993 as Manager of Financial Reporting. From 1992 until 1993, Mr. Willoughby was a senior financial analyst for Freeport-McMoRan, Inc. From 1990 until 1992, Mr. Willoughby was a senior accountant for British Petroleum. From 1988 until 1990, Mr. Willoughby was employed by KPMG Peat Marwick where he obtained a position of senior auditor. Mr. Willoughby is a Certified Public Accountant.

     John V. Flores joined the Company in 1997 and presently serves as Vice President & Assistant General Counsel. From 1992 to 1997, Mr. Flores was in the private practice of law.

     James C. Flores, William S. Flores, Jr. and John V. Flores are brothers; there are no other family relationships between any of the executive officers of the Company.

                            DESCRIPTION OF THE NOTES

     The Exchange Notes will be issued, and the Old Notes were issued, pursuant to the Indenture (the "Indenture") between the Company and State Street Bank & Trust Company, as trustee (the "Trustee"). The following is a summary of material provisions of the Indenture. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to all provisions of the Notes and the Indenture (including provisions made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended), including the definitions therein of terms not defined herein. Certain terms used herein are defined below under "-- Certain Definitions." Copies of the form of Indenture and Registration Rights Agreement are available as set forth under "Available Information."

GENERAL

     The Exchange Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes except that the offering of the Exchange Notes has been registered under the Securities Act, and the Exchange Notes will therefore not be subject to transfer restrictions, registration rights and certain provisions relating to an increase in the stated interest rate on the Old Notes under certain circumstances. See "-- Registered Exchange Offer; Registration Rights." The Notes are subject to the terms stated in the Indenture, a copy of which has been filed as an exhibit to the Registration Statement, and holders of the Notes are referred thereto for a statement of those terms. The statements and definitions of terms under this caption relating to the Notes and the Indenture described below are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. Certain terms used herein are defined below under "-- Certain Definitions."

     The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of Old Notes who do not exchange their Old Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and the holders of such Old Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the Exchange Notes then outstanding.

     The Notes are unsecured senior subordinated obligations of the Company limited to $200,000,000 aggregate principal amount. The obligations of the Company under the Notes will be guaranteed on an unsecured senior subordinated basis by the Subsidiary Guarantor.

MATURITY, INTEREST AND PRINCIPAL PAYMENTS

     The Notes will mature on July 15, 2007. Interest on the Notes will accrue at the rate of 8 7/8% per annum and will be payable semiannually on January 15 and July 15 of each year, commencing January 15, 1998, to the Person in whose name the Note is registered in the Note Register at the close of business on the January 1 or July 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

REDEMPTION

     Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on July 15 of the years indicated below:

                           YEAR                               PRICE
                           ----                              -------
2002.......................................................  104.438%
2003.......................................................  102.958%
2004.......................................................  101.479%
2005 and thereafter........................................  100.000%

     In addition, at any time and from time to time prior to July 15, 2000, the Company may, at its option, redeem in the aggregate up to $70 million of the aggregate principal amount of the Notes originally issued under the Indenture with the proceeds of one or more Public Equity Offerings by the Company at a redemption price (expressed as a percentage of principal amount) of 108.875%, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $130 million aggregate principal amount of the Notes must remain outstanding after each such redemption. In order to effect the foregoing redemption, the Company must mail notice of redemption no later than 60 days after the related Public Equity Offering and must consummate such redemption within 90 days of the closing of the Public Equity Offering.

     Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes (or any portion thereof that is an integral multiple of $1,000) for redemption will be made by the Trustee from the outstanding Notes not previously called for redemption (or otherwise purchased by the Company) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each bolder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

     Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Notes with a portion of the Net Cash Proceeds of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Limitation on Disposition of Proceeds of Asset Sales."

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company has agreed, for the benefit of the holders of the Notes, at the Company's cost, to use its reasonable best efforts (i) to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Offer of the Exchange Notes within 60 days after the date of original issuance of the Notes (the "Issue Date"), (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days of the Issue Date, (iii) to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer, and (iv) to cause the Exchange Offer to be consummated within 180 days of the Issue Date. Promptly after the Exchange Offer Registration Statement has been declared effective, the Company will offer the Exchange Notes in exchange for the surrender of the Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer has been mailed to the registered holders of the Notes. For each Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Note will receive an Exchange Note having a principal amount equal to the principal amount of such surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date to which interest was paid on the Note surrendered in exchange therefor or, if no interest has been paid on such Note, from the Issue Date.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and transferred by the holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters; (ii) will not be able to tender its Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties.

     Each holder of the Notes (other than certain specified holders) who wishes to exchange Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company or a broker-dealer tendering Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of the commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer who acquired the Notes for its own account as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") must deliver a prospectus meeting the requirements of the Securities Act. The staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company will be required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement, for up to 180 days following the Exchange Offer, in connection with the resale of Exchange Notes received in exchange for Notes acquired by such Participating Broker-Dealers for their own account as a result of market-making or other trading activities.

     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer Registration Statement is not declared effective within 120 days following the Issue Date or the Exchange Offer is not consummated within 180 days after such date, or upon the request of the Initial Purchasers in certain circumstances, the Company will, in lieu of effecting (or, in the case of such a request by the Initial Purchasers, in addition to effecting) the registration of the Exchange Notes pursuant to the Exchange Offer Registration Statement (i) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Notes,
(ii) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the Issue Date (or promptly in the event of a request by the Initial Purchasers) and
(iii) use its reasonable best efforts to keep effective the Shelf Registration Statement until two years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers) or until all of the Notes covered by such Shelf Registration Statement have been sold. In the event of the filing of the Shelf Registration Statement, the Company will provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement and notify each such holder when the Shelf Registration Statement has become effective. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement in order to have its Notes included in the Shelf Registration Statement and to benefit from the provisions regarding the increase in the interest rate borne by the Notes described in the second succeeding paragraph.

     The Company may require, as a condition to including the Notes of any holder in the Shelf Registration Statement, that such holder furnish to the Company a written agreement to the effect that such holder agrees to comply with and be bound by the provisions of the Registration Rights Agreement. In that regard, each holder of Notes registered under the Shelf Registration Statement will be deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event that makes any statement in the prospectus that is a part of the Shelf Registration Statement (or, in the case of Participating Broker-Dealers, the prospectus that is a part of the Exchange Offer Registration Statement) untrue in any material respect or that requires the making of any changes in such prospectus in order to make the statements therein not misleading or of certain other events specified in the Registration Rights Agreement, such holder (or Participating Broker-Dealers, as the case may be) will suspend the sale of Notes pursuant to such prospectus until the Company has amended or supplemented such prospectus to correct such misstatement or omission, has furnished copies of the amended or supplemented prospectus to such holder (or Participating Broker-Dealer, as the case may be) or the Company has given notice that the sale of the Notes may be resumed, as the case may be. If the Company shall give such notice to suspend the sale of the Notes, it shall extend the relevant period referred to above during which it is required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in the Exchange Offer Registration Statement in connection with the resale of Exchange Notes, as the case may be) by the number of days during the period and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Notes or to and including the date on which the Company has given notice that the sale of Notes may be resumed, as the case may be.

     In the event that (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 60th day following the Issue Date,
(b) the Exchange Offer Registration Statement is not declared effective on or prior to the 120th day following the Issue Date, (c) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Notes is not declared effective on or prior to the 180th day following the Issue Date or (d) any required Exchange Offer Registration Statement or Shelf Registration Statement is filed and declared effective but shall thereafter either be withdrawn by the Company or becomes subject to an effective stop order suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement) without being succeeded immediately by an additional registration statement filed and declared effective, the interest rate borne by the Notes shall be increased by .50% per annum following such 60th day in the case of clause (a) above, such 120th day in the case of clause (b) above and such 180th day in the case of clause (c) above; provided that the aggregate amount of any such increase in the interest rate on the Notes pursuant to the foregoing provisions shall in no event exceed .50% per annum; and provided, further, that if the Exchange Offer Registration Statement is not declared effective on or prior to the 120th day following the Issue Date and the Company shall request holders of Notes to provide the information called for by the Registration Rights Agreement for inclusion in the Shelf Registration Statement, then Notes owned by holders who do not deliver such information to the Company or who do not provide comments on the Shelf Registration Statement when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate for any day after the 180th day following the Issue Date. Upon (x) the filing of the Exchange Offer Registration Statement after the 60th day described in clause (a) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 120th day described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, after the 180th day described in clause (c) above, the interest rate on the Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of this Prospectus; provided, however, that the interest rate on the Notes will be reduced to the original interest rate only if all of the events set forth in the immediately preceding sentence causing the rate on the Notes to increase have been cured.

     The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to the Company. In addition, the information set forth above concerning certain interpretations of and positions taken by the staff of the Commission is not intended to constitute legal advice and prospective investors should consult their own legal advisors with respect to such matters.

SUBORDINATION

     Payments of and distribution of or with respect to the Senior Subordinated Note Obligations will be subordinated, to the extent set forth in the Indenture, in right of payment to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness, which includes, without limitation, all Credit Agreement Obligations and Senior Note Obligations of the Company. The Notes will rank prior in right of payment only to other indebtedness of the Company which is, by its terms, expressly subordinated in right of payment to the Notes. There is currently no indebtedness of the Company which would constitute such subordinated indebtedness. In addition, the Senior Subordinated Note Obligations will be effectively subordinated to all of the creditors of the Company's subsidiaries, including trade creditors, except by virtue of a Subsidiary Guarantee to the extent such Subsidiary is a Subsidiary Guarantor. See "Risk Factors -- Subordination of Notes; Holding Company Structure."

     The Indenture provides that in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company (or its creditors, as such) or its assets, or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or (c) any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full in cash or cash equivalents before any direct or indirect payment or distribution, whether in cash, property or securities (excluding certain permitted equity and subordinated debt securities referred to in the Indenture as "Permitted Junior Securities"), is made on account of the Senior Subordinated Note Obligations. In the event that, notwithstanding the foregoing, the Trustee or the holder of any Note receives any payment or distribution of properties or assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of Senior Subordinated Note Obligations before all Senior Indebtedness is paid or provided for in full, then the Trustee or the holders of Notes receiving any such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be required to pay or deliver such payment or distribution forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full.

     During the continuance of any default in the payment when due (whether at Stated Maturity, upon scheduled repayment, upon acceleration or otherwise) of principal of or premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or fees relating to letters of credit constituting, any Designated Senior Indebtedness (a "Payment Default"), no direct or indirect payment or distribution by or on behalf of the Company of any kind or character shall be made on account of the Senior Subordinated Note Obligations or any obligation under any Subsidiary Guarantee unless and until such default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

     In addition, during the continuance of any default other than a Payment Default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated (a "Nonpayment Default"), after receipt by the Trustee from the holders (or their representative) of such Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment or distribution of any kind or character may be made by the Company on account of the Senior Subordinated Note Obligations for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee from the holders (or their representative) of Designated Senior Indebtedness stating that such notice is a payment blockage notice pursuant to the Indenture and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since the receipt by the Trustee of such notice; (ii) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such default is cured or waived or ceases to exist (provided that no other Payment Default or Non-payment Default has occurred or is then continuing after giving effect to such cure or waiver); (iii) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents; or (iv) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the holders (or their representative) of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company, subject to the subordination provisions set forth above and the existence of another Payment Default, shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period, that, in either case, would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose; provided that, in the case of a breach of a particular financial covenant, the Company shall have been in compliance for at least one full 90 consecutive day period commencing after the date of commencement of such Payment Blockage Period). In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be a 181 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect. In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or the holder of any Note prohibited by the subordination provision of the Indenture, then such payment or distribution will be required to be paid over and delivered forthwith to the holders (or their representative) of Designated Senior Indebtedness.

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "-- Events of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations in full with respect to the Notes.

     As of March 31, 1997, on a pro forma basis, after giving pro forma effect to the Offering and the estimated application of the net proceeds therefrom, and assuming substantially all of the 13 1/2% Senior Notes were purchased in the Tender Offer, there would not have been any material Senior Indebtedness outstanding. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of Subsidiaries (to which the Notes will be structurally subordinated except for Indebtedness of a Subsidiary Guarantor). The Indenture prohibits the incurrence by the Company of Indebtedness which is contractually subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes. After giving effect to the Offering and the application of the net proceeds therefrom, there will be no indebtedness of the Company which is subordinated in right of payment to the Notes and there will be no indebtedness of the Company which is pari passu in right of payment with the Notes.

SUBSIDIARY GUARANTEES OF NOTES

     Initially, Ocean Louisiana will be the only Subsidiary Guarantor, however, other Restricted Subsidiaries may in the future incur Subsidiary Guarantees of the Notes as described herein. Each Subsidiary Guarantor will guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of (premium, if any, on) and interest on the Notes pursuant to its Subsidiary Guarantee. The Subsidiary Guarantees will be subordinated to Guarantor Senior Indebtedness of a Subsidiary Guarantor to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness. In addition to the Subsidiary Guarantee, primarily for state income tax purposes, Ocean Louisiana will covenant with the Company to assume, as between the Company and Ocean Louisiana, the payment obligations under the Notes in exchange for the advance of substantially all the net proceeds of the Notes Offering to Ocean Louisiana. Such intercompany assumption will not affect the primary liability of the Company under the Notes.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor (if any) in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell all, substantially all or any portion of its assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation and Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all of substantially all of its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that (a) if the surviving corporation is not the Subsidiary Guarantor, the surviving corporation agrees to assume such Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "Certain Covenants" or in the Indenture or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

     Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its Assets) to a Person other than the Company or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure other Indebtedness of the Company or any Restricted Subsidiary shall also terminate or be released upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

     Although the Indenture does not contain any requirement that any Subsidiary (other than Ocean Louisiana) execute and deliver a Subsidiary Guarantee, certain covenants described below require a future Restricted Subsidiary to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness. See "Certain Covenants -- Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

CERTAIN COVENANTS

     The Indenture provides that the covenants set forth herein will be applicable to the Company, except that during any period of time that (i) the ratings assigned to the Notes by both Standard & Poor's Ratings Group ("S&P") and Moody's Investors Service, Inc. ("Moody's" and, together with "S&P," the "Rating Agencies") are equal to or higher than BBB- and Baa3, or the equivalents thereof, respectively (the "Investment Grade Ratings"), except subsequent to a Change of Control of the Company, and (ii) no Default or Event of Default shall have occurred and be continuing, the Company and its Subsidiaries will not be subject to the provisions of the Indenture described under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Transactions with Affiliates," "-- Limitation on Disposition of Proceeds of Asset Sales," and "-- Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" (collectively, the "Suspended Covenants"). In the event that the Company is not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings, then the Company and its Subsidiaries will again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the "Limitation on Restricted Payments" covenant as if such covenant had been in effect during the entire period of time from the date of the Indenture.

     The Indenture contains, among others, the covenants described below.

     Limitation on Indebtedness. (a) The Indenture provides that neither the Company nor any Restricted Subsidiary will create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively "incur") any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness and Permitted Subsidiary Indebtedness, as the case may be; provided, however, that the Company and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness if
(x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness (and for which financial statements are available), taken as one period (at the time of such incurrence, after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness (including Permitted Indebtedness) by the Company or its Restricted Subsidiaries since the first day of such four-quarter period (including any other Indebtedness to be incurred concurrent with the incurrence of such Indebtedness) as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) notwithstanding clause (d) of the definition of Consolidated Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any Person acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period), would have been equal to at least 2.5 to 1.0.

     Limitation on Restricted Payments. (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

          (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

          (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness;

          (iv) declare or pay any dividend on, or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary of the Company (other than to the Company or any of its Wholly Owned Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock (other than with respect to any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary of the Company);

          (v) make any Investment (other than any Permitted Investment);

          (vi) in connection with the acquisition of any property or asset by the Company or its Restricted Subsidiaries after the date of the Indenture, which property or asset would secure or be subject to any Production Payment obligations of the Company or its Restricted Subsidiaries, make any investment (of cash, property or other assets) in such property or asset so acquired in addition to the amount of Indebtedness (including Production Payment obligations) incurred by the Company or its Restricted Subsidiaries in connection with such acquisition; or

          (vii) incur, create, assume or suffer to exist any guarantee of Indebtedness of any Affiliate (other than (a) guarantees of Indebtedness of any Restricted Subsidiary by the Company or (b) guarantees of Indebtedness of the Company by any Restricted Subsidiary, in each case in accordance with the terms of the Indenture);

(such payments or other actions described in (but not excluded from) clauses (i) through (vii) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the "Limitation on Indebtedness" covenant, and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of the following:

          (a) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning September 30, 1996 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus

          (B) the aggregate net cash proceeds received after the date of the Indenture by the Company as capital contributions to the Company (other than from any Restricted Subsidiary), plus

          (C) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company, plus

          (D) the aggregate net cash proceeds received after the date of the Indenture by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company, plus

          (E) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

          (F) To the extent not otherwise included in the Company's Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the date of the Indenture, plus

        (G) $25,000,000.

     (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses
(ii), (iii) and (iv) below) no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above);

          (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

          (iii) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the aggregate net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company; and

          (iv) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Subordinated Indebtedness of the Company so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, (C) such new Subordinated Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Subordinated Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes.

The actions described in clauses (i), (ii) and (iii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)), and the actions described in clause (iv) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

     (c) In computing Consolidated Net Income of the Company under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.

     Limitation on Issuances and Sales of Restricted Subsidiary Stock. The Indenture provides that the Company (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company and/or one or more Wholly Owned Restricted Subsidiaries) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (1) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, or (2) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

     Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (each, other than a Restricted Subsidiary, being an "Interested Person"), unless (i) such transaction or series of transactions are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties who are not Interested Persons, (ii) with respect to any one transaction or series of transactions involving aggregate payments in excess of $10,000,000, the Company delivers an officer's certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and such transaction or series of transactions have been approved by the Board of Directors of the Company, and (iii) with respect to any one transaction or series of transactions involving aggregate payments in excess of $20,000,000, the officer's certificate referred to in clause (ii) above also certifies that such transaction or series of transactions have been approved by a majority of the Disinterested Directors (or, in the event there are no such Disinterested Directors, that the Company has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction or series of transactions at issue, which opinions shall be to the effect set forth in clause (i) above or shall state that such transaction or series of transactions are fair from a financial point of view to the Company or such Restricted Subsidiary); provided, however, that this covenant will not restrict the Company from (1) paying reasonable and customary regular compensation and fees to directors of the Company who are not employees of the Company or any Restricted Subsidiary, (2) paying dividends on, or making distributions with respect to, shares of Capital Stock of the Company on a pro rata basis to the extent permitted by the "Limitation on Restricted Payments" covenant, (3) transactions between or among the Company and/or any of its Wholly Owned Restricted Subsidiaries, or (4) Restricted Payments permitted by the provisions of the Indenture described above under the covenant "-- Limitation on Restricted Payments."

     Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets (including any intercompany notes), whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by the Company or any Restricted Subsidiary is subject to further limitations on the incurrence of Indebtedness as described under "-- Limitation on Indebtedness."

     Change Of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 30 days following the Change of Control, all of the then outstanding Notes validly tendered pursuant to such Change in Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Noteholder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Noteholders must follow to accept the Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Noteholders seeking to accept the Change of Control Offer. If on a Change of Control Purchase Date the Company does not have available funds sufficient to pay the Change of Control Purchase Price or is prohibited from purchasing the Notes, an Event of Default would occur under the Indenture. The definition of Change of Control includes an event by which the Company sells, conveys, transfers or leases all or substantially all of its properties to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

     Limitation on Disposition of Proceeds of Asset Sales. (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution) and (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash, Cash Equivalents or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or any Restricted Subsidiary as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may either (x) apply the Net Cash Proceeds thereof to permanently reduce Senior Indebtedness or to permanently reduce Guarantor Senior Indebtedness, or (y) invest all or any part of the Net Cash Proceeds thereof, within 365 days after such Asset Sale, in properties and assets which replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the business of the Company or its Restricted Subsidiaries, as the case may be ("Replacement Assets"). The amount of such Net Cash Proceeds not applied or invested as provided in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds equals or exceeds $20,000,000, the Company shall make an offer to purchase, from all Holders of the Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any then outstanding Pari Passu Indebtedness equal to such Excess Proceeds as follows:

          (i) (a) the Company shall make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered), and (B) to the extent required by such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

          (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

          (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

The Company will not permit any Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale. The Company intends to comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

     Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Indenture provides that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any Indebtedness of the Company unless (i) (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the Notes by such Restricted Subsidiary which Subsidiary Guarantee will be subordinated to Guarantor Senior Indebtedness (but no other Indebtedness) to the same extent that the Notes are subordinated to Senior Indebtedness and (B) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes;
(ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the obligations guaranteed thereby are paid in full; and (iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that such Subsidiary Guarantee has been duly executed and authorized and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

     (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Subsidiary Guarantee incurred by a Restricted Subsidiary pursuant to this covenant shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the merger of such Restricted Subsidiary into the Company or any other Restricted Subsidiary (provided the surviving Restricted Subsidiary assumes the Subsidiary Guarantee) or the liquidation and dissolution of such Restricted Subsidiary (in each case to the extent not prohibited by the Indenture), or (iii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary,
(b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,
(c) make an Investment in the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions (i) pursuant to an agreement in effect or entered into on the date of the Indenture, (ii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person, other than the Person, or the property or assets of the Person, so acquired or
(iii) existing under any agreement that extends, renews, refinances or places the agreements containing the restrictions in the foregoing clauses (i) and
(ii), provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

     Limitation on Other Senior Subordinated Indebtedness. The Indenture provides that the Company will not incur, directly or indirectly, any Indebtedness which is expressly subordinate or junior in right of payment in any respect to Senior Indebtedness unless such Indebtedness ranks pari passu in right of payment with the Notes, or is expressly subordinated in right of payment to the Notes.

     Reports. The Indenture requires that the Company (and the Subsidiary Guarantors, if applicable) file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company (and the Subsidiary Guarantors, if applicable) will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company (and the Subsidiary Guarantors, if applicable) would be required to file such reports and documents if the Company (and the Subsidiary Guarantors, if applicable) were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any holder of Notes promptly upon written request.

     Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary. Generally, a Restricted Subsidiary includes any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless the Subsidiary of the Company is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture. The definition of "Unrestricted Subsidiary" set forth under the caption "-- Certain Definitions" describes the circumstances under which a future Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

MERGER, CONSOLIDATION AND SALE OF ASSETS, ETC.

     The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto (i) either (a) if the transaction or transactions is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each

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

case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions;
(iv) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or any Wholly Owned Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; (v) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to such Person's obligations under the Indenture and the Notes; and (vi) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture and an Opinion of Counsel stating that the requirements of clause (i) of the preceding paragraph have been complied with.

     Upon any consolidation or merger or any sale, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, on any of the Notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

          (ii) default in the payment of any installment of interest on any of the Notes, when it becomes due and payable, and the continuance of such default for a period of 30 days; or

          (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change in Control Offer in accordance with the provisions of the "Change in Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant; or

          (iv) the Company or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

          (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of (or premium, if any, on) or interest on any Indebtedness of the Company (other than the Notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default causing acceleration of any Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed $10,000,000; provided further that if any such default is cured or waived or any such acceleration rescinded, or such debt is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or

          (vi) the commencement of proceedings, or the taking of any enforcement action (including by way of set-off), by any holder of at least $10,000,000 in aggregate principal amount of Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary, after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary having a fair market value (as determined by the Board of Directors of the Company and evidenced by a board resolution) in excess of $10,000,000 individually or in the aggregate, provided that if any such proceedings or actions are terminated or rescinded, or such Indebtedness is repaid, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as (i) such rescission does not conflict with any judgment or decree and (ii) the holder of such Indebtedness shall not have applied any such property or assets in satisfaction of such Indebtedness; or

          (vii) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture); or

          (viii) certain events giving rise to ERISA liability; or

          (ix) final judgments or orders rendered against the Company or any Subsidiary Guarantor or any other Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 over the coverage under applicable insurance policies and either (i) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (ii) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

          (x) the entry of a decree or order by a court having jurisdiction in the premises (a) for relief in respect of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging the Company or any Subsidiary Guarantor or any other Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or a Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary or of a substantial part of their consolidated assets, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

          (xi) the commencement by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankruptcy or insolvent, or the consent by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary or of any substantial part of their consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary in furtherance of any such action.

     If an Event of Default (other than as specified in clause (x) or (xi) above) shall occur and be continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (x) or (xi) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder of Notes.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate home by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and
(c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Noteholders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders.

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Subsidiary Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Subsidiary Guarantors with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, on and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either legal defeasance or covenant defeasance, (i) the Company or any Subsidiary Guarantor must irrevocably deposit, with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, on and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the

Company or any Subsidiary Guarantor, (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amounts sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Trustee may, without the consent of the Noteholders, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any Noteholder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on any Note,
(b) reduce the principal amount of (or the premium, if any, on) or interest on any Note, (c) change the place, coin or currency of payment of principal of (or the premium, if any, on) or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above stated percentage of aggregate principal amount of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the Net Proceeds Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

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

     The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal (or premium, if any, on) or interest on the Notes.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

BOOK-ENTRY, DELIVERY AND FORM

     The Old Notes were initially represented in the form of one registered Note in global form without coupons (the "Global Old Note"). The Global Old Note was deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. The Exchange Notes also will be issued in the form of one or more Global Notes (the "Global Exchange Notes" and, together with the Global Old Note, the "Global Notes"). The Global Exchange Notes will be deposited on the original date of issuance of the Exchange Notes with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

     DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York banking law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes through DTC. QIBs who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and
(ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of beneficial ownership therein will be effected only through, records maintained by DTC (with respect to the interest of the Participants), the Participants and the Indirect Participants. For certain other restrictions on the transferability of the Notes, see "Transfer Restrictions."

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture and the Notes. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each QIB owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Notes or a QIB that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize QIBs owning through such Participants to take such action or would otherwise act upon the instruction of such QIBs. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes or for any other matter relating to the actions or procedures of DTC.

     Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. The Company expects that payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. See "Notices to Investors." Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). All such Certificated Securities would be subject to the legend requirements described herein under "Notices to Investors." In addition, if (a) DTC or any successor depositary (the "Depositary") notifies the Company in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (b) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then,

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

upon surrender by the registered owner or holder of a Global Note (a "Global Note Holder") of its Global Note, Notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of the related Notes, and each such Person may conclusively rely on, and will be protected in relying on, instructions from such Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person, (b) outstanding at the time such Person becomes a Subsidiary of any other Person (other than any Indebtedness incurred in Connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Subsidiary) or (c) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness described in clause (a) or (b) of this definition, including any successive refinancings, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, and (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, with no less than 70% of such discounted future net revenues estimated or audited by one or more nationally recognized firms of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by estimate or audit of one or more nationally recognized firms of independent petroleum engineers as to at least 70% of such discounted future net revenues, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (i) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company was still using the full cost method of accounting.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into the Company or any other Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Sale/Leaseback Transaction or by way of merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries; or (c) any other properties or assets of the Company or any of its Restricted Subsidiaries other than a disposition of hydrocarbons or other mineral products in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under "Merger, Consolidation and Sale of Assets;"
(ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" Covenant; (iii) any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties for other oil and gas properties owned or held by another Person which the Board of Directors of the Company determines in good faith to be of approximately equivalent value; or (iv) any transfer of Properties having a fair market value of less than $5,000,000.

     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date of determination at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the "net amount of rent" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 365 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the F&R Interests is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the F&R Interests, has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person; (c) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, conveys, transfers or leases, or the Restricted Subsidiaries sells, convey, transfer or lease, all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (e) the liquidation or dissolution of the Company.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (b) the sum of such Consolidated Interest Expense for such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with clause (x) of the "Limitation on Indebtedness" covenant and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with clause (x) of the "Limitation on Indebtedness" covenant shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iii) notwithstanding clauses (i) and (ii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements and (iv) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount,
(b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (ii) to the extent any Indebtedness of any Person (other than the

Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (iii) the aggregate amount of the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iv) the aggregate amount of dividends paid or accrued on Redeemable Capital Stock or Preferred Stock of the Company and its Restricted Subsidiaries, to the extent such Redeemable Capital Stock or Preferred Stock is owned by Persons other than Restricted Subsidiaries.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period), (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (f) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary and (g) any write-downs of non-current assets, provided, however, that any ceiling limitation write downs under SEC guidelines shall be treated as capitalized costs, as if such write downs had not occurred.

     "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Company less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

     "Credit Agreement" means the Amended and Restated Credit Agreement dated as of March 27, 1997 among Ocean Louisiana and The Chase Manhattan Bank, N.A., as agent, as such agreement may be amended, modified, supplemented, extended, restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time in one or more credit agreements, loan agreements, instruments or similar agreements, as such may be further amended, modified, supplemented, extended, restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time, in each case in accordance with and as permitted by the Indenture.

     "Credit Agreement Obligations" means all monetary obligations of every nature of the Company or a Restricted Subsidiary, including without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, from time to time owed to the lenders or any agent under or in respect of the Credit Agreement.

     "Default" means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Credit Agreement Obligations (ii) all Senior Indebtedness under the Senior Note Obligations and (iii) any other Senior Indebtedness which (a) at the time of incurrence equals or exceeds $10,000,000 in aggregate principal amount and
(b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" for purpose of the Indenture.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Event of Default" has the meaning set forth above under the caption "Events of Default."

     "F&R Interests" means, collectively, William W. Rucks, IV and James C. Flores, together with their respective spouses, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or any other Person in which the Persons referred to in the foregoing are at the time of determination the direct record and beneficial owners of all of the outstanding Capital Stock.

     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the Indenture.

     "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. When used as a verb, "guarantee" shall have a corresponding meaning.

     "Guarantor Senior Indebtedness" means all Indebtedness of a Subsidiary Guarantor (present and future) created, incurred, assumed or guaranteed by such Subsidiary Guarantor (and all renewals, substitutions, refinancings or replacements thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness) (and including, in the case of the Credit Agreement and any guarantees related to the Senior Notes, interest accruing after the filing of a petition by or against such Subsidiary Guarantor under any bankruptcy law, in accordance with and at the rate, including any default rate, specified with respect to such indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior in right of payment to its Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a Subsidiary Guarantor will not include (i) Indebtedness of such Subsidiary Guarantor evidenced by its Subsidiary Guarantee, (ii) Indebtedness of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor or its Subsidiary Guarantee, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is by its terms without recourse to such Subsidiary Guarantor, (iv) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of such Subsidiary Guarantor, (v) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (vi) Indebtedness of such Subsidiary Guarantor to the Company or any of the Company's other Subsidiaries or any other Affiliate of the

Company or any of such Affiliate's Subsidiaries, and (vii) that portion of any Indebtedness of such Subsidiary Guarantor which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (vii) if the holder(s) of such Indebtedness or their representative or such Subsidiary Guarantor shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of such Subsidiary Guarantor) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause
(a), (b) or (c) of the second paragraph of "--Subordination."

     "Holder" means a Person in whose name a Note is registered in the Note Register.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person, (f) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment), (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (i) all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (a) through
(i) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock, provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (g) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

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

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (b) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the "Limitation on Indebtedness" covenant, but only to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed 105% of the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (c) bonds, notes, debentures or other securities received in compliance with the "Limitation on Disposition of Proceeds of Asset Sales" covenant.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 50% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a) (i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist and (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in the "Limitation on Disposition of Proceeds of Asset Sales" covenant.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

     "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

     "Non-recourse Indebtedness" means Indebtedness or that portion of Indebtedness of the Company incurred in connection with the acquisition by the Company of any property or assets and as to which (a) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness and (b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Note Register" means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and of transfer of the Notes.

     "Oil and Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through
(iii) of this definition.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness of the Company under one or more bank credit or revolving credit facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $250 million and (B) an amount equal to the sum of (x) $50 million and (y) 25% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness (such greater amount being referred to as the "Adjusted Maximum Credit Amount") (plus interest and fees under such facilities), less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Indebtedness (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the "Disposition of Proceeds of Asset Sales" covenant (the "Maximum Credit Amount") (with the Maximum Credit Amount to be an aggregate maximum amount for the Company and all Restricted Subsidiaries, pursuant to clause (i) of the definition of "Permitted Subsidiary Indebtedness"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each, for purposes of this clause, a "refinancing") thereof by the Company, including any successive refinancings thereof by the Company, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i) (and clause (i) of the definition of "Permitted Subsidiary Indebtedness"), shall not at any one time exceed the Maximum Credit Amount;

          (ii) Indebtedness of the Company under the Notes;

          (iii) Indebtedness of the Company outstanding on the date of the Indenture;

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

          (iv) obligations of the Company pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and hedging arrangements that the Company enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

          (v) Indebtedness of the Company to any Restricted Subsidiaries;

          (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

          (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety or other reimbursement obligations (in each case other than for an obligation for money borrowed);

          (viii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company other than Indebtedness incurred pursuant to clauses (iv), (vii) and (viii) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, and (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced;

          (ix) Non-Recourse Indebtedness;

          (x) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and

          (xi) other Indebtedness of the Company and the Restricted Subsidiaries that are Subsidiary Guarantors in an aggregate principal amount not in excess of $25,000,000 at any one time outstanding.

     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Restricted Subsidiaries; (iii) Investments in an amount not to exceed 5% of Adjusted Consolidated Net Tangible Assets at any one time outstanding; (iv) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (a) such other Person becomes a Restricted Subsidiary of the Company; or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary, (v) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations; (vi) shares of Capital Stock or other securities received in settlement of debts owed to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any good faith settlement of a bankruptcy proceeding; or
(vii) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company's or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices.

     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the date the Notes are first issued;

          (b) Liens securing the Notes;

          (c) Liens in favor of the Company or a Restricted Subsidiary that is a Subsidiary Guarantor;

          (d) Liens securing Senior Indebtedness or Guarantor Senior
     Indebtedness;

          (e) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof,

          (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

          (h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

          (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (j) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

          (k) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of the Subsidiaries;

          (l) Liens securing obligations under hedging agreements that the Company or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

          (m) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (n) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (o) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

          (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

          (r) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

          (s) Liens on pipeline or pipeline facilities which arise out of operation of law;

          (t) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

          (u) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

          (v) Liens constituting survey exceptions, encumbrances, casements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of Property or services, and in the aggregate do not materially adversely affect the value of Property of the Company and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such Properties for the purposes for which such Properties are held by the Company or any Restricted Subsidiaries; and

          (w) Liens securing Non-Recourse Indebtedness; provided, however, that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired by the Company with the proceeds of such Non-Recourse Indebtedness;

Notwithstanding anything in clauses (a) through (w) of this definition, the term "Permitted Liens" does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

     "Permitted Subsidiary Indebtedness" means any of the following:

          (i) Indebtedness of any Restricted Subsidiary under one or more bank credit or revolving credit facilities (and "refinancings" thereof) in an amount at any one time outstanding not to exceed the Maximum Credit Amount (in the aggregate for all Restricted Subsidiaries and the Company, pursuant to clause (i) of the definition of "Permitted Indebtedness");

          (ii) Indebtedness of any Restricted Subsidiary outstanding on the date of the Indenture;

          (iii) obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; and hedging arrangements that any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

          (iv) the Subsidiary Guarantees of the Notes and Senior Notes (and any assumption of the obligations guaranteed thereby);

          (v) Indebtedness of any Restricted Subsidiary relating to guarantees by such Restricted Subsidiary of Permitted Indebtedness pursuant to Clause
     (i) of the definition of "Permitted Indebtedness;"

          (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

          (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety or other reimbursement obligations (in each case other than for an obligation for money borrowed);

          (viii) Indebtedness of any Restricted Subsidiary to any other Restricted Subsidiary or to the Company;

          (ix) Indebtedness relating to guarantees by any Restricted Subsidiary permitted to be incurred pursuant to the "Limitation on Guarantees of Indebtedness by Subsidiaries" covenant; and

          (x) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary, including any successive refinancings by such Restricted Subsidiary, so long as (x) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Subsidiary incurred in connection with such refinancing and (y) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Public Equity Offering" means an underwritten public offering for cash by the Company of its Qualified Capital Stock pursuant to a registration statement that has been declared effective by the Commission (other than a registration statement on Form S-8 or any successor form or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

     "Sale/Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which properties or assets are sold or transferred by such Person or a Subsidiary of such Person and are thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company (including, in the case of the Credit Agreement and the Senior Notes, interest accruing after the filing of a petition by or against the Company under any bankruptcy law, in accordance with and at the rate, including any default rate, specified with respect to such indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the Senior Note Obligations. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Senior Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is by its terms without recourse to the Company,
(d) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of the Company, (e) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company, (f) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, and (g) that portion of any Indebtedness of the Company which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (g) if the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of the Company) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause (a), (b) or (c) of the second paragraph of " -- Subordination."

     "Senior Notes" means the 13 1/2% Senior Notes due 2004 of the Company issued pursuant to the Indenture, dated as of December 1, 1994, between the Company, as issuer, Ocean Louisiana, as subsidiary guarantor, and Shawmut Bank Connecticut, National Association (now known as State Street Bank and Trust Company), as trustee.

     "Senior Note Obligations" means all monetary obligations of every nature of the Company or a Restricted Subsidiary, including without limitation, obligations to pay principal and interest, fees, expenses and indemnities, from time to time owed to the holders or the trustee in respect of the Senior Notes.

     "Senior Subordinated Note Obligations" means any principal of, premium, if any, and interest on, and any other amounts (including, without limitation, any payment obligations with respect to the Notes as a result of any Asset Sale, Change of Control or redemption) owing in respect of, the Notes payable pursuant to the terms of the Notes or the Indenture or upon acceleration of the Notes.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such

Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

     "Subsidiary Guarantee" means any guarantee of the Notes by (i) any Subsidiary Guarantor in accordance with the provisions set forth in "Subsidiary Guarantees of Notes" and (ii) any Restricted Subsidiary in accordance with the provisions set forth in the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant.

     "Subsidiary Guarantor" means (i) Ocean Louisiana, (h) each of the Company's Restricted Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions described under " -- Subsidiary Guarantees of the Notes" or the provisions of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant and (iii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and to guarantee on an unsubordinated basis the payment of the Notes pursuant to the provisions described under " -- Subsidiary Guarantees of Notes."

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; (c) neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Limitation on Restricted Payments" covenant (other than Investments of the type described in clause (iv) of the definition of Permitted Investments); and (d) such designation shall not result in the creation or imposition of any Lien on any of the Properties of the Company or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Limitation on Liens" covenant); provided, however, that with respect to clause
(a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness" covenant and (iii) if any of the Properties of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors qualifying shares mandated by applicable law, is owned directly or indirectly by the Company.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until           , 1997, all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter", within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Notes will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements as of December 31, 1996, 1995 and 1994 and each of the three years in the period ended December 31, 1996, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

     Information relating to the estimated proved reserves of oil and gas and the related estimates of future net cash flows and present values of future net revenues thereof at December 31, 1994, 1995 and 1996 included or incorporated herein and in the notes to the financial statements of the Company have been prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 or may be obtained on the Internet at http://www.sec.gov. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the New York Stock Exchange and, as a result, the periodic reports, proxy statements and other information filed by the Company with the Commission can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          a. The Company's Annual Report on Form 10-K/A for the year ended December 31, 1996;

          b. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

          c. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed March 8, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE ADDRESSED TO INVESTOR RELATIONS, OCEAN ENERGY, INC., 8440 JEFFERSON HIGHWAY, SUITE 420, BATON ROUGE, LOUISIANA 70809, (504) 927-1450.

                     GLOSSARY OF CERTAIN OIL AND GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this Prospectus. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit. BOEs are determined using the ratio of six Mcf of natural gas to one Bbl of oil.

     "Bbl" means a barrel of 42 U.S. gallons of oil.

     "Bcf" means billion cubic feet of natural gas.

     "BOE" means barrels of oil equivalent.

     "Btu" or "British Thermal Unit" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     "BBtu" means one billion British Thermal Units.

     "Completion" means the installation of permanent equipment for the production of oil or gas.

     "Condensate" means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

     "Develocat Drilling" involves evaluating deeper untested sands classified as exploratory while developing a shallower known reservoir.

     "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "Exploration Drilling" are drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     "Gross," when used with respect to acres or wells, refers to the total acres or wells in which the Company has a working interest.

     "MBbls" means thousands of barrels of oil.

     "Mcf" means thousand cubic feet of natural gas.

     "MMBbls" means millions of barrels of oil.

     "MMBOE" means million barrels of oil equivalent.

     "MMBtu" means one million British Thermal Units.

     "MMcf" means million cubic feet of natural gas.

     "Net" when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by the Company.

     "Net production" means production that is owned by the Company less royalties and production due others.

     "Oil" means crude oil or condensate.

     "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

     "Present Value of Future Net Revenues" or "Present Value of Proved Reserves" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     "Project" means a proposal to add a producing completion of oil or gas. A proposal may vary in range from work authorized to be performed to proposals that are founded in geologic and engineering principles yet require further research before funds are authorized.

     "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     "Reserves" means proved reserves.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     "Spud" means to start drilling a new well (or restart).

     "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

     "Waterflood" means the injection of water into a reservoir to fill pores vacated by produced fluids, thus maintaining reservoir pressure and assisting production.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

     "Workover" means operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1996 and
  1995......................................................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1995 and 1994..........................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1996, 1995 and 1994..............   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1995 and 1994..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
Consolidated Balance Sheet as of March 31, 1997.............  F-26
Consolidated Statements of Operations for the three months
  ended March 31, 1997 and 1996.............................  F-27
Consolidated Statements of Cash Flows for the three months
  ended March 31, 1997 and 1996.............................  F-28
Notes to Consolidated Financial Statements..................  F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Ocean Energy, Inc. and subsidiaries:

     We have audited the accompanying consolidated balance sheets of Ocean Energy, Inc. (a Delaware corporation, formerly Flores & Rucks, Inc.) and subsidiaries, as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ocean Energy, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

New Orleans, Louisiana
February 24, 1997

                               OCEAN ENERGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                   DECEMBER 31,
                                          ------------------------------
                                              1996             1995
                                          -------------    -------------
Current assets:
  Cash and cash equivalents.............  $   5,758,978    $     212,238
  Joint interest receivables............      2,001,605          390,275
  Oil and gas sales receivables.........     33,770,044       17,546,127
  Notes and accounts
     receivable -- stockholders.........             --          129,129
  Accounts receivable -- other..........      1,500,000               --
  Assets held for resale................     37,200,000               --
  Prepaid expenses......................      1,213,143          390,412
  Other current assets..................      2,414,803          424,824
                                          -------------    -------------
          Total current assets..........     83,858,573       19,093,005
Oil and gas properties -- full cost
  method:
  Evaluated.............................    464,485,367      274,942,435
  Less accumulated depreciation,
     depletion, and amortization........   (188,692,223)    (114,040,044)
                                          -------------    -------------
                                            275,793,144      160,902,391
  Unevaluated properties excluded from
     amortization.......................     79,904,974       19,041,148
Other assets:
  Furniture and equipment, less
     accumulated depreciation of
     $2,772,983 and $1,258,225 in 1996
     and 1995, respectively.............      4,286,773        2,340,641
  Restricted deposits...................      6,323,515        4,259,182
  Deferred financing costs..............     10,543,226        5,127,974
  Deferred tax asset....................             --        4,692,263
                                          -------------    -------------
          Total assets..................  $ 460,710,205    $ 215,456,604
                                          =============    =============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
     liabilities........................  $  47,718,102    $  15,090,791
  Oil and gas sales payable.............      7,830,415        5,177,277
  Accrued interest......................      5,521,070        2,651,097
  Current notes payable.................        127,154               --
  Deposit on assets held for resale.....      3,720,000               --
                                          -------------    -------------
          Total current liabilities.....     64,916,741       22,919,165
Long-term debt..........................    284,141,999      157,391,556
Notes payable to be refinanced under
  revolving line of credit..............             --       14,300,000
Deferred hedge revenue..................        400,000          870,333
Deferred tax liability..................      6,098,144               --
Stockholders' equity:
  Preferred stock, $.01 par value;
     authorized 10,000,000 shares, no
     shares issued or outstanding at
     December 31, 1996 and 1995.........             --               --
  Common stock, $.01 par value;
     authorized 100,000,000 shares;
     issued and outstanding 19,640,656
     shares and 15,044,125 shares at
     December 31, 1996 and 1995,
     respectively.......................        196,407          150,441
  Paid-in capital.......................     91,819,465       27,638,465
  Retained earnings (deficit)...........     13,137,449       (7,813,356)
                                          -------------    -------------
          Total stockholders' equity....    105,153,321       19,975,550
                                          -------------    -------------
          Total liabilities and
            stockholders' equity........  $ 460,710,205    $ 215,456,604
                                          =============    =============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                               OCEAN ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED DECEMBER 31,
                                          --------------------------------------------
                                              1996            1995            1994
                                          ------------    ------------    ------------
Oil and gas sales.......................  $188,451,215    $127,970,126    $ 75,395,112
Operating expenses:
  Lease operations......................    36,192,253      30,023,426      23,577,089
  Severance taxes.......................    10,905,731      10,023,104       6,746,928
  Depreciation, depletion and
     amortization.......................    74,652,179      54,083,782      36,459,029
                                          ------------    ------------    ------------
          Total operating expenses......   121,750,163      94,130,312      66,783,046
General and administrative expenses.....    16,153,823      11,312,153      10,350,572
Interest expense........................    17,954,053      17,620,226       4,507,307
Interest income and other...............      (394,909)       (302,597)       (748,479)
Loss on production payment repurchase
  and refinancing.......................            --              --      16,681,211
                                          ------------    ------------    ------------
Net income (loss) before income taxes...    32,988,085       5,210,032     (22,178,545)
Income tax expense (benefit)............    12,037,280      (4,692,263)             --
                                          ------------    ------------    ------------
Net income (loss).......................  $ 20,950,805    $  9,902,295    $(22,178,545)
                                          ============    ============    ============
Earnings per common share
  Primary...............................  $       1.07    $        .65            N.M.
  Fully diluted.........................          1.05             .65            N.M.
Weighted average common and common
  equivalent shares outstanding
  Primary...............................    19,639,942      15,158,514            N.M.
  Fully diluted.........................    19,901,461      15,329,740            N.M.

The accompanying notes to consolidated financial statements are an integral part of these statements.

                               OCEAN ENERGY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         RETAINED
                                           COMMON                        EARNINGS
                                           STOCK     PAID-IN CAPITAL    (DEFICIT)        TOTAL
                                          --------   ---------------   ------------   ------------
Balance at December 31, 1993............  $  1,000      $         --   $   (825,702)  $   (824,702)
  Sale of stock.........................   149,000        52,657,553             --     52,806,553
  Repurchase of common stock............        --       (18,700,000)            --    (18,700,000)
  Net loss..............................        --                --    (22,178,545)   (22,178,545)
  Distributions.........................        --                --     (1,400,000)    (1,400,000)
  Reclassification of accumulated
     deficit at date of conversion to a
     subchapter C corporation...........        --        (6,688,596)     6,688,596             --
                                          --------      ------------   ------------   ------------
Balance at December 31, 1994............  $150,000      $ 27,268,957   $(17,715,651)  $  9,703,306
  Sale of stock.........................       441           369,508             --        369,949
  Net income............................        --                --      9,902,295      9,902,295
                                          --------      ------------   ------------   ------------
Balance at December 31, 1995............  $150,441      $ 27,638,465   $ (7,813,356)  $ 19,975,550
  Sale of stock -- public offering......    45,000        62,146,285             --     62,191,285
  Sale of stock -- exercise of stock
     options............................       966         2,034,715             --      2,035,681
  Net income............................        --                --     20,950,805     20,950,805
                                          --------      ------------   ------------   ------------
Balance at December 31, 1996............  $196,407      $ 91,819,465   $ 13,137,449   $105,153,321
                                          ========      ============   ============   ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                               OCEAN ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------
                                              1996             1995            1994
                                          -------------    ------------    -------------
Operating activities:
  Net income (loss).....................  $  20,950,805    $  9,902,295    $ (22,178,545)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     (used in) operating activities:
     Depreciation, depletion and
       amortization.....................     76,166,937      54,751,429       36,845,015
     Deferred hedge revenue.............       (470,333)        203,666         (565,180)
     Deferred tax expense (benefit).....     10,790,407      (4,692,263)              --
     Recognition of deferred revenue on
       sale of production payment
       interest.........................             --              --      (23,857,212)
  Repurchase of production payment
     interests..........................             --              --     (107,951,703)
  Changes in operating assets and
     liabilities:
     Accrued interest...................      1,569,973       1,555,132        1,947,489
     Receivables........................    (19,206,115)     (7,055,051)      (6,208,990)
     Prepaid expenses...................       (822,731)        126,106               --
     Other current assets...............     (1,989,979)       (352,106)        (139,976)
     Accounts payable and accrued
       liabilities......................     32,627,311       1,957,344        5,155,926
     Oil and gas sales payable..........      2,653,135       2,483,037        1,468,107
     Deposit on assets held for
       resale...........................      3,720,000              --               --
                                          -------------    ------------    -------------
Net cash provided by (used in) operating
  activities............................    125,989,410      58,879,589     (115,485,069)
                                          =============    ============    =============
Investing activities:
  Additions to oil and gas properties
     and furniture and equipment........   (291,067,648)    (75,740,369)     (39,408,546)
  Increase in restricted deposits.......     (2,064,333)     (1,958,884)      (1,221,377)
  Purchase of minority interest.........             --              --       (5,977,097)
                                          -------------    ------------    -------------
Net cash used in investing activities...   (293,131,981)    (77,699,253)     (46,607,020)
                                          -------------    ------------    -------------
Financing activities:
  Sale of stock.........................     64,226,966         369,949       52,806,553
  Borrowings on notes payable...........    242,120,000      99,000,020      181,014,776
  Payments of notes payable.............   (128,264,402)    (81,357,944)     (55,632,361)
  Deferred financing costs..............     (5,393,253)        451,187       (5,626,787)
  Repurchase of common stock............             --              --       (8,700,000)
  Distributions to stockholders.........             --              --       (1,400,000)
                                          -------------    ------------    -------------
Net cash provided by financing
  activities............................    172,689,311      18,463,212      162,462,181
                                          -------------    ------------    -------------
Increase (decrease) in cash and cash
  equivalents...........................      5,546,740        (356,452)         370,092
Cash and cash equivalents, beginning of
  the period............................        212,238         568,690          198,598
                                          -------------    ------------    -------------
Cash and cash equivalents, end of the
  period................................  $   5,758,978    $    212,238    $     568,690
                                          =============    ============    =============
Interest paid during the period.........  $  20,896,826    $ 18,288,156    $   2,808,721
                                          =============    ============    =============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                               OCEAN ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Ocean Energy, Inc., formerly Flores & Rucks, Inc., a Delaware corporation (the "Company"), is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas, with operations primarily in the shallow offshore regions of Louisiana. The Company was formed on September 22, 1994, to succeed to the business of Ocean Energy, Inc., formerly Flores & Rucks, Inc., a Louisiana corporation ("Ocean Louisiana") and Flores & Rucks LLC ( the "LLC"). Concurrent with the closing of the Initial Offerings (See Note 2) on December 7, 1994, Ocean Louisiana was merged into a wholly owned subsidiary of the Company. Because the transaction represented the reorganization of entities under common control, the merger was treated in a manner similar to a pooling of interests.

     During 1996, the Company issued 4.5 million additional shares of common stock and $160 million of 9 3/4% Senior Subordinated Notes through public offerings (See Note 2).

     Hereinafter, the "Company" refers to Ocean Energy, Inc., a Delaware corporation, its predecessors and their respective subsidiaries.

     Effective January 1, 1993, Ocean Louisiana issued 2,000 shares of common stock to the two stockholders of an entity which held the rights under an operating agreement to operate substantially all of Ocean Louisiana's oil and gas properties. These two stockholders were deemed co-promoters of Ocean Louisiana upon the exchange. As no tangible assets, or any assets with predecessor basis, were acquired by Ocean Louisiana in connection with the exchange, no value was attributed to the stock issued. These shares were subsequently reacquired (See Note 7).

     On December 28, 1993, Ocean Louisiana transferred its interests in substantially all of its oil and gas properties to the LLC in return for an 87.5% ownership interest. The remaining 12.5% interest (the "Minority Interest") was owned by an unrelated party, Franks Petroleum, Inc. ("Franks"). Ocean Louisiana proportionately consolidated its interest in LLC.

     The Company is substantially leveraged. As such, a significant portion of the Company's cash flow from operations will be dedicated to debt service. As with other independent oil and gas producers, the Company is subject to numerous uncertainties and commitments associated with its operations. For example, the Company's results of operations are highly dependent upon the prices received for oil and gas. In addition, the Company will be required to make substantial future capital expenditures for the acquisition, exploration, development, production and abandonment of its oil and gas properties.

  Subsidiary Guaranty

     All of the Company's operating income and cash flow is generated by Ocean Louisiana, a wholly owned subsidiary and the Subsidiary Guarantor of the Company. The separate financial statements of Ocean Louisiana are not included herein because (i) Ocean Louisiana is the only direct active subsidiary of the Company; (ii) Ocean Louisiana has fully and unconditionally guaranteed the Senior Notes and the Senior Subordinated Notes (as defined in Note 2); (iii) the aggregate assets, liabilities, earnings, and equity of Ocean Louisiana are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis; and (iv) the presentation of separate financial statements and other disclosures concerning Ocean Louisiana are not deemed material.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                               OCEAN ENERGY, INC.

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Oil and Gas Properties

     The Company's exploration and production activities are accounted for under the full cost method. Under this method, all acquisition, exploration and development costs, including certain related employee costs, incurred for the purpose of finding oil and gas are capitalized. Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs, delay rentals, and costs related to such activities. Employee costs associated with production operations and general corporate activities are expensed in the period incurred. The Company capitalized $3,893,000, $1,643,000 and $535,000 of employee related costs directly associated with the acquisition, development or exploration of oil and gas properties during the years ended December 31, 1996, 1995 and 1994, respectively. The Company's proportionate interests in properties held under joint venture, partnership or similar arrangements are included in oil and gas properties. Transactions involving sales of reserves in place, unless unusually significant, are recorded as adjustments to oil and gas properties. Capitalized costs are limited to the sum of the present value of future net revenues discounted at 10% related to estimated production of proved reserves (which includes deferred hedge revenue) and the lower of cost or estimated fair value of unevaluated properties.

     Depreciation, depletion and amortization of oil and gas properties are computed on a composite unit-of-production method based on estimated proved reserves. All costs associated with oil and gas properties, including an estimate of future development, restoration, dismantlement and abandonment costs of proved properties, are included in the computation base, with the exception of certain costs associated with unevaluated oil and gas properties. The oil and gas reserves are estimated periodically by independent petroleum engineers. The Company evaluates all unevaluated oil and gas properties on a quarterly basis to determine if any impairment has occurred. Any impairment to unevaluated properties will be reclassified as a proved oil and gas property, and thus subject to amortization if there are proved reserves associated with the related cost center. Otherwise, such impairment will be recognized in the period in which it occurs.

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 ("SFAS 121") regarding accounting for the impairment of long-lived assets. The Company adopted SFAS 121 in 1996. The effect of adopting SFAS 121 did not materially impact the Company's results of operations or financial position as of December 31, 1996.

  Furniture and Equipment

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years.

  Oil and Gas Revenue

     The Company records oil and gas revenue on the sales method. As a result of this policy, the Company did not record revenues of $642,663 and $20,000 for the years ended December 31, 1996 and 1995, respectively, on gas volumes that the Company was entitled to, but which were sold by a joint owner in order to reduce previous gas imbalances. The Company recorded revenue of $376,000 during the year ended December 31, 1994, on gas volumes sold in excess of its entitled share of production. As of December 31, 1996, the Company is in a net overdelivered position of 2,059,954 Mcf, which will reduce future oil and gas revenue as the underdelivered parties recoup their share of production. In connection with acquisitions, under the sales method the Company records a gas balancing liability only to the extent any net gas imbalance acquired exceeds the reserves acquired.

                               OCEAN ENERGY, INC.

     The Company records as oil and gas revenue the payments received from (or made to) a third party under contracts to hedge future oil and gas production (See Note 13).

  Statements of Cash Flows

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Earnings Per Common Share

     Primary and fully diluted earnings per common share are based on the weighted average number of shares of common stock outstanding for the periods, including common equivalent shares which reflect the dilutive effect of stock options granted to certain employees and outside directors on various dates through December 31, 1996. Dilutive options that are issued during a period or that expire or are canceled during a period are reflected in both primary and fully diluted earnings per share computations for the time they were outstanding during the periods being reported.

     Earnings per common share has not been presented for the Company for the year ended December 31, 1994, as this amount would not be meaningful or indicative of the ongoing entity due to the Initial Offerings (See Note 2) and related transactions.

  Deferred Financing Costs

     The Company has $10,543,226, net of accumulated amortization of $1,423,572, recorded as deferred financing costs as of December 31, 1996, which is related to the sale of the Senior Notes and the sale of the Senior Subordinated Notes (See Note 2) and the senior revolving bank credit facility (the "Revolving Credit Facility"). In conjunction with the Initial Offerings (See Note 2), a balance of $1,007,114, which represented deferred financing costs associated with the term and development loans, discussed in Note 9, was expensed in the fourth quarter of 1994. Deferred financing costs are being amortized on a straight-line basis over the life of the related loans.

  Fair Value of Financial Instruments

     Fair value of cash, cash equivalents, accounts receivable and accounts payable approximate book value at December 31, 1996. Fair value of debt is determined based upon market value, if traded, or discounted at the estimated rate the Company would incur currently on similar debt.

  Reclassifications

     Certain reclassifications have been made to conform financial statement presentation between periods.

     In addition, prior year oil and gas reserve quantity information in Note 15 has been restated to include estimated future reserves expected to be consumed by the Company as fuel gas.

2. INITIAL AND SUBSEQUENT PUBLIC OFFERINGS

     On December 7, 1994, the Company closed initial public offerings (the "Initial Offerings") issuing 5,750,000 shares of common stock at $10 per share and $125 million of 13 1/2% Senior Notes due December 1, 2004 (the "Senior Notes"), and concurrently exchanged the Enron Option (See Note 4) and $1,000 for one million shares of common stock. Additionally, the Company acquired the Franks interest (for $6.0 million cash) and the LLC was merged into the Company. Also, concurrent with the closing of the Initial Offerings, the Company acquired the production payment obligations for East Bay Complex and Main Pass 69 (See

                               OCEAN ENERGY, INC.

Notes 3 and 4), repaid the term loan and development loans (See Note 9) and paid off notes to current and former stockholders (See Note 7).

     In January 1995, the Company issued an additional 40,000 shares of common stock relating to the exercise of the underwriters over allotment option. Net proceeds to the Company from the issuance of these shares was $372,000.

     On March 19, 1996, the Company completed a public offering of 4,500,000 shares of common stock at a price of $14.75 per share (the "Offering"). Net proceeds of the Offering were approximately $62.2 million, of which $15.4 million was used to repay a note payable to Shell Offshore, Inc. and approximately $33.0 million was used to repay indebtedness under the Revolving Credit Facility.

     On September 26, 1996, the Company completed an offering of $160,000,000 of 9 3/4% Senior Subordinated Notes at a discount (the "Senior Subordinated Notes") for proceeds of $159,120,000 (before offering costs). The principal is due October 1, 2006. Interest on the notes will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 1997. Net proceeds to the Company were approximately $154 million, which was used primarily to complete the acquisition of the Central Gulf Properties (See Note 3) and to repay outstanding indebtedness of $25.1 million under the Company's Revolving Credit Facility.

3. INVESTMENT IN OIL AND GAS PROPERTIES

     On June 11, 1992, the Company acquired a producing oil and gas property ("Main Pass 69") from Shell Oil Company, its affiliates and subsidiaries ("Shell"), for $39.2 million. On June 10, 1993, the Company acquired a second producing property (the "East Bay Complex") from Shell for $131.9 million. Concurrent with these acquisitions, the Company assigned overriding royalty interests burdening one-eighth of the working interests to a company owned by a stockholder for services rendered in connection with the acquisitions. In addition, the Company sold to Franks the one-eighth working interests subject to the override in return for the assumption of one-eighth of the volumetric production payment liabilities related thereto (See Note 4) and, for the East Bay Complex, one-eighth of a note payable to Shell (Note 9). In addition, see
Note 4 for a discussion of the sale of an option to Enron Financial Corporation related to the East Bay Complex.

     On December 7, 1994, the Company acquired Franks' interest in the LLC for $6 million and recorded the acquisition using the purchase method. Included in the purchase the Company acquired cash totaling $23,000, other current assets totaling $56,000, the Minority Interest's share of a plug and abandonment escrow totaling $269,000 and other assets totaling $124,000. In addition, the Company assumed accrued interest payable of $53,000, notes payable on JEDI loans (as defined in Note 9) of approximately $4.4 million, deferred hedge revenue of $85,000, an approximate $1.8 million liability owed to the Company and deferred production payment revenues of approximately $15.5 million, as well as the assumption of a $710,000 liability owed to the LLC. The Company recorded an increase in the full cost pool of $28.1 million. The Company allocated the purchase price between evaluated and unevaluated properties based on estimated relative fair market value.

     On September 26, 1996, the Company acquired from Mobil Oil and Producing Southeast, Inc. ("Mobil"), certain interests in eleven oil and gas producing fields and related production facilities primarily situated in the shallow federal waters of the central Gulf of Mexico, offshore Louisiana, (the "Central Gulf Properties") for approximately $117.6 million. The Company financed the acquisition with proceeds from the issuance of the Senior Subordinated Notes (See Note 2). At December 31, 1996, one of the eleven Central Gulf Properties was reclassified as "Assets held for resale". The subject property was sold on January 3, 1997, for $37.2 million. No gain or loss was recognized on the sale.

                               OCEAN ENERGY, INC.

     The following pro forma information gives effect to the acquisition of the Central Gulf Properties by the Company as if it had occurred on January 1, 1995.

                                                            YEAR ENDED DECEMBER 31,
                                                          ----------------------------
                                                              1996            1995
                                                          ------------    ------------
                                                                  (UNAUDITED)
Total revenues..........................................  $216,528,093    $168,829,040
Net income..............................................    24,854,741      13,840,044
Earnings per common share:
  Primary...............................................  $       1.27    $       0.91
  Fully diluted.........................................          1.25            0.90

     The following table discloses certain financial data relative to the Company's oil and gas producing activities, substantially all of which are located in the offshore waters of the continental United States.

                                                   1996           1995           1994
                                               ------------   ------------   ------------
Costs incurred during period:
  Capitalized
     Purchase of producing properties........  $ 59,419,082   $    624,097   $ 25,441,295
     Purchase of unevaluated properties......    69,765,719      2,381,227     14,736,334
     Properties held for resale..............   (37,200,000)            --             --
     Exploration costs.......................    45,765,965     18,106,000      9,829,000
     Development costs, including capitalized
       workovers.............................   104,010,914     47,829,175     23,083,108
     Plugging and abandonment costs..........       352,043        236,000        727,370
     Capitalized interest on unevaluated
       properties and capitalized general and
       administrative costs..................     9,191,313      4,475,979        659,552
                                               ------------   ------------   ------------
                                               $251,305,036.. $ 73,652,478   $ 74,476,659
                                               ============   ============   ============
  Charged to expense
     Operating costs:
       Recurring lease operating expenses....  $ 33,709,222   $ 28,648,019   $ 22,709,507
       Major maintenance expenses............     2,483,031      1,375,407        867,582
                                               ------------   ------------   ------------
          Total operating costs..............  $ 36,192,253   $ 30,023,426   $ 23,577,089
                                               ============   ============   ============
       Severance taxes.......................  $ 10,905,731   $ 10,023,104   $  6,746,928
                                               ============   ============   ============
Oil and gas properties:
  Balance, beginning of period...............  $293,983,583   $220,331,105   $145,934,272
  Additions..................................   287,606,758     73,652,478     74,396,833
  Properties held for resale.................   (37,200,000)            --             --
                                               ------------   ------------   ------------
  Balance, end of period.....................  $544,390,341   $293,983,583   $220,331,105
                                               ============   ============   ============
Accumulated depreciation, depletion and
  amortization:
  Balance, beginning of period...............  $114,040,044   $ 60,019,583   $ 23,560,554
  Provision for depreciation, depletion and
     amortization............................    74,652,179     54,020,461     36,459,029
                                               ------------   ------------   ------------
  Balance, end of period.....................   188,692,223    114,040,044     60,019,583
                                               ------------   ------------   ------------
          Net capitalized costs..............  $355,698,118   $179,943,539   $160,311,522
                                               ============   ============   ============

                               OCEAN ENERGY, INC.

     The following table discloses financial data associated with capitalized unevaluated costs as of December 31, 1996.

                                                             COSTS INCURRED DURING THE
                                         BALANCE AT          YEARS ENDED DECEMBER 31,
                                        DECEMBER 31,   -------------------------------------
                                            1996          1996          1995         1994
                                        ------------   -----------   ----------   ----------
Acquisition costs.....................  $54,710,827    $45,864,414   $2,232,685   $6,613,728
Exploration costs.....................   18,196,979     13,267,654    4,929,325           --
Development costs.....................    2,291,218      2,291,218           --           --
Capitalized interest..................    4,705,950      3,478,046    1,170,301       57,603
                                        -----------    -----------   ----------   ----------
                                        $79,904,974    $64,901,332   $8,332,311   $6,671,331
                                        ===========    ===========   ==========   ==========

4. PRODUCTION PAYMENTS

     Concurrent with the Main Pass 69 and East Bay Complex acquisitions, the Company sold to Enron Reserve Acquisition Corp. ("ERAC") nonrecourse volumetric production payment interests of approximately $36.7 million and $95.7 million, respectively, net of the amounts assumed by Franks.

     The Company deferred the revenue associated with the sale of these production payment interests because a substantial obligation for future performance existed. Under the terms of the sales, the Company was obligated to deliver the production payment volumes free and clear of lease operating expenses, production taxes, plugging and abandonment and other capital costs. The deferred revenue was amortized on the unit-of-production method and recognized as oil and gas revenues as the associated hydrocarbons were delivered. In addition, under separate agreements, the Company was required to sell all excess production over production payment volumes from the subject properties to an affiliate of ERAC during the same periods. Sales from the East Bay Complex were made at market prices, whereas sales from Main Pass 69 were made at the affiliate's posted price, which during the eleven months ended November 30, 1994 was approximately $1.29 per barrel below other buyers' postings for similar crude oil. Sales from Main Pass 69 for December 1994 were made to the affiliate at market prices.

     In connection with the East Bay Complex production payment, Enron Finance Corp. ("Enron") obtained from the Company the right to acquire during a ten-year period commencing January 1, 1996 (or upon a registration of securities), at a nominal cost, a one-eighth working interest in the East Bay Complex or a 9% interest in LLC (the "Enron Option"). If the working interest was acquired, it would have been burdened by its share of the production payment. For accounting purposes, the total proceeds received by the Company from ERAC related to the East Bay Complex production payment were allocated between deferred revenue from the sale of the production payment interest ($95.7 million) and a reduction in the full cost pool resulting from the sale of a portion of the Company's interest in East Bay Complex ($7.5 million) based upon the relationship of one-eighth of post-January 1, 1996 reserves to total reserves, as determined at the date of acquisition. The production payment volumes attributed to this interest were 401 MBbls and 1,369 MMcf. In December 1994 Enron contributed its Enron Option and $1,000 in exchange for one million shares of the Company's common stock. As a result of the exchange, the Company recorded a $7.5 million increase to oil and gas properties as well as an increase of $7.5 million for the related production payment obligation, which were originally reduced from the respective accounts.

     Concurrent with the Initial Offerings, the Company repurchased the production payment interests. The cost to acquire the production payment liability exceeded its book value by approximately $15.7 million. This excess represented the difference between the amount paid and the book value of the production payment liability as of December 7, 1994. This excess was recorded as an expense in the period acquired.

                               OCEAN ENERGY, INC.

5. RESTRICTED DEPOSITS

     The Company, as the operator of the acquired oil and gas properties, is a party to two escrow agreements, the first, related to East Bay, requires monthly deposits of $100,000 through June 30, 1998, and $350,000 thereafter until the balance in the escrow account equals $40 million unless the Company commits to the plug and abandonment of a certain number of wells in which case the increase will be deferred. The second agreement, related to Main Pass, required an initial deposit of $250,000 and monthly deposits thereafter of $50,000 until the balance in the escrow account equals $7,500,000. These deposits are to provide for the future plugging and abandonment costs associated with the oil and gas properties. Such funds are restricted as to withdrawal by the agreements. With respect to any specifically planned plugging and abandoning operation, funds are partially released when the Company presents to the escrow agent the planned plugging and abandoning operations approved by the applicable governmental agency, with the balance released upon the presentation by the Company to the escrow agent of evidence from the governmental agency that the operation was conducted in compliance with applicable laws and regulations. The escrow agent for both agreements is an unrelated financial institution. As of December 31, 1996 and 1995, the escrow balances were approximately $6.3 million and $4.3 million, respectively.

6. INCOME TAXES

     The Company was formed as an S corporation under the Internal Revenue Code and, as such, all income taxes were the obligation of the Company's stockholders. Therefore, through December 7, 1994, no historical federal or state income tax expense has been provided for in the financial statements. In conjunction with the Initial Offerings, the Company converted to a C corporation under the Internal Revenue Code.

     The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires deferred tax liabilities or assets be recognized for the anticipated future tax effects of temporary differences that arise as a result of the difference in the carrying amounts and the tax bases of assets and liabilities. The components of the income tax provision (benefit) for each of the periods presented are as follows:

                                                 1996           1995           1994
                                              -----------    -----------    -----------
Current...................................    $        --    $        --    $        --
Deferred..................................     12,037,280     (4,692,263)            --
                                              -----------    -----------    -----------
          Total...........................    $12,037,280    $(4,692,263)   $        --
                                              ===========    ===========    ===========

     Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

                                                  1996           1995          1994
                                               -----------    ----------    -----------
Net operating loss carryforward............    $11,271,173    $3,849,463    $ 6,019,935
Temporary differences:
  Oil and gas properties...................    (17,369,317)    1,734,991     (1,598,426)
  Other....................................             --      (892,191)     1,882,490
                                               -----------    ----------    -----------
Total deferred tax (liability) asset.......     (6,098,144)    4,692,263      6,303,999
Valuation allowance........................             --            --     (6,303,999)
                                               -----------    ----------    -----------
Net deferred tax (liability) asset.........    $(6,098,144)   $4,692,263    $        --
                                               ===========    ==========    ===========

     A valuation allowance is provided for that portion of the asset for which it is deemed more likely than not that it will not be realized. Due to the Company's losses in 1994 and the substantial volatility in oil and gas

                               OCEAN ENERGY, INC.

prices, management provided a valuation allowance for the entire deferred tax asset at December 31, 1994. During the second half of 1995, due to drilling successes and increases in oil and gas prices, the Company generated income from operations. Based upon estimates, management believed it was more likely than not that the deferred tax asset as of December 31, 1995 would be realized, and thus eliminated the valuation allowance in 1995.

     The principal reasons for the differences between income taxes computed at the statutory federal income tax rate and the income tax provision (benefit) are as follows:

                                                   1996                     1995                     1994
                                          ----------------------   ----------------------   ----------------------
                                                          % OF                     % OF                     % OF
                                                          NET                      NET                      NET
                                                         INCOME                   INCOME                   INCOME
                                                         BEFORE                   BEFORE                   BEFORE
                                            AMOUNT       TAXES       AMOUNT       TAXES       AMOUNT       TAXES
                                          -----------   --------   -----------   --------   -----------   --------
Income tax expense (benefit) computed at
  the statutory federal income tax
  rate..................................  $11,545,830      35      $ 1,823,511       35     $(7,762,491)    (35)
Increase attributable to nontaxable
  period................................           --      --               --       --       1,622,168       8
Cumulative temporary differences upon
  conversion to a "C" corporation.......           --      --               --       --        (729,312)     (3)
Change in valuation allowance...........           --      --       (6,303,999)    (121)      6,303,999      28
Other, net..............................      491,450       1         (211,775)      (4)        565,636       2
                                          -----------      --      -----------     ----     -----------     ---
Income tax provision (benefit)..........  $12,037,280      36      $(4,692,263)     (90)    $        --      --
                                          ===========      ==      ===========     ====     ===========     ===

     At December 31, 1996, the Company had regular tax net operating loss carryforwards of approximately $29.0 million and alternative minimum tax net operating loss carryforwards of approximately $12.6 million. These loss carryforward amounts will expire during the years 2009 through 2111.

7. STOCKHOLDERS' EQUITY

     In February 1994, the Company agreed to reacquire 1,000 shares of stock from a former stockholder discussed in Note 1, for a total of $10.0 million (two notes in the amount of $5 million each). The notes bore interest at 8% and were paid on March 1, 1995. In June 1994, the Company agreed to reacquire 1,000 shares of stock from the other former stockholder discussed in Note 1 for $8.7 million, $5.0 million of which was paid in June 1994, and the remainder of which was paid with the proceeds of the Initial Offerings.

8. RELATED PARTY TRANSACTIONS

     Effective July 1, 1994, the Company acquired indirectly from stockholders various overriding royalty interests for $1.2 million.

     During 1994, the Company forgave $500,000 due from two stockholders. The amounts related to promissory notes which bore interest at 8% per annum and were due upon demand, and if no demand, then by December 31, 1994. On March 1, 1995, $250,000 due from a former stockholder was received.

     In July 1994, the Company purchased a portion of the overriding royalty interests previously assigned to an affiliate of a stockholder for $3 million (See Note 3). At that time, two stockholders loaned the Company $5 million to make a payment to a former stockholder (See Note 7). In September 1994, the stockholder affiliate exercised its right to repurchase the overriding royalty interest from the Company for $3 million and

                               OCEAN ENERGY, INC.

the Company repaid $3 million of the loans by the stockholders. The Company utilized a portion of the net proceeds of the Initial Offerings to repay the remaining $2 million in loans to stockholders.

     During 1994, the Company contracted with oilfield service companies previously owned by current and former stockholders. The total amounts paid for these services was $1,091,152 during the first six months of 1994 (at June 30, 1994, the stockholders assigned their interest in such companies to a former stockholder). The Company believes that the cost of such services would have been substantially similar to costs that would have been charged by unaffiliated third parties for such services.

     During 1994, the Company was assigned an oil and gas prospect from an officer of the Company, who retained an overriding royalty interest. In addition, the Company paid the officer $50,000 for services rendered in connection therewith as well as $108,000 to a third party for acquisition of the leases. During 1996, the Company purchased a working interest ownership in a field where the Company had an existing working interest from the officer for $188,026.

     During 1996, 1995 and 1994, the Company paid $1,430,089, $1,041,088 and
$635,960, respectively, to an affiliate of a stockholder associated with an overriding royalty interest owned by it. In addition, during 1995 and 1994, the Company paid $4,753 and $124,376, respectively, with respect to oil and gas properties previously owned by the affiliate. These amounts are included in accounts receivable from stockholders at December 31, 1995 and 1994, and were repaid in full on March 27, 1996.

     During 1994, the Company obtained a loan from Union Planters Bank in connection with the purchase of a seaplane. During 1995, Mr. Flores was named a member of the Board of Directors of that bank. The loan was made to the Company for the amount of $132,500, bearing interest at the Wall Street Prime rate. Principal and interest payments were payable monthly, with the balance due on February 10, 1997. The outstanding principal balance plus accrued interest at December 31, 1996, was $92,133. On February 10, 1997, the balance of the loan was paid in full. In addition, Union Planters Bank is a member of the syndicate under the Revolving Credit Facility. Effective December 31, 1996, Mr. Flores resigned as a member of the Board of Directors of Union Planters Bank.

     Effective November 1, 1995, the Company entered into a consulting agreement for geological services with a party related to an officer of the Company. The original term of this agreement expired on October 31, 1996, and the term was extended for a one year period. In 1995, the Company paid $5,200 pursuant to the agreement as well as $5,000 for other miscellaneous geological consulting services received. In addition, in 1995 the Company paid $50,000 for services rendered in connection with an oil and gas prospect assigned to it by such party. In 1996, the Company paid $110,565 relating to the agreement.

     On September 13, 1996, the Company entered into a retainer agreement for legal services to be rendered by a law firm owned by a party related to an officer of the Company. This agreement is automatically extended for successive 3 month periods unless terminated by one of the parties. Legal fees paid by the Company relating to this retainer during 1996 totaled $25,196.

                               OCEAN ENERGY, INC.

9. LONG-TERM DEBT

     Long-term debt consisted of the following at:

                                                  DECEMBER 31,
                                          ----------------------------
                                              1996            1995
                                          ------------    ------------
Note payable to Shell, including accrued
  interest of $2,183,735 in 1995, with
  interest payable at a rate of 6% per
  annum principal and interest paid
  March 29, 1996, collateralized by the
  vendor's lien and privilege retained
  by Shell which was subordinate to the
  Revolving Credit Facility.............  $         --    $ 15,183,735
$50,000,000 revolving line of credit
  with a bank, bearing interest as
  described below, collateralized by
  first mortgage on the Main Pass and
  East Bay properties...................            --      32,200,000
Senior unsecured notes bearing interest
  at 13 1/2% payable semi-annually on
  June 1 and December 1 of each year,
  commencing June 1, 1995, due December
  1, 2004...............................   125,000,000     125,000,000
$160,000,000 Senior subordinated
  unsecured notes bearing interest at
  9 3/4% payable semi-annually on April
  1 and October 1 of each year,
  commencing April 1, 1997, due October
  1, 2006, issued at a discount for
  proceeds of $159,120,000..............   159,141,999              --
Promissory note to Union Planters Bank
  bearing interest at Wall Street Prime
  due February 10, 1997, collateralized
  by a Company owned seaplane...........        91,492         106,478
Capital lease from Green Tree Vendor
  Services Corp. due August 1997,
  collateralized by certain computer
  equipment.............................        35,662          85,078
                                          ------------    ------------
          Total debt....................   284,269,153     172,575,291
          Less: Current portion.........       127,154         883,735
                                          ------------    ------------
          Total long-term debt..........  $284,141,999    $171,691,556
                                          ============    ============

     The Revolving Credit Facility was committed for up to a five-year period. The Revolving Credit Facility had an initial borrowing base of $50 million. The Chase Manhattan Bank (the "Agent"), with the concurrence of majority lenders (as defined in the $50,000,000 Credit Agreement among Flores & Rucks, Inc. and The Chase Manhattan Bank) (the "Credit Agreement"), can redetermine the borrowing base at its option once within any 12-month period as well as on scheduled redetermination dates as outlined in the Credit Agreement. The borrowing base automatically reduces by an amount equal to one-sixteenth ( 1/16) of the borrowing base in effect on each quarter beginning March 31, 1998, unless the Company requests and is granted a one-year deferral of such reductions. In addition, the borrowing base may be reduced if the Company sells a portion of its oil and gas properties. As of December 31, 1996, the borrowing base under the Revolving Credit Facility remained at $50 million.

     As of February 24, 1997, the Company was in the process of amending and restating its Revolving Credit Facility and had obtained commitments from all lenders which will increase the facility size to $150 million and the borrowing base to $100 million.

     The Company's ability to draw additional amounts on the Revolving Credit Facility is limited to the extent that adjusted consolidated net tangible assets (as defined in the Credit Agreement) minus $25 million

                               OCEAN ENERGY, INC.

exceeds 110% of all indenture indebtedness (as defined in the Credit Agreement), excluding subordinated indebtedness. Adjusted consolidated net tangible assets is determined quarterly, utilizing certain financial information, and is primarily based on a quarterly estimate of the present value of future net revenues of the Company's proved oil and gas reserves. Such quarterly estimates utilize the most recent year end oil and gas prices and vary based on additions to proved reserves and net production. As of December 31, 1996, the Company's outstanding balance was $2.0 million, all of which represented letters of credit, primarily associated with bonding for future abandonment obligations, and thus the Company had remaining availability of $48.0 million.

     At the Company's option, borrowings under the Revolving Credit Facility bear interest either at the base rate (the higher of the federal funds rate plus 0.5% per annum or the Agent's prime commercial lending rate) or the London Interbank Offered Rate ("LIBOR"), in each case plus the applicable margin. The applicable margin will be from 125 to 175 basis points for LIBOR loans and from zero to 50 basis points for the base rate loans.

     The loan agreement for the Revolving Credit Facility contains restrictive covenants substantially similar to those for the Senior Notes. The Revolving Credit Facility also includes certain additional covenants and restrictions relating to the activities of the Company which are customary for similar credit facilities and are not expected to have a material adverse effect on the conduct of the Company's business.

     The Indentures relating to the Senior Notes and the Senior Subordinated Notes contain certain covenants, including, with limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of restricted subsidiary stock; (iv) limitation on sale/leaseback transactions; (v) limitation on transactions with affiliates; (vi) limitation on liens; (vii) disposition of proceeds of asset sales; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation of mergers, consolidations and transfers of assets. In addition, the Indenture related to the Senior Notes includes a covenant with respect to maintenance of adjusted consolidated net tangible assets, as defined.

     Aggregate minimum principal payments for debt and the capital lease at December 31, 1996, for the next five years are as follows:

1997....................................  $127,154
1998....................................        --
1999....................................        --
2000....................................        --
2001....................................        --
                                          --------
                                          $127,154
                                          ========

     On June 11, 1994, LLC entered into two loan agreements with Joint Energy Development Investments Limited Partnership ("JEDI"), a venture between California Public Employees Retirement System and Enron Capital Corp. The first was a $20 million term loan, bearing interest at 12.5% payable monthly, maturing on June 11, 1997. The second loan, the development loan, provided for draws up to a maximum of $40 million, bearing interest at 15% payable monthly. In connection with this loan, LLC conveyed to JEDI a 20% overriding royalty interest (defined to be net of production costs) on certain unevaluated interests (computed prior to the one-eighth override conveyed to a related party discussed in Note 3) which commenced upon payment in full of the development loan. This interest was purchased from JEDI in December 1994, for $4.25 million. Proceeds from the Initial Offerings were used to repay these loans in December 1994.

                               OCEAN ENERGY, INC.

10. EMPLOYEE BENEFIT PLANS

     The Company has a 401(K) plan which covers all employees. The Company's contributions to the plan during 1996, 1995 and 1994 were $521,619, $513,690 and $432,202, respectively.

  Stock-Based Compensation Plans

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," effective for the Company for 1996. Under SFAS 123, companies can either record expense based on the fair value of stock-based compensation upon issuance or elect to remain under the current "APB Opinion No. 25" method whereby no compensation cost is recognized upon grant if certain requirements are met. The Company is continuing to account for its stock-based compensation plans under APB Opinion No. 25. However, proforma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 are presented below.

     Had compensation for the Company's 1996 and 1995 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and earnings per common share for the years ended December 31, 1996 and 1995 would have approximated the proforma amounts below:

                                                              DECEMBER 31,
                                          -----------------------------------------------------
                                                    1996                         1995
                                          -------------------------    ------------------------
                                          AS REPORTED    PROFORMA      AS REPORTED    PROFORMA
                                          -----------   -----------    -----------   ----------
Net income..............................  $20,950,805   $19,544,426    $9,902,295    $9,779,272
Earnings per common share
  Primary...............................  $      1.07   $      1.00    $      .65    $      .65
  Fully diluted.........................         1.05          0.98           .65           .64

     The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts. SFAS 123 does not apply to grants prior to 1995, and additional awards in the future are anticipated.

                               OCEAN ENERGY, INC.

     Prior to consummation of the Initial Offerings, the Board of Directors adopted and the stockholders approved a long-term incentive plan. The plan provides for not more than 1,500,000 shares of common stock to be issued to employees and directors of the Company. In 1995, the Board of Directors also adopted and the stockholders approved a long-term incentive plan for non-executive employees. This plan has an evergreen provision which replenishes options available for grant to 300,000 on January 1 of each year. In 1996, pending approval of the stockholders at the Annual Meeting, the Board of Directors adopted a plan which provides for not more than 1,000,000 shares of common stock to be issued to employees of the Company. Upon consummation of the Initial Offerings, the Company issued 645,000 stock options with an exercise price of $10.00 per share, the fair value at the date of grant. The options vest equally over a three-year period and terminate ten years from date of grant. A summary of the Company's stock options under both plans as of December 31, 1996 and 1995 and changes during the years ended on those dates is presented below:

                                                            DECEMBER 31,
                                          -------------------------------------------------
                                                   1996                      1995
                                          -----------------------   -----------------------
                                          NUMBER OF   WGTD. AVG.    NUMBER OF   WGTD. AVG.
                                           OPTIONS    EXER. PRICE    OPTIONS    EXER. PRICE
                                          ---------   -----------   ---------   -----------
Outstanding at beginning of year........  1,495,500     $11.13        645,000     $10.00
Granted.................................    693,500      24.91        856,500      11.97
Canceled................................   (195,167)     11.09         (6,000)      9.38
Exercised...............................    (96,531)     10.06             --         --
                                          ---------                 ---------
Outstanding at end of year..............  1,897,302     $16.23      1,495,500     $11.13
Options exercisable at year-end.........    565,580     $11.01        261,667     $10.31
Options available for future grant......        542                   131,042
Weighted average fair value of options
  granted during the year...............  $   11.48                 $    4.66

     The fair value of each option granted during the periods presented is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 41.16% and 35.07% in the years 1996 and 1995, respectively, (iii) risk-free interest rate of 6.21% and 5.58% in the years 1996 and 1995, respectively, and
(iv) expected life of 5 years.

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                                      OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                          -------------------------------------------   -----------------------
                                            NUMBER         WGTD. AVG.      WGTD. AVG.     NUMBER      WGTD AVG.
                RANGE OF                  OUTSTANDING      REMAINING        EXERCISE    EXERCISABLE   EXERCISE
            EXERCISE PRICES               AT 12/31/96   CONTRACTUAL LIFE     PRICE      AT 12/31/96     PRICE
----------------------------------------  -----------   ----------------   ----------   -----------   ---------
                $9 - $19                   1,214,802            8            11.26        565,580       11.01
               $19 - $29                     389,500           10            19.40             --          --
               $29 - $39                     293,000           10            32.59             --          --
                                           ---------           --            -----        -------       -----
                $9 - $39                   1,897,302            9            16.23        565,580       11.01
                                           =========           ==            =====        =======       =====

     In addition, in 1995, the Company issued 4,125 shares of stock which are considered bonus shares.

     The Company is self-insured for employee medical benefits up to certain stop-loss limits.

     The Company has no other significant formal benefit plans.

                               OCEAN ENERGY, INC.

11. MAJOR CUSTOMERS

     The Company sold the majority of its oil and gas to a few customers based on long-term contracts in 1996 and prior years. Sales to the following customers exceeded 10% of revenues during the years indicated (expressed in thousands):

                                            1996      1995      1994
                                          --------   -------   -------
Enron Corp., its subsidiaries and
  affiliates............................  $ 33,074   $17,431   $73,658
Shell Oil Company.......................   110,131    79,927        --
Murphy Oil USA, Inc.....................    23,338    24,193        --

12. COMMITMENTS AND CONTINGENCIES

     While the Company is a defendant in various lawsuits in the ordinary course of business, management believes the potential liability in such lawsuits is not material. The Company maintains liability and other insurance customary in its industry. The Company is also subject to contingencies as a result of environmental laws and regulations. The related future cost is indeterminable due to such factors as the unknown timing and extent of the corrective actions that may be required and the application of joint and several liability. However, the Company believes that such costs will not have a material adverse effect on its operations or financial position.

     The Company, as operator, is responsible for payment of plugging and abandonment costs on its properties. As of December 31, 1996, the total estimate of these costs on the Company's oil and gas properties was approximately $84.0 million, estimated to be incurred through the year 2011. The provision for such costs is recorded through depreciation, depletion and amortization expense. The estimates of plugging and abandonment costs and their timing may change due to many factors including, among others, actual production results, inflation rates, and changes in environmental laws and regulations.

     In August 1993, the Minerals Management Service ("MMS") provided notice to lessees of Outer Continental Shelf ("OCS") leases that new levels of lease and area wide bonds would be required effective November 26, 1993, in connection with the plugging and abandoning of wells located offshore and the removal of all production facilities. The coverage is designed to reflect an appropriate balance between encouraging the maximum economic recovery of oil and natural gas from federal offshore leases while providing the federal government an adequate level of protection in the event the lessee defaults on its obligations to properly abandon lease wells and remove platforms and other structures from the property.

     The MMS requires lessees of OCS properties to post bonds in connection with the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are currently required to post area wide bonds of $3 million or $500,000 per producing lease and supplemental bonds at the discretion of the MMS. On January 17, 1995, the Company entered into an agreement with Planet Indemnity Company ("Planet") whereby Planet agreed to issue $11.7 million of MMS surety bonds for the Company and the Company agreed to post collateral for same in favor of Planet. The collateral includes a mortgage on the Company's federal OCS leases in the amount of $8.2 million, a letter of credit for $2.0 million and a pledge of certain rights to escrowed funds. The Company has posted with the MMS an area wide bond of $3.0 million and supplemental bonds totaling $17.1 million. Pursuant to a schedule previously imposed by the MMS, the Company will be required to post additional supplemental bonds up to a level of $24.6 million by January 1999, unless the Company is determined by the MMS to be exempt from such requirement due to certain financial tests. In addition, the Company is currently working with the MMS to determine the level of supplemental bonding (and the timing thereof) which will be required for some of the recently acquired Central Gulf Properties. The Company does not anticipate that the cost of any such bonding requirements will materially affect the Company's financial position. Under certain circumstances, the MMS may require any Company operations on federal leases to be

                               OCEAN ENERGY, INC.

suspended or terminated. Any such suspensions or terminations could have a material adverse effect on the Company's financial condition and operations. The MMS also intends to adopt financial responsibility regulations under the Oil Pollution Act of 1990 (the "OPA"). The OPA regulations impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of an area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the OPA.

     The OPA also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. As amended by the Coast Guard Authorization Act of 1996, OPA requires responsible parties for offshore facilities to provide financial assurance in the amount of $35 million to cover potential OPA liabilities. This amount is subject to upward regulatory adjustment up to $150 million.

     In 1996, Statement of Position 96-1 ("SOP 96-1") -- Environmental Remediation Liabilities was issued. The Company is required to adopt SOP 96-1 in 1997. The Company believes adoption of SOP 96-1 will not have a material effect on its results of operations or financial position.

     Total rental expenses under operating leases amounted to approximately $690,000, $527,000 and $297,000 in 1996, 1995 and 1994, respectively.

     In connection with the Initial Offerings, the Company entered into a Registration Rights Agreement (the "Registration Agreement") entitling Enron to require the Company to register common stock of the Company owned by Enron with the Securities and Exchange Commission (the "SEC") for sale to the public in a public offering, at no cost to Enron except for discounts and commissions, if any. During 1996, the unregistered shares subject to the Registration Agreement were transferred by Enron to Merrill Lynch Capital Markets, plc., together with Enron's rights under the Registration Agreement.

13. HEDGING ACTIVITIES

     The Company hedges certain of its production through master swap agreements ("Swap Agreements"). The Swap Agreements provide for separate contracts tied to the NYMEX light sweet crude oil and natural gas futures contracts. The Company has contracts which contain specific contracted prices ("Swaps") that are settled monthly based on the differences between the contract prices and the average NYMEX prices for each month applied to the related contract volumes. To the extent the average NYMEX price exceeds the contract price, the Company pays the spread, and to the extent the contract price exceeds the average NYMEX price the Company receives the spread. In addition, the Company has combined contracts which have agreed upon price floors and ceilings ("Costless Collars"). To the extent the average NYMEX price exceeds the contract ceiling, the Company pays the spread between the ceiling and the average NYMEX price applied to the related contract volumes. To the extent the contract floor exceeds the average NYMEX price, the Company receives the spread between the contract floor and the average NYMEX price applied to the related contract volumes. Under the terms of the Swap Agreements, each counterparty has extended the Company a $5 million line of credit for use in conjunction with its hedging activities. As of February 24, 1997, the fair market value of all contracts covered by the Swap Agreements was approximately $0.6 million.

                               OCEAN ENERGY, INC.

     As of December 31, 1996, after giving effect to three additional oil Swaps that the Company entered into in February 1997, the Company's open forward position on its outstanding crude oil Swaps was as follows:

                                                       AVERAGE
                    YEAR                      MBBLS     PRICE
                    ----                      -----    -------
1997........................................  1,500    $19.73
1998........................................   300      18.55
1999........................................   300      18.55
2000........................................   300      18.55
                                              -----    ------
                                              2,400    $19.29
                                              =====    ======

     The Company currently has no outstanding natural gas Swaps.

     As of December 31, 1996, after giving effect to three additional Costless Collars entered into through February 24, 1997, the Company's open forward position on its outstanding Costless Collars was as follows:

                                   EFFECTIVE          CONTRACTED    CONTRACTED    CONTRACTED
                              --------------------     VOLUMES        FLOOR        CEILING
            YEAR               FROM       THROUGH      (MBBLS)        PRICE         PRICE
            ----               ----       -------     ----------    ----------    ----------
1997........................  January      March          600         $21.00        $24.45
1997........................  January      June         1,200         $20.00        $24.25
1997........................   April       June           375         $20.00        $25.14
1997........................   July      September        900         $20.00        $24.40

     Revenue was increased (decreased) under the Swap Agreements by approximately $(18.7) million, $(0.5) million and $1.7 million, respectively, for the years ended December 31, 1996, 1995 and 1994.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value as of December 31, 1996 and 1995, of financial instruments other than current assets and liabilities is presented in the following table:

                                                           AS OF DECEMBER 31
                                     -------------------------------------------------------------
                                                 1996                            1995
                                     -----------------------------   -----------------------------
                                                       ESTIMATED                       ESTIMATED
                                      BOOK VALUE      FAIR VALUE      BOOK VALUE      FAIR VALUE
                                     -------------   -------------   -------------   -------------
Debt
  Senior Notes.....................  $(125,000,000)  $(149,375,000)  $(125,000,000)  $(141,875,000)
  Senior Subordinated Notes........   (159,141,999)   (168,690,519)             --              --
  Shell Note.......................             --              --     (15,183,735)    (15,094,232)
  Revolving Credit Facility........             --              --     (32,200,000)    (32,200,000)
                                     -------------   -------------   -------------   -------------
                                     $(284,141,999)  $(318,065,519)  $(172,383,735)  $(189,169,232)
                                     =============   =============   =============   =============
Hedges
  Gas..............................  $          --   $          --   $          --   $  (2,423,240)
  Oil..............................             --      (4,555,720)             --         950,750
                                     -------------   -------------   -------------   -------------
                                     $          --   $  (4,555,720)  $          --   $  (1,472,490)
                                     =============   =============   =============   =============

15. OIL AND GAS RESERVE INFORMATION -- UNAUDITED

     The Company's net proved oil and gas reserves at December 31, 1996, 1995 and 1994, have been determined by independent petroleum consultants in accordance with guidelines established by the SEC and the Financial Accounting Standards Board. Accordingly, the following reserve estimates are based upon

                               OCEAN ENERGY, INC.

existing economic and operating conditions at the respective dates. Future cash flows from oil and natural gas reserves were computed on the basis of prices being received at year end for oil and natural gas, adjusted for hedges in place at that date and the Company's policy regarding fuel gas.

     There are many uncertainties inherent in estimating quantities of proved reserves and in providing the future rates of production and timing of development expenditures. The following reserve data represent estimates only and should not be construed as being exact. In addition, the present values should not be construed as the current market value of the Company's oil and gas properties or the cost that would be incurred to obtain equivalent reserves.

     The following tables set forth an analysis of the Company's estimated quantities of net proved and proved developed oil (includes condensate) and gas, all located offshore in the continental United States:

                                           OIL      NATURAL GAS(1)
                                          (MBBL)        (MMCF)
                                          ------    --------------
Proved reserves as of December 31,
  1993..................................  21,093        52,724
  Revisions of previous estimates.......  1,979          7,294
  Extensions, discoveries, and other
     additions..........................    688          2,775
  Repurchase of production payment......  6,111         19,523
  Purchase of producing properties......  5,944          7,708
  Production (sold by the Company)......  (2,771)       (3,456)
  Production (consumed by the
     Company)...........................     --         (3,220)
                                          ------       -------
Proved reserves as of December 31,
  1994..................................  33,044        83,348
  Revisions of previous estimates.......  4,857          9,093
  Extensions, discoveries, and other
     additions..........................  1,640         10,647
  Purchase of producing properties......    345             85
  Production (sold by the Company)......  (6,057)      (12,393)
  Production (consumed by the
     Company)...........................     --         (3,576)
                                          ------       -------
Proved reserves as of December 31,
  1995..................................  33,829        87,204
  Revisions of previous estimates.......  2,546         23,935
  Extensions, discoveries, and other
     additions..........................  9,766         31,060
  Sale of producing properties..........   (450)        (9,929)
  Purchase of producing properties......  12,234        35,171
  Production (sold by the Company)......  (7,149)      (18,720)
  Production (consumed by the
     Company)...........................     --         (3,363)
                                          ------       -------
Proved reserves as of December 31,
  1996..................................  50,776       145,358
                                          ======       =======
Proved developed reserves:
  As of December 31, 1994...............  30,088        77,019
  As of December 31, 1995...............  31,702        84,258
  As of December 31, 1996...............  38,347       109,574

---------------

(1) The Company includes as proven reserves, future gas production estimated by Netherland, Sewell & Associates, Inc., to be used as fuel gas.

                               OCEAN ENERGY, INC.

     The following table presents the standardized measure of future net cash flows related to proved oil and gas reserves together with changes therein, as defined by the Financial Accounting Standards Board. The oil, condensate and gas price structure utilized to project future net cash flows reflects current prices at each year end and have been escalated only where known and determinable price changes are provided by contracts and law. Crude prices have declined significantly from December 31, 1996. Accordingly, the discounted future net cash flows would be reduced if the standardized measure was calculated at the latter date. Future production and development costs are based on current costs with no escalations. Estimated future cash flows have been discounted to their present values based on a 10% annual discount rate.

                                          STANDARDIZED MEASURE AS OF DECEMBER 31,
                                          ----------------------------------------
                                              1996          1995          1994
                                          ------------   -----------   -----------
                                                       (IN THOUSANDS)
Future cash flows.......................    $1,789,544     $ 762,488     $ 645,091
Future production, development and
  abandonment costs.....................      (907,770)     (482,658)     (433,193)
Income tax provision....................      (204,733)      (36,712)      (11,530)
                                            ----------     ---------     ---------
Future net cash flows...................       677,041       243,118       200,368
10% annual discount.....................      (144,549)      (39,178)      (35,390)
                                            ----------     ---------     ---------
Standardized measure of discounted
  future net cash flows.................    $  532,492     $ 203,940     $ 164,978
                                            ==========     =========     =========

                                          CHANGES IN STANDARDIZED MEASURE
                                            PERIODS ENDED DECEMBER 31,
                                          -------------------------------
                                            1996        1995       1994
                                          ---------   --------   --------
                                                  (IN THOUSANDS)
Standardized measure at beginning of
  period................................  $ 203,940   $164,978   $ 13,175
Sales and transfers of oil and gas
  produced, net of production costs.....   (159,361)   (87,924)   (21,214)
Changes in price, net of future
  production costs......................    242,943     61,865     34,412
Extensions and discoveries, net of
  future production and development
  costs.................................    215,013     46,429     14,397
Repurchase of production payment........         --         --    106,572
Reserves transferred for resale.........    (10,009)        --         --
Previously estimated development and
  abandonment costs incurred during the
  period................................     10,453     19,132      8,606
Revisions of quantity estimates.........     88,994     46,761      8,184
Accretion of discount...................     20,394     17,474      2,352
Net change in income taxes..............   (130,226)   (21,034)    (9,762)
Purchase of reserves in place...........    123,284      3,193     17,564
Changes in production rates (timing),
  estimated development and abandonment
  costs, and other......................    (72,933)   (46,934)    (9,308)
                                          ---------   --------   --------
Standardized measure at end of year.....  $ 532,492   $203,940   $164,978
                                          =========   ========   ========

                               OCEAN ENERGY, INC.

16. QUARTERLY FINANCIAL DATA -- UNAUDITED

     Summarized unaudited quarterly financial data for 1996 and 1995 are as follows:

                                                                 QUARTER ENDED
                                              ---------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                1996        1996         1996            1996
                                              ---------   --------   -------------   ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...................................   36,829      32,253       47,589          71,780
Gross profit................................   11,147       6,918       16,487          32,148
Net income..................................    1,901         435        5,363          13,252
Earnings per common share:
  Primary...................................     $.12        $.02         $.26            $.63
  Fully diluted.............................     $.12        $.02         $.26            $.63

                                                                 QUARTER ENDED
                                              ---------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                1995        1995         1995            1995
                                              ---------   --------   -------------   ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...................................   26,034      29,838       34,609          37,489
Gross profit................................    6,354       7,381        8,089          12,016
Net income (loss)...........................   (1,062)        811        1,052           9,101
Earnings per common share:
  Primary...................................    $(.07)       $.05         $.07            $.60
  Fully diluted.............................    $(.07)       $.05         $.07            $.59

17. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT -- UNAUDITED

     On March 7, 1997, the Company completed an acquisition of certain interests in various state leases in the Main Pass 69 field, offshore Plaquemines Parish, Louisiana, from Chevron U.S.A. Inc. for a gross purchase price of $55.7 million. The acquisition includes interests in 27 producing wells located on 5,898 gross acres. Post acquisition, the Company owns a 100% working interest in the 27 wells. Current estimated production from the newly acquired interest is approximately 3,000 BOE per day net to the Company. The Company's ownership now encompasses a total of approximately 22,000 gross acres in the Main Pass 69 field.

                               OCEAN ENERGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                             MARCH 31,
                                               1997
                                           -------------
                                            (UNAUDITED)
Current assets:
  Cash and cash equivalents.............   $     340,472
  Joint interest receivables............       3,171,881
  Oil and gas sales receivables.........      25,965,815
  Accounts receivable -- other..........       1,779,943
  Assets held for resale................              --
  Prepaid expenses......................       1,354,613
  Other current assets..................       3,239,606
                                           -------------
          Total current assets..........      35,852,330
Oil and gas properties -- full cost
  method:
  Evaluated.............................     571,790,053
  Less accumulated depreciation,
     depletion, and amortization........    (211,587,517)
                                           -------------
                                             360,202,536
  Unevaluated properties excluded from
     amortization.......................      91,005,543
Other assets:
  Furniture and equipment, less
     accumulated depreciation of
     $3,293,121 and $2,772,983 at March
     31, 1997 and December 31, 1996,
     respectively.......................       4,607,954
  Restricted deposits...................       6,867,972
  Deferred financing costs..............      10,233,389
                                           -------------
          Total assets..................   $ 508,769,724
                                           =============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
     liabilities........................   $  60,323,568
  Oil and gas sales payable.............       6,103,370
  Accrued interest......................      13,639,370
  Current notes payable.................          22,519
  Deposit on assets held for resale.....              --
                                           -------------
          Total current liabilities.....      80,088,827
Long-term debt..........................     301,163,998
Deferred hedge revenue..................         366,667
Deferred tax liability..................      12,048,836
Stockholders equity:
  Preferred stock, $.01 par value;
     authorized 10,000,000 shares, no
     shares issued or outstanding at
     March 31, 1997 and December 31,
     1996...............................              --
  Common stock, $.01 par value;
     authorized 100,000,000 shares;
     issued and outstanding 19,641,356
     shares and 19,640,656 shares at
     March 31, 1997, and December 31,
     1996, respectively.................         196,414
  Paid-in capital.......................      91,836,382
  Retained earnings.....................      23,068,600
                                           -------------
          Total stockholders' equity....     115,101,396
                                           -------------
          Total liabilities and
           stockholders' equity.........   $ 508,769,724
                                           =============

  The accompanying notes to financial statements are an integral part of these statements.

                               OCEAN ENERGY, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                              THREE MONTHS ENDED
                                                   MARCH 31,
                                          ---------------------------
                                             1997            1996
                                          -----------     -----------
Oil and gas sales.......................  $64,476,673     $36,828,857
Operating expenses:
  Lease operations......................   12,710,704       8,445,683
  Severance taxes.......................    2,672,434       2,885,699
  Depreciation, depletion and
     amortization.......................   22,895,295      14,350,248
                                          -----------     -----------
          Total operating expenses......   38,278,433      25,681,630
General and administrative expenses.....    4,355,141       3,257,725
Interest expense........................    6,460,184       4,511,758
Other expense (income)..................     (506,926)        257,922
                                          -----------     -----------
Net income before income taxes..........   15,889,841       3,119,822
Income tax expense......................    5,958,690       1,219,314
                                          -----------     -----------
Net income..............................  $ 9,931,151     $ 1,900,508
                                          ===========     ===========
Earnings per common share:
  Primary...............................  $      0.48     $      0.12
  Fully diluted.........................         0.48            0.12
Weighted average common and common
  equivalent shares outstanding:
  Primary...............................   20,890,124      16,093,171
  Fully diluted.........................   20,890,124      16,269,574

  The accompanying notes to financial statements are an integral part of these statements.

                               OCEAN ENERGY, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                THREE MONTHS ENDED
                                                    MARCH 31,
                                          ------------------------------
                                              1997              1996
                                          -------------     ------------
Operating activities:
  Net income............................  $   9,931,151     $  1,900,508
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation, depletion and
       amortization:
       Oil and gas properties...........     22,895,295       14,350,248
       Furniture and equipment..........        520,137          293,461
     Deferred hedge revenue.............        (33,333)        (117,583)
     Deferred tax expense...............      5,950,693        1,201,127
  Changes in operating assets and
     liabilities:
     Accrued interest...................      8,118,300        1,867,443
     Receivables........................      6,354,012           84,713
     Prepaid expenses...................       (141,470)        (430,304)
     Other current assets...............       (824,802)        (653,284)
     Accounts payable and accrued
       liabilities......................       (549,659)       1,338,151
     Oil and gas sales payable..........     (1,727,050)         (44,017)
                                          -------------     ------------
Net cash provided by operating
  activities............................     50,493,274       19,790,463
                                          -------------     ------------
Investing activities:
  Additions to oil and gas properties
     and furniture and equipment........   (106,091,449)     (13,924,974)
  Increase in restricted deposits.......       (544,457)        (512,203)
  Proceeds from sale of oil and gas
     properties.........................     33,480,000               --
                                          -------------     ------------
Net cash used in investing activities...    (73,155,906)     (14,437,177)
                                          -------------     ------------
Financing activities:
  Sale of stock.........................         16,924       62,123,504
  Borrowings on notes payable...........     52,500,000       21,000,000
  Payments of notes payable.............    (35,604,634)     (66,215,526)
  Deferred financing costs..............        331,836          152,196
                                          -------------     ------------
Net cash provided by financing
  activities............................     17,244,126       17,060,174
                                          -------------     ------------
Increase (decrease) in cash and cash
  equivalents...........................     (5,418,506)      22,413,460
Cash and cash equivalents, beginning of
  the period............................      5,758,978          212,238
                                          -------------     ------------
Cash and cash equivalents, end of the
  period................................  $     340,472     $ 22,625,698
                                          =============     ============
Interest paid during the period.........  $     231,713     $  3,176,883
                                          =============     ============

  The accompanying notes to financial statements are an integral part of these statements.

                               OCEAN ENERGY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL INFORMATION

     The consolidated financial statements included herein have been prepared by Ocean Energy, formerly Flores & Rucks, Inc. (the "Company"), without audit and include all adjustments (of a normal and recurring nature) which are, in the opinion of management, necessary for the fair presentation of interim results which are not necessarily indicative of results for the entire year. The financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's latest annual report.

2. EARNINGS PER SHARE

     Earnings per share applicable to common stock are based on the weighted average number of shares of common stock outstanding for the periods, including common equivalent shares which reflect the dilutive effect of stock options granted to certain employees and outside directors on various dates through March 31, 1997. As of March 31, 1997 and 1996, the Company had 1,896,602 and 1,498,835 stock options outstanding, respectively. The table below reflects the weighted average common, primary and fully diluted shares outstanding for the 1997 and 1996 periods.

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Weighted average common shares outstanding................    19,640,709    15,688,083
Primary common equivalent shares..........................     1,249,415       405,088
                                                              ----------    ----------
Weighted average common and primary common equivalent
  shares outstanding......................................    20,890,124    16,093,171
Additional fully diluted shares...........................            --       176,403
                                                              ----------    ----------
Weighted average common and fully diluted common
  equivalent shares outstanding...........................    20,890,124    16,269,574
                                                              ==========    ==========

     In February, 1997, the Financial Accounting Standards Board issued Statement No. 128 ("SFAS 128"), "Earnings Per Share", which simplifies the computation of earnings per share ("EPS"). SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement for all prior period EPS data presented. Pro forma EPS and EPS assuming dilution calculated in accordance with SFAS 128 was $0.51 per share and $0.48 per share, respectively, for the three months ended March 31, 1997, and $0.12 per share and $0.12 per share, respectively, for the three months ended March 31, 1996.

3. HEDGING ACTIVITIES

     The Company hedges certain of its production through master swap agreements ("Swap Agreements"). The Swap Agreements provide for separate contracts tied to the NYMEX light sweet crude oil and natural gas futures contracts. The Company has contracts which contain specific contracted prices ("Swaps") that are settled monthly based on the differences between the contract prices and the average NYMEX prices for each month applied to the related contract volumes. To the extent the average NYMEX price exceeds the contract price, the Company pays the spread, and to the extent the contract price exceeds the average NYMEX price the Company receives the spread. In addition, the Company has combined contracts which have agreed upon price floors and ceilings ("Costless Collars"). To the extent the average NYMEX price exceeds the contract ceiling, the Company pays the spread between the ceiling and the average NYMEX price applied to the related contract volumes. To the extent the contract floor exceeds the average NYMEX price the Company receives the spread between the contract floor and the average NYMEX price applied to the related contract volumes. Under the terms of the Swap Agreements, each counterparty has extended the Company a

                               OCEAN ENERGY, INC.

$5 million line of credit for use in conjunction with its hedging activities. As of May 6, 1997, the fair market value of all contracts covered by the Swap Agreements was approximately $.1 million.

     As of March 31, 1997, the Company's open forward position on its outstanding crude oil Swaps was as follows:

                                                               AVERAGE
                        YEAR                          MBBLS     PRICE
                        ----                          -----    -------
1997................................................  1,425    $19.80
1998................................................   300     $18.55
1999................................................   300     $18.55
2000................................................   300     $18.55
                                                      -----    ------
Total...............................................  2,325    $19.31
                                                      =====    ======

     The Company currently has no outstanding natural gas Swaps.

     As of March 31, 1997, the Company's open forward position on its outstanding Costless Collars was as follows:

                                    EFFECTIVE         CONTRACTED    CONTRACTED    CONTRACTED
                                ------------------     VOLUMES        FLOOR        CEILING
            YEAR                FROM      THROUGH      (MBBLS)        PRICE         PRICE
            ----                -----    ---------    ----------    ----------    ----------
1997........................    April      June          600          $20.00        $24.25
1997........................    April      June          300          $20.00        $25.20
1997........................    April      June           75          $20.00        $24.90
1997........................    July     September       900          $20.00        $24.40

     On March 7, 1997, the Company entered into a basis swap for 9,000 barrels of oil per month for the period April 1997, through July 1997, with a fixed price of ($0.11) per barrel basis differential between the monthly calendar average of Platt's Louisiana Light Sweet and Platt's West Texas Intermediate crude oil prices.

     In addition, on April 7, 1997, the Company entered into a field diesel swap for 150,000 gallons per month for the month of April 1997, and August 1997 through March 1998, relating to expected future diesel needs. This swap obligates the Company to make or receive payments on the last day of each respective calendar month based on the difference between $0.5425 per gallon and the average of the daily settlement price per gallon for the respective calendar month Platt's Gulf Coast Pipeline mean high sulfur No. 2 oil contract.

4. INVESTMENTS IN OIL AND GAS PROPERTIES

     On January 3, 1997, the Company completed the sale of its interest in the South Marsh Island 269 field, located in federal waters offshore Louisiana. The Company realized proceeds of $37.2 million from the sale. The Company owned a non-operated working interest of approximately 20% in three blocks in the field. No gain or loss was recognized on the sale.

     On March 7, 1997, the Company completed an acquisition of certain interests in various state leases in the Main Pass Block 69 field, offshore Plaquemines Parish, Louisiana for a net purchase price of $55.9 million (the "Main Pass Acquisition"). The acquisition included interests in 27 producing wells located on 5,898 gross acres situated contiguous to the Company's pre-existing Main Pass 69 holdings. Following the acquisition, the Company owns a 100% working interest in the 27 wells.

================================================================================

  ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                           By Mail or Hand Delivery:
                       State Street Bank & Trust Company
777 Main Street, MSN 238 Hartford, Connecticut 06115 Attention: Elizabeth Hammer

                           By Facsimile Transmission:
                        (for Eligible Institutions only)
                                 (860)986-7920
                          Attention: Elizabeth Hammer
                              Confirm by Telephone
                                 (860)986-2064

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight delivery, or registered or certified mail.)

                            ------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION TO BUY, THE NOTES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

================================================================================

================================================================================

                                  $200,000,000

                                 EXCHANGE OFFER

                              [OCEAN ENERGY, INC.]

                        8 7/8% SENIOR SUBORDINATED NOTES
                               DUE 2007, SERIES B
                       ---------------------------------

                                   PROSPECTUS

                       ---------------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
Disclosure Regarding Forward-Looking
  Statements..........................    13
Risk Factors..........................    13
The Exchange Offer....................    20
Use of Proceeds.......................    29
Capitalization........................    29
Selected Historical Financial and
  Operating Data......................    30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    32
Business..............................    44
Management............................    59
Description of the Notes..............    61
Plan of Distribution..................    99
Legal Matters.........................    99
Experts...............................    99
Available Information.................   100
Incorporation of Certain Documents by
  Reference...........................   100
Glossary of Certain Oil and Gas
  Terms...............................   101
Index to Financial Statements.........   F-1

                                                                          , 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding inferred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 7(d) of the Company's Certificate of Incorporation states that:

          "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the

     General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     Section 7(c) of the Company's Certificate of Incorporation and Article IX of the Company's Bylaws further provides that the Company shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to such provision, the Company has entered into agreements with its officers and directors which provide for indemnification of such persons.

     The Company maintains $15.0 million in insurance coverage providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits or proceeds in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of the Company. The policies also reimburse the Company for liability incurred in the indemnification of its directors and officers.

     The Company has entered into indemnification agreements with its directors and certain executive officers which provide for indemnification of such persons to the fullest extent allowed by Delaware law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following is a complete list of Exhibits filed as part of, or incorporated by reference into, this Registration Statement:

        EXHIBIT                                  DESCRIPTION
         NUMBER                                   OF EXHIBIT
        -------                                  -----------

          4.1            -- Indenture, dated as of July 2, 1997 between Ocean Energy,
                            Inc. and State Street Bank & Trust Company, as Trustee,
                            with respect to the 8 7/8% Senior Subordinated Notes Due
                            2007 (including form of 8 7/8% Senior Subordinated Note
                            Due 2007).
          4.2            -- Registration Rights Agreement, dated as of July 2, 1997, among Ocean Energy, Inc., as issuer, and Merrill Lynch &
                            Co., Bear Stearns & Co. Inc., Chase Securities Inc.,
                            Lehman Brothers and Morgan Stanley Dean Witter.
          5.1            -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
         12.1            -- Computation of ratio of earnings to fixed charges.
         23.1            -- Consent of Arthur Andersen LLP.
         23.2            -- Consent of Andrews & Kurth L.L.P. (included in Exhibit
                            5.1).
         23.3            -- Consent of Netherland, Sewell & Associates.
         24.1            -- Power of Attorney (set forth on the signature pages
                            contained in Part II of this Registration Statement).
         25.1            -- Statement of Eligibility and Qualification of Form T-1 of
                            State Street Bank & Trust Company.
         99.1            -- Form of Letter of Transmittal.
         99.2            -- Form of Notice of Guaranteed Delivery.

FINANCIAL STATEMENT SCHEDULES

     None.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 30th day of July, 1997.

                                        OCEAN ENERGY, INC., a Delaware
                                        corporation

                                        By:       /s/ JAMES C. FLORES
                                           -------------------------------------
                                                      James C. Flores
                                           Chairman of the Board, President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each of the undersigned officers and directors of Ocean Energy, Inc. (the "Company") hereby constitutes and appoints James C. Flores, Robert L. Belk and Robert K. Reeves, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

                      SIGNATURE                                        TITLE                          DATE
                      ---------                                        -----                          ----

                 /s/ JAMES C. FLORES                     Chairman of the Board of                July 30, 1997
-----------------------------------------------------    Directors, President and Chief
                   James C. Flores                       Executive Officer (Principal
                                                         Executive Officer)

                 /s/ ROBERT L. BELK                      Executive Vice President, Chief         July 30, 1997
-----------------------------------------------------    Financial Officer, Treasurer and
                   Robert L. Belk                        Director (Principal Financial and
                                                         Accounting Officer)

            /s/ RICHARD G. ZEPERNICK, JR.                Executive Vice President --             July 30, 1997
-----------------------------------------------------    Exploration & Production and
              Richard G. Zepernick, Jr.                  Director

              /s/ THOMAS D. CLARK, JR.                   Director                                July 30, 1997
-----------------------------------------------------
                Thomas D. Clark, Jr.

               /s/ CHARLES F. MITCHELL                   Director                                July 30, 1997
-----------------------------------------------------
                 Charles F. Mitchell

              /s/ WILLIAM W. RUCKS, IV                   Director                                July 30, 1997
-----------------------------------------------------
                William W. Rucks, IV

                /s/ MILTON J. WOMACK                     Director                                July 30, 1997
-----------------------------------------------------
                  Milton J. Womack

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believes that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 30th day of July, 1997.

                                        OCEAN ENERGY, INC., a Louisiana
                                        corporation

                                        By:       /s/ JAMES C. FLORES
                                           -------------------------------------
                                                      James C. Flores
                                           Chairman of the Board, President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints James C. Flores and Robert K. Reeves and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

                      SIGNATURE                                        TITLE                          DATE
                      ---------                                        -----                          ----

                 /s/ JAMES C. FLORES                     Chairman of the Board of                July 30, 1997
-----------------------------------------------------    Directors, President and Chief
                   James C. Flores                       Executive Officer (Principal
                                                         Executive Officer)

                 /s/ ROBERT L. BELK                      Executive Vice President, Chief         July 30, 1997
-----------------------------------------------------    Financial Officer, Treasurer and
                   Robert L. Belk                        Director (Principal Financial and
                                                         Accounting Officer)

            /s/ RICHARD G. ZEPERNICK, JR.                Executive Vice President --             July 30, 1997
-----------------------------------------------------    Exploration & Production and
              Richard G. Zepernick, Jr.                  Director

                               INDEX TO EXHIBITS

        EXHIBIT                                  DESCRIPTION
         NUMBER                                   OF EXHIBIT
        -------                                  -----------

          4.1            -- Indenture, dated as of July 2, 1997 between Ocean Energy,
                            Inc. and State Street Bank & Trust Company, as Trustee,
                            with respect to the 8 7/8% Senior Subordinated Notes Due
                            2007 (including form of 8 7/8% Senior Subordinated Note
                            Due 2007).
          4.2            -- Registration Rights Agreement, dated as of July 2, 1997, among Ocean Energy, Inc., as issuer, and Merrill Lynch &
                            Co., Bear Stearns & Co. Inc., Chase Securities Inc.,
                            Lehman Brothers and Morgan Stanley Dean Witter.
          5.1            -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
         12.1            -- Computation of ratio of earnings to fixed charges.
         23.1            -- Consent of Arthur Andersen LLP.
         23.2            -- Consent of Andrews & Kurth L.L.P. (included in Exhibit
                            5.1).
         23.3            -- Consent of Netherland, Sewell & Associates.
         24.1            -- Power of Attorney (set forth on the signature pages
                            contained in Part II of this Registration Statement).
         25.1            -- Statement of Eligibility and Qualification of Form T-1 of
                            State Street Bank & Trust Company.
         99.1            -- Form of Letter of Transmittal.
         99.2            -- Form of Notice of Guaranteed Delivery.